 As filed with the Securities and Exchange Commission on January 31, 2000
                                                     Registration No. 333-93015
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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                ---------------

                             Amendment No. 2
                                      To
                                   FORM S-1
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                                ---------------
                             HOMEGROCER.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                ---------------

             Delaware                            5411                          91-1863408
 (State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)         Identification Number)

                            10230 N.E. Points Drive
                          Kirkland, Washington 98033
                                (425) 201-7500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                               Mary Alice Taylor
                             HomeGrocer.com, Inc.
                            Chief Executive Officer
                            10230 N.E. Points Drive
                          Kirkland, Washington 98033
                                (425) 201-7500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                  COPIES TO:

            William W. Ericson, Esq.                        Daniel G. Kelly, Jr., Esq.
            Sonya F. Erickson, Esq.                           DAVIS POLK & WARDWELL
               VENTURE LAW GROUP                               1600 El Camino Real
           A Professional Corporation                          Menlo Park, CA 94025
              4750 Carillon Point
               Kirkland, WA 98033

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
                                                                        Proposed
                                                         Proposed        maximum
                                           Amount        maximum        aggregate      Amount of
        Title of each class of             to be      offering price    offering      registration
     securities to be registered       registered(1)   per unit(2)      price(2)         fee(3)
--------------------------------------------------------------------------------------------------
Common Stock, no par value...........    25,300,000       $12.00     $303,600,000.00    $80,151
--------------------------------------------------------------------------------------------------

(1) Includes 3,300,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) Includes $66,000 previously paid by the registrant in connection with the filing of the registration statement on December 17, 1999.
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
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                               Explanatory Note

   This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of           shares of common stock. The second prospectus relates
to a concurrent offering outside the United States and Canada of an aggregate
of           shares of common stock. The prospectuses for each of the U.S.
offering and the international offering will be identical with the exception of an alternate front cover page for the international offering. This alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued               , 2000

                             22,000,000 Shares

                            [LOGO OF HOMEGROCER.COM]

                                  Common Stock

                                 ------------

HomeGrocer.com, Inc. is offering 22,000,000 shares of common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $10 and $12 per share.

                                 ------------

We will apply to list our common stock on the Nasdaq National Market under the symbol "HOMG."

                                 ------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                 ------------

                              PRICE $      A SHARE

                                 ------------

                                                    Underwriting
                                          Price to  Discounts and  Proceeds to
                                           Public    Commissions  HomeGrocer.com
                                          --------  ------------- --------------
Per Share................................   $           $             $
Total.................................... $           $             $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HomeGrocer.com has granted the underwriters the right to purchase up to an additional 3,300,000 shares to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on
         , 2000.

                                 ------------

MORGAN STANLEY DEAN WITTER                          DONALDSON, LUFKIN & JENRETTE

CHASE H&Q

            BANC OF AMERICA SECURITIES LLC

                                                            J.C. BRADFORD & CO.

MORGAN STANLEY DEAN WITTER ONLINE                             DLJdirectINC.

     , 2000

                               TABLE OF CONTENTS

                                      Page                                           Page
                                      ----                                           ----
Prospectus Summary..................    3        Business...........................   29
Risk Factors........................    6        Management.........................   42
Special Note Regarding Forward-                  Related Party Transactions.........   57
 Looking Statements.................   19        Principal Stockholders.............   60
Use of Proceeds.....................   19        Description of Capital Stock.......   62
Dividend Policy.....................   19        Shares Eligible for Future Sale....   66
Capitalization......................   20        Material U.S. Federal Tax
Dilution............................   21         Considerations for Non-U.S.
Selected Financial Data.............   22         Holders...........................   68
Management's Discussion and Analysis             Underwriters.......................   70
 of Financial Condition and Results              Legal Matters......................   72
 of Operations......................   23        Experts............................   72
                                                 Additional Information Available to
                                                  You...............................   73
                                                 Index to Financial Statements......  F-1

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

   For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

   Until      , 2000, 25 days after commencement of the offering, all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   "HomeGrocer," "HomeGrocer.com," "Peach Party," "here comes the grocery store" and the HomeGrocer.com corporate logo are trademarks of HomeGrocer.com. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

   Unless otherwise indicated, all information contained in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  . assumes our anticipated reincorporation from Delaware to Washington upon effectiveness of this offering;

  . reflects the 2-for-1 stock split of the common stock effected in November 1999; and

  . gives effect to the conversion of all outstanding shares of preferred stock into 73,206,738 shares of common stock effective upon the closing of this offering.

Gatefold

The gatefold includes five photographs of the following:

     1. A woman and child sitting at a computer with the caption "Convenient online shopping;"

     2. HomeGrocer employees performing tasks in a customer fulfillment center with the caption "Efficient order fulfillment system;"

     3. A HomeGrocer truck driving through a neighborhood with the caption "Custom designed tri-temperature trucks for product freshness;"

     4. A screen shot of HomeGrocer's web site with the caption "Easy to navigate web site;" and

     5. A HomeGrocer.com delivery person bringing bags of groceries to a customer's kitchen counter with the caption "Friendly, professional drivers bring the groceries right to the kitchen."

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding HomeGrocer.com and our financial statements and the related notes appearing elsewhere in this prospectus.

                              HomeGrocer.com

Our Business

   HomeGrocer.com is a leading retailer of grocery and other consumer products on the Internet. Using our state-of-the-art distribution system, we offer next-day home delivery of high quality products at prices comparable to local supermarkets. Our product selection currently includes fresh fruit, vegetables, dairy products, baked goods, meat, fish and a wide assortment of non-perishable items and household products. We also offer health and beauty products, wine and beer, fresh flowers, pet products, home office supplies, postage stamps, seasonal items and top-selling books, video games and movies. Since January 1, 1999, we have made deliveries to over 55,000 different households.

   We have rapidly expanded since our initial launch of service in June 1998 and currently serve customers in three markets: Seattle, Washington; Portland, Oregon; and Orange County/Los Angeles, California. We expect to begin service in eight to ten additional metropolitan areas in the next twelve months. We incurred net losses of $7.9 million for the fiscal year ended January 2, 1999 and $78.0 million for the fiscal year ended January 1, 2000. Because of the start-up expenses at the numerous customer fulfillment centers that we intend to open over the next few years, we expect to incur substantial losses and negative operating cash flow for the foreseeable future. As of January 1, 2000, we had an accumulated deficit of $87.3 million.

Our Market Opportunity

   We believe a significant market opportunity exists for an online store that can offer consumers an Internet shopping experience for grocery and other consumer products. Most consumers dislike the traditional grocery shopping experience. Online grocery shopping has the opportunity to eliminate many of the burdens of the traditional grocery shopping experience. Forrester Research estimates that online grocery shopping in the United States will grow from a $513 million market in 1999 to a $16.9 billion market by 2004 and that online sales of health and beauty products, another market that we address, will grow from $509 million in 1999 to $10.3 billion in 2004.

Our Strategy

   Our goal is to be our customers' preferred regular supplier of a wide range of consumer products. Our web site is designed to reduce average shopping time by creating an easy to use, interactive and customized format for each customer. Our professional buyers purchase high quality products available from premium specialty suppliers and local sources, in addition to national suppliers. Our delivery staff is selected and trained to deliver friendly, efficient and reliable customer service. We believe that our success in reliably delivering quality groceries into the home provides us with a strong platform to expand into other product and service areas. In addition, we believe our technology and the design of our customer fulfillment centers permit us to rapidly expand our service into new markets. Amazon.com, our largest shareholder, has agreed to introduce our service to its customers residing in our service areas under our agreement with them.

Our History

   We were incorporated in British Columbia, Canada in January 1997, reincorporated in Delaware in September 1997 and plan to reincorporate in Washington in the first quarter of 2000. Our principal executive offices are located at 10230 N.E. Points Drive, Kirkland, Washington 98033, and our telephone number is (425) 201-7500. Information contained in our web site at www.homegrocer.com does not constitute part of this prospectus.

                                  THE OFFERING

 Common stock offered....................... 22,000,000 shares
 Common stock to be outstanding after the
  offering.................................. 124,812,274 shares
 Use of proceeds............................ Finance the first phase of a national expansion, including the establishment of
                                             new customer fulfillment centers, and other
                                             general corporate purposes
 Proposed Nasdaq National Market symbol..... HOMG

   The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at January 1, 2000. This number does not take into account 5,886,342 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.69 per share, 2,749,248 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $1.00 per share and 1,787,122 shares of common stock available for grant under our stock plans at January 1, 2000.

                             SUMMARY FINANCIAL DATA

   The following table contains summary financial data for HomeGrocer.com. You should read this information along with our financial statements and related notes included elsewhere in this prospectus.

                                       51 Weeks From    52 Weeks    52 Weeks
                                      January 15, 1997   Ended       Ended
                                       (Inception) to  January 2,  January 1,
                                      January 3, 1998     1999        2000
                                      ---------------- ----------  ----------
                                       (in thousands, except share and per
                                                  share amounts)
Statement of Operations Data:
Net sales............................    $      --     $    1,094  $   21,648
Cost of sales........................           --          1,018      19,515
                                         ----------    ----------  ----------
  Gross profit.......................           --             76       2,133
Selling, general, and administrative
 expenses............................         1,064         7,455      59,208
Stock-based compensation expense.....           230           412      22,201
                                         ----------    ----------  ----------
  Loss from operations...............        (1,294)       (7,791)    (79,276)
Other income/(expense), net..........           (61)         (118)      1,240
                                         ----------    ----------  ----------
  Net loss...........................    $   (1,355)   $   (7,909)    (78,036)
                                         ==========    ==========  ==========
Basic and diluted net loss per
 share...............................    $    (0.14)   $    (0.72) $    (5.17)
                                         ==========    ==========  ==========
Pro forma basic and diluted net loss
 per share (1).......................                              $    (1.19)
                                                                   ==========
Weighted average shares outstanding
 used to compute basic and diluted
 net loss per share..................    10,034,721    11,044,174  15,102,698
                                         ==========    ==========  ==========
Weighted average shares outstanding
 used to compute pro forma basic and
 diluted net loss per share (1)......                              65,382,807
                                                                   ==========

   The actual column in the following table sets forth HomeGrocer.com's summary balance sheet data as of January 1, 2000. The pro forma as adjusted column reflects the conversion of all outstanding shares of preferred stock into 73,206,738 shares of common stock and the sale of 22,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share and the application of our estimated net proceeds.

                                                            At January 1, 2000
                                                           --------------------
                                                                     Pro Forma
                                                            Actual  As Adjusted
                                                           -------- -----------
                                                              (in thousands)
Balance Sheet Data:
Cash and cash equivalents and marketable securities....... $ 77,568  $303,740
Working capital...........................................   66,593   293,076
Total assets..............................................  146,929   372,514
Long-term obligations, less current portion...............   17,790    17,790
Total shareholders' equity................................  112,147   338,227

--------
(1) See note 1 of notes to financial statements for an explanation of the determination of the number of weighted average shares used to compute pro forma net loss per share amounts.

                                  RISK FACTORS

   This offering and an investment in our common stock involves a high degree of risk. You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline if any of these risks materializes, and investors could lose all or part of their investment. You also should refer to the other information appearing elsewhere in this prospectus, including our financial statements and the related notes.

We anticipate significant increases in our operating expenses and continuing losses for the foreseeable future.

   We incurred net losses of $7.9 million, or 723% of our revenues, for the fiscal year ended January 2, 1999 and $78.0 million, or 360% of our revenues, for the fiscal year ended January 1, 2000. We intend to open one or more customer fulfillment centers in each of eight to ten new markets within the next twelve months. Because all of our customer fulfillment centers have lost money over their first several quarters of operation and none are yet profitable, we anticipate that our net losses for the fiscal year ended December 30, 2000 will be significantly greater than in prior years. As of January 1, 2000, we had an accumulated deficit of $87.3 million. Although we cannot be certain of the size of the capital commitment we will make and the operating expenses we will incur, we expect the expansion will include:

  . approximately $4 to $7 million to equip each new customer fulfillment center in additional geographic markets;


  .  brand development, marketing and other promotional activities; and

  . continued investment in our computer network, web site, warehouse management and order fulfillment systems and delivery and corporate infrastructure.

   We anticipate using the proceeds of this offering, our revenues from operations and funds from future debt and equity offerings to finance these expenses. We expect to continue to experience substantial operating losses on a quarterly and annual basis for the foreseeable future. At current numbers of customers and orders, the geographic density of customers and productivity of employees, we are not profitable.

We are an early stage company operating in the e-commerce market, which makes it difficult for investors to evaluate our business and prospects.

   Prior to June 1998, we were focused on developing our web site and constructing and equipping our first customer fulfillment center serving the Seattle, Washington area. We did not begin commercial operations in the Seattle area until June 1998, the Portland, Oregon area until May 1999, and the Orange County, California area until September 1999. Our limited operating history makes it difficult to evaluate our financial results and future plans. You must consider our business and prospects in light of the risks and difficulties we encounter as an early stage company in the new and rapidly evolving market of e-commerce. Our failure to address such risks and difficulties could hurt our business.

If a sufficient number of grocery shoppers do not accept our online shopping service, we may never become profitable.

   We have not operated profitably to date. If we do not achieve and maintain customer volumes and sufficient density of our deliveries in our market areas at a reasonable cost, we will not be able to increase our revenues or achieve profitability. The market for e-commerce is new and rapidly evolving. It is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly in the home delivery industry. Our success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a means of buying groceries and other products and services. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping for groceries and other consumer products. Even if we are successful in attracting online customers, we expect that it may take several years to achieve a sufficient base of customers in a given market. Specific factors that could prevent widespread customer acceptance include:

  . prolonged delivery time compared to the immediate receipt of products at a traditional store;

  . perceptions that online delivery services are premium services and therefore may be more expensive than traditional grocery stores;

  . customers' desire to see and touch products, particularly fresh produce, prior to purchase;

  .  product selection that is less varied than customers desire;

  .  perceived or actual lack of security or privacy of online transactions;
     and

  .  difficulties in making accurate and timely deliveries to customers.

   Moreover, the growth of our business will depend on the growth of the number of consumers who have access to personal computers or other systems that can access the Internet. If e-commerce, especially in the grocery industry, does not achieve high levels of demand and market acceptance, we may never become profitable.

Our customer fulfillment center and delivery service model may not be readily or cost-effectively replicable in additional geographic markets; as a result, we may fail to expand our business effectively.

   A critical part of our business strategy is to expand our business by opening customer fulfillment centers in additional geographic markets at a rapid pace. Our expansion strategy is dependent upon our ability to replicate our customer fulfillment center and delivery service model in a timely and cost-effective manner. Our strategy of using proprietary technology that can be implemented in pre-existing warehouses to quickly open customer fulfillment centers may not be as effective as we anticipate. In addition, our existing customer fulfillment centers have been limited to locations on the west coast, and we may fail to recognize specific issues associated with expansion beyond the west coast. Because our three principal customer fulfillment centers have been operational for less than six months, we have not yet demonstrated whether our customer fulfillment centers and delivery service model are in fact readily and cost-effectively replicable for long-term use or across additional markets. If we fail to launch our service in new markets in a timely and cost effective manner or if the market fails to accept our new services, we may not generate the revenue we expect, and we could incur substantial additional operating costs.

We may be unable to upgrade our existing technology in a cost-effective and efficient manner to accommodate the increased volumes of Internet traffic and transactions that may arise from our expansion, which could hurt our business.


   The launch of the HomeGrocer.com service in additional metropolitan locations may require us to expand and upgrade our technology, including our integrated set of software tools and business processes for delivery management, web site production, customer service and order fulfillment. Our existing technology may not be able to accommodate increased volumes of traffic and transactions that may arise in the future from our expansion into other metropolitan locations. To the extent that customer traffic grows substantially, we will need to expand the capacity of our web site and transaction processing systems to accommodate a larger number of customers. If we are unable to upgrade our technology, we may suffer from unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information. We may not accurately predict the rate or timing of increases in the use of our web site to allow us to effectively upgrade or expand our transaction processing systems. Upgrading our current technology could result in material expenses. If we fail to cost-effectively and efficiently upgrade and expand our current technology, our business will suffer.

Expansion of our service in additional geographic markets may place a greater than expected strain on our personnel and systems and jeopardize future scheduled expansion.

   The strain placed on our employees, management and systems by simultaneous launches of the HomeGrocer.com service in multiple metropolitan locations may jeopardize future scheduled launches or the quality of our service in a particular location. The lack of sufficient resources to operate in multiple locations could cause our quality of service or number of customers to decline. If we fail to adequately predict and maintain the personnel and systems necessary to successfully manage multiple customer fulfillment centers, we may be forced to delay our expansion and our business will suffer.

We may incur unexpected costs or face substantial delays in finding adequate facilities for our customer fulfillment centers, which could hurt our business.

   Much of our expansion is dependent on our ability to locate and lease suitable sites for additional customer fulfillment centers. We may be unable to find adequate facilities to lease that meet our timing, location and cost expectations. Even if we are able to locate an adequate facility, we may face additional delays and costs in negotiating and reviewing the lease agreement, examining the site for compliance with governmental regulations, such as zoning and environmental compliance, and procuring the necessary permits for our operation. If we incur significant unexpected costs or face substantial delays in finding adequate facilities for our customer fulfillment centers, we may never achieve profitability.

We have limited experience in managing geographically diverse operations, which may inhibit our growth.

   Although we have expanded geographically, we have limited experience operating or managing customer fulfillment centers in multiple regions .To date, our existing customer fulfillment centers have been limited to locations on the west coast of the United States, and we may fail to address different shopping patterns or regional tastes in our service or product offering when we expand beyond the west coast. If we fail to adequately adjust our business plans to account for differences in regional preferences, we may not attract the customers we need and our business would suffer. Accordingly, the success of our current and planned expansion into new geographic regions will depend upon a number of factors, including:

  . our ability to integrate the operations of new customer fulfillment centers into our existing operations;

  . our ability to address regional differences between our customer fulfillment centers;

  . our ability to coordinate and manage distribution operations in multiple, geographically distant locations; and

  . our ability to establish and maintain adequate management and information systems and financial controls.

   Our failure to successfully address these factors could inhibit our growth.

If we encounter operational difficulties, our business could suffer erosion of customer trust and loss of income.

   Our business relies on complex systems to manage the process from the receipt of orders to the delivery of goods to our customers. The satisfactory performance, reliability and availability of our web site and transaction processing systems are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

   Our web site has experienced numerous outages since inception. Prior to December 1, 1999, outage and impact data was not collected systematically, however system outages of over three hours occurred at least three times in the first eleven months of 1999. From December 1, 1999 to January 22, 2000, there were 13 web site outages that totaled 515 minutes. The longest of these systems outages was 2 hours and 12 minutes.

   In addition to outages, we occasionally experience periods of slow site response times. We have, from time to time, also experienced operational "bugs" in our systems and technologies that have resulted in order errors, such as missing items and delays in deliveries. Operational bugs may arise from one or more factors including mechanical equipment failures, computer server or system failures, network outages, software bugs, power failures and human error. We may not be able to correct every problem in a timely manner. We expect bugs to continue to occur from time to time and our operations may experience significant inefficiencies or failures. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. If we are unable to meet customer demand or service expectations as a result of operational issues, we may be unable to develop customer relationships that result in repeat orders, which would hurt our business.

Our communications hardware is located at a third party hosting provider and natural disasters and any other unanticipated problems faced by our hosting provider may reduce our capacity or damage our systems.

   Our communications hardware and other computer hardware operations are located at a web site hosting provider in Seattle, Washington. The hardware for our warehouse management and inventory system is maintained in our corporate data center in Kirkland, Washington. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems or cause them to fail completely. In addition, our hosting provider is responsible for the allocation of our system capacity and any unanticipated problems with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers could reduce our system capacity. As of January 1, 2000, we use less than ten percent of our system capacity and our maximum system use for any five-minute period has been 30% of our system capacity. We estimate we currently have sufficient system capacity to process over 4,000 orders per day, and with the addition of off-the-shelf hardware could process approximately 24,000 orders per day. Natural disasters and any other unanticipated problems faced by our hosting provider could adversely impact the customer shopping experience and, consequently, our business.

We will need substantial additional capital to fund our operations and planned expansion, and we cannot be sure that additional financing will be available.

   We require substantial amounts of working capital to fund our business. In addition, the opening of new customer fulfillment centers and the continued development of our order fulfillment and delivery systems require significant amounts of capital. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings, debt financing and equipment leases. We expect to require substantial additional capital to fund our expansion program and operating expenses beyond those raised in this offering. Our future capital needs will be highly dependent on the number and actual cost of additional customer fulfillment centers we open, the timing of openings and the success of our facilities once they are launched. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our expansion plans or sell assets. Any of these events would have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits. In addition, if we raise additional funds through the issuance of equity, debt or other securities, those securities may have rights, preferences or privileges senior or equal to those of the rights of our common stock and our stockholders may experience dilution.

Our limited operating history makes it difficult for us to forecast our future financial results.

   As a result of our limited operating history, it is difficult to accurately forecast our total revenue, revenue per customer fulfillment center, gross and operating margins, real estate and labor costs, average order size, number of orders per day and other financial and operating data. We have a limited amount of meaningful historical financial data upon which to base planned operating expenses. Sales and operating results are difficult to forecast because they generally depend on the growth of our customer base and the volume of the orders we receive, as well as the mix of products sold. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability to accurately forecast our results could cause our net losses in a given quarter to be greater than expected and could cause a decline in the trading price of our common stock.

Our quarter-to-quarter operating results are expected to be volatile and difficult to predict.

   We expect our quarterly operating results to fluctuate significantly in the future based on a variety of factors including:

  . the timing of our expansion plans as we build out and begin to operate new customer fulfillment centers in additional geographic markets;

  .  changes in pricing policies or our product and service offerings;

  . our ability to manage our distribution and delivery operations to handle significant increases in the number of customers and orders or to overcome system or technology difficulties associated with these increases; and

  .  competitive factors.


   Due to these factors, we expect our operating results to be volatile and difficult to predict. As a result, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance. In addition, it is possible that in the future quarterly operating results could be below the expectations of investors of HomeGrocer.com. In that event, the price of our common stock could decline substantially.

Our quarter-to-quarter operating results are expected to fluctuate based upon seasonal purchasing patterns, and are therefore difficult to predict.

   Our quarter-to-quarter operating results are expected to fluctuate based upon seasonal purchasing patterns of our customers and the mix of groceries and other products sold by us. For instance, we expect a reduction in sales in the summer months, which is a popular vacation season in most markets, and higher sales during the weeks preceding Thanksgiving. Because of our short operating history and limited geographical experience, we may not accurately predict the seasonal purchasing patterns of our customers and may experience unexpected difficulties in matching inventory to demand by customers.

Our business will suffer if we fail to manage our growth properly.

   We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have increased our headcount substantially. Our total number of employees grew from approximately 100 on January 1, 1999 to approximately 1,060 on January 1, 2000. We plan to hire a significant number of additional employees. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our service and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force nationwide. Competition for highly skilled and customer service oriented employees is intense. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve financial success, we must:

  .  retain existing personnel;

  .  hire, train, manage and retain additional qualified personnel; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

   Our failure to do so would harm our business, decrease our revenue and hinder us from being able to achieve profitability.

If we fail to generate sufficient levels of repeat orders and market penetration, our revenues could be significantly lower than expected.

   In the online retail industry, customer attrition rates, or the rates at which subscribers cancel a service, are generally high. Although we do not charge a subscription fee for our service, we do depend upon customers to continue to order from us after their initial order is placed. We compete to retain customers once they have used our service. We currently track our repeat customers and the data we have gathered shows that since January 1, 1999, approximately 64% of our orders have been from repeat customers. A critical part of our business strategy depends on hiring, training and retaining customer friendly delivery persons to interact directly with the customer on a regular basis and promote customer loyalty. In addition, we must ensure that our customer service agents who answer telephone and email inquiries offer prompt attention and helpful information in response to our customers' concerns. If we fail to provide high quality customer care and experience significant decreases in repeat customer orders as a percentage of orders delivered, or if we are unable to establish sufficient customer loyalty needed for market penetration, our business could be hurt. Retention of customers is also dependent on operational execution. If orders are incomplete or not delivered on time, customer retention rates could decline, causing revenue and profitability to decline as well.

We face intense competition from traditional grocery retailers and anticipate increased competition from online grocery retailers in our existing and future markets.

   The grocery retailing market is extremely competitive. Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise our principal competition, although we also face substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters and drugstores. Many of our existing and potential competitors, particularly traditional grocers and retailers, have existed for a longer period of time, have greater financial resources and have more established relationships with leading manufacturers, suppliers and advertisers than we do.

   In November 1999, a traditional grocery chain, Albertson's, introduced an Internet based service in the Seattle area and Webvan, an online grocery retailer, recently announced it will introduce its online grocery service in the Seattle area sometime in 2000. We expect our competition will intensify as more traditional and online grocery retailers offer competitive services, both in Seattle and other markets.

   The number and nature of competitors and the amount of competition we will experience will vary by market area. We expect to compete with traditional grocery stores in every market, including Albertson's, Safeway, Quality Food Centers and Kroger, and other online grocers in most markets, including companies such as Webvan, Peapod, HomeRuns, ShopLink.com and Streamline.com. The principal competitive factors that affect our business are product selection, product quality, customer service, price and convenience. For traditional grocers, convenience is largely a function of location and hours of operation. For online grocers, it is primarily determined by ease of use of the web site and availability of delivery times. If we fail to effectively compete in any of these areas, we may lose existing and potential customers and face decreased demand for our products and services, which would hurt our business.

If our efforts to build strong brand identity and customer loyalty are not successful, our business will suffer.

   We believe that customers may direct future grocery purchases to those online and traditional grocers for whose brands they feel loyalty and personal affinity. If we do not increase spending substantially to create and maintain brand loyalty, we may not attract and retain consumers and respond to competitive pressures. We believe the cost of our advertising campaigns could increase substantially in the future. The costs required to successfully establish our brand may exceed the benefits associated with creating our brand identity and loyalty. If we fail to establish and maintain brand identity and brand loyalty, we may not attract the customers we need in order to be profitable.

   Customer loyalty will also depend on our success in consistently providing a high quality shopping experience for purchasing groceries and other products. If consumers do not perceive our service offerings to be of high quality, or if we introduce new services that are not favorably received by consumers, the value of the HomeGrocer.com brand could be harmed. Any loss of value of our brand could decrease the attractiveness of HomeGrocer.com to consumers, which could harm our reputation, reduce our sales and cause us to lose customers.

We do not have long term contracts with our suppliers and could face disruptions in our supply of products.

   We purchase products from a network of suppliers, wholesalers, brokers and distributors. We do not have long term or exclusive contracts with these suppliers. The loss of any of our suppliers could cause disruptions in our supply of products and harm our business. We purchase a number of top brands and high volume items directly from manufacturers and may increase our use of direct suppliers as our product volumes increase with additional customer fulfillment centers. We also utilize premium specialty suppliers and local sources for gourmet foods, traditional and organic produce, bakery items, fish and meats and floral products. From time to time, we may experience difficulty in obtaining sufficient product allocations from a key vendor. In addition, our key vendors may establish their own online retailing efforts, which may impact our ability to obtain sufficient product allocations from these vendors. Many of our key vendors also supply products to the retail grocery industry and our online competitors. If we are unable to obtain sufficient quantities of products in a timely fashion from our key vendors to meet customer demand, our business would suffer.

At each of our customer fulfillment centers, a significant percentage of our current product offering is sourced through a single supplier and the loss of that supplier could cause disruptions in our supply and harm our business.

   We are dependent on single suppliers for a significant percentage of our products. Approximately 47% of our current product offering in the Seattle and Portland markets is sourced through a single wholesaler, SuperValu. For our three new customer fulfillment centers in Orange County, Certified Grocers is our principal supplier and supplies approximately 50% of our current product offering in that market. SuperValu does not operate in Southern California and Certified Grocers does not operate in Seattle or Portland. The loss of either of these two suppliers could cause disruptions in our supply and harm our business.

The loss of the services of one or more of our key personnel would seriously harm our business.

   The loss of the services of one or more of our key personnel, including Mary Alice Taylor, our chairman and chief executive officer, and J. Terrence Drayton, our president, could seriously harm our business. We depend on the continued services and performance of our senior management and other key personnel. In addition, Mr. Drayton and Ken Deering, our vice president of Storefront, are Canadian citizens who hold visas to work in the United States. If the Immigration and Naturalization Service were to deny a renewal of either of these visas and we were to lose the services of either of these officers, our business could suffer.

We may not be able to hire and retain qualified employees necessary to support our business, which would threaten our future growth.

   Our future success depends upon attracting and retaining the continued service of our executive officers, delivery persons, and other key software development, merchandising, marketing and support personnel. Our relationships with all of our employees are at will. Additionally, there are low levels of unemployment in the Seattle, Portland, and Orange County/Los Angeles areas, as well as in many of the regions in which we plan to operate. These low levels of unemployment have led to upward pressure on wage rates, which can make it more difficult and costly for us to attract and retain qualified employees. The failure to attract and retain qualified employees, could adversely affect our business.

Several key members of our management team have only recently joined us and if they are not successfully integrated into our business or fail to work together as a management team, our business will suffer.

   Several key members of our management team have joined us since September 1, 1999, including Mary Alice Taylor, our chairman and chief executive officer, Daniel R. Lee, our senior vice president and chief financial officer, Rex L. Carter, our senior vice president of systems development & technology, Corwin
J. Karaffa, our senior vice president of operations, David A. Pace, our senior vice president of people capability, and Kristin H. Stred, our senior vice president, general counsel and secretary. If we do not effectively integrate these executives and key personnel into our business, or if they do not work together with existing personnel as a management team to enable us to implement our business strategy, our business will suffer.

We may not be able to obtain required licenses or permits for the sale of alcohol in a cost-effective manner or at all, which would hurt our sales and profitability.

   For the fiscal year ended January 1, 2000, sales of alcohol accounted for approximately 4% of our sales. We will be required to obtain state, and in some cases county and municipal, licenses and permits for the sale and delivery of alcohol in new markets. Some jurisdictions do not allow companies such as ours to sell alcohol. We cannot assure you that we will be able to obtain any or all required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the U.S. Congress is considering enacting legislation, which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol in one or more of our geographic markets or in a portion of those markets. In those locations where we cannot obtain alcohol permits or licenses, we will be unable to sell these items and will lose an opportunity to increase revenue.

We are required to verify the age of purchasers of our alcohol and tobacco products and the failure to do so may have a negative impact on our reputation and make us vulnerable to liability claims.

   We are required to verify the age of purchasers of our alcohol and tobacco products. If our delivery personnel fail to request the proper identification or if false identification cards are presented by the purchaser, we could face substantial penalties and legal liability for sales of alcohol and tobacco products to underage persons. Any inquiry or investigation from a regulatory authority could have a negative impact on our reputation and any liability claims could require us to spend significant time and money in litigation.

We may incur significant costs or experience product availability delays in complying with regulations applicable to the sale of food products, which may hurt our business.

   As of the date of this prospectus, we are not regulated by the U.S. Department of Agriculture, or USDA. Whether the handling of food items in our customer fulfillment centers, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. In the future the USDA may require costly changes to our food handling operations. We are also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that we prepare on site. Applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of items at one or more of our customer fulfillment centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. The occurrence of any of these events could delay or impair our expansion plans and could cause us to lose customers.

We depend on only five customer fulfillment centers to fulfill customer orders; the loss or interruption of operations of any of these centers could significantly harm our business.

   We currently operate five customer fulfillment centers. Of the five, one customer fulfillment center is located in the Seattle, Washington area, one customer fulfillment center is located in the Portland, Oregon area, and three customer fulfillment centers are located in the Orange County/Los Angeles, California area. Our business could be hurt if any external factors affect our current customer fulfillment centers in any of these areas. Such factors may include:

  .  prolonged power or equipment failures;

  .  traffic congestion;

  .  prolonged gasoline shortages;

  . disruptions in the transportation infrastructure including bridges, tunnels and roads;

  .  refrigeration failures; or

  . fires, floods, earthquakes, adverse weather conditions or other disasters.

   Since each of our current customer fulfillment centers is located in an earthquake-prone area, we are particularly susceptible to the risk of damage to, or total destruction of, these customer fulfillment centers and the surrounding transportation infrastructure. We may not be adequately insured to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any business interruptions caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises.

We could face liability based on the actions of our drivers.

   We use our own professional drivers to deliver products from our customer fulfillment centers to our customers as well as to transport non-perishable goods between customer fulfillment center. We may face potential liability related to the actions of our delivery drivers while on duty. For example, one of our drivers was involved in a motor vehicle accident that recently resulted in a lawsuit being filed against us for compensatory damages. This proceeding is currently pending. If negligent, illegal or unprofessional conduct of our drivers were to occur, it could harm our reputation and our business.

Our reputation and business will be harmed if our online security measures fail.

   Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We rely on security and authentication technology to perform real-time credit card authorizations. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches, and any failure to do so could hurt our reputation and business.

We may need to make costly changes in how we conduct our business if government regulation of the Internet and e-commerce increases.

   The adoption or modification of laws or regulations relating to the Internet, e-commerce and large-scale retail store operations could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for e-commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

We may face product claims that create liability and adverse publicity.

   Grocery and other related products can contain contaminants due to inherent defects in the products or improper storage or handling. If any of the products that we sell causes harm to any of our customers, we could be vulnerable to product liability lawsuits. If we are found liable under a product liability claim, or even if we successfully defend ourselves against this type of a claim, we could be forced to spend a substantial amount of money in litigation expenses, our reputation could suffer and customers may substantially reduce their orders or stop ordering from us.

If the protection of our patents, trademarks and proprietary rights is inadequate, our business may be seriously harmed.

   We regard patents, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights; however, the steps we take to protect our proprietary rights may be inadequate and legal means afford only limited protection. For example, our confidentiality and license agreements may be unenforceable in some jurisdictions and, as a result, offer no protection of our proprietary rights. In addition, traditional legal protections may not be applicable in the Internet context. Because our business and technology have developed rapidly since our incorporation, the ownership of proprietary rights in our technology may be subject to uncertainty. Our failure to protect our proprietary rights could materially harm our business and competitive position.

   We currently have no patents. On January 10, 2000, we filed three provisional patent applications with the U.S. Patent and Trademark Office. From time to time, we may decide to file additional patent applications relating to aspects of our proprietary technology. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We cannot assure you that any of our pending provisional patent applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties.

Intellectual property claims against us can be costly and could result in the loss of significant rights.

   Intellectual property rights are becoming increasingly important to us and other e-commerce retailers. Many companies are devoting significant resources to developing patents that could affect many aspects of our business. Other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technologies, business processes or other intellectual property. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims, or whether these assertions or prosecutions will harm our business. If we are forced to defend ourselves against any of these claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management attention, an inability to use our current web site technology or product shipment delays. As a result of a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive position may be hurt.

   We have received a letter on behalf of a graphic artist alleging that our corporate peach logo violates that artist's copyright. This claim, even if not meritorious, could be expensive and could divert our attention from our core business operations. If we become liable to the artist for copyright infringement, we could be required to pay substantial damages, obtain a license from the artist or modify our corporate logo, any of which could be expensive or compromise our brand identity.

We may not be able to protect our domain names against all infringers, which could decrease the value of our brand name and proprietary rights.

   We currently own the Internet domain name "homegrocer.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

We may be liable for the Internet content that we publish.

   As a publisher of online content, we face potential liability based on the nature and content of materials that we publish or distribute. If we face liability, then our reputation and our business may suffer.


After this offering, our officers and directors and some existing stockholders will control approximately 65% of our outstanding common stock and could prevent or delay beneficial corporate actions.

   After this offering, our executive officers and directors and their immediate family members and affiliated venture capital funds beneficially will own or control approximately 65% of our outstanding common stock. Individually, after this offering, Amazon.com will beneficially own approximately 22% of our outstanding common stock. As a result, these stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent another entity from acquiring or merging with us. See "Principal Stockholders."

Provisions of our charter documents and state law could discourage our acquisition by a third party.

   Specific provisions of our articles of incorporation and bylaws, and Delaware and Washington law could make it more difficult for a third party to acquire HomeGrocer.com, even if doing so would be beneficial to our shareholders.

   Our proposed Washington articles of incorporation and bylaws provide for the establishment of a classified board of directors, the elimination of the ability of shareholders to call special meetings and of cumulative voting for directors, and procedures for advance notification of shareholder proposals. The presence of a classified board and the elimination of cumulative voting may make it more difficult for an acquirer to replace our board of directors. Further, the elimination of cumulative voting substantially reduces the ability of minority shareholders to obtain representation on the board of directors.

   Upon completion of this offering, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including the voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of HomeGrocer.com and may adversely affect the market price of our common stock.

   Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in particular significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target cooperation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder.

   A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of HomeGrocer.com.

   Prior to our anticipated reincorporation from the state of Delaware into the state of Washington, we will be restricted by the anti-takeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents us from engaging in a business combination with any interested stockholder. For purposes of Delaware law, a business combination includes a merger or consolidation or the sale of more than 10% of our assets. In general, Delaware law defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by the entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. We do not intend to opt out of these anti-takeover provisions of Delaware law.

   The foregoing provisions of our charter documents and state law could have the effect of making it more difficult or more expensive for a third party to acquire, or could discourage a third party from attempting to acquire, control of HomeGrocer.com. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock. For a more complete discussion of these provisions, see "Description of Capital Stock."

As an online grocery company, our stock price could be particularly volatile and could decline following this offering.

   The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly consumer-oriented Internet-related companies, have been highly volatile. You may not be able to resell your shares at or above the initial public offering price. The price at which our common stock will trade after this offering is likely to be volatile and may fluctuate substantially due to conditions and trends in e-commerce industries, particularly the online grocery industry.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

Future sales of our common stock may cause our stock price to decline.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of January 1, 2000, upon completion of this offering we will have outstanding 124,812,274 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, almost all of the 22,000,000 shares of our common stock sold in this offering will be freely tradable, without restriction, in the public market.

   In addition, approximately 8,635,590 shares under outstanding options and warrants and approximately 1,787,122 shares available for grant under our stock option plans as of January 1, 2000 will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and Rules 144 and 701 under the Securities Act, as applicable. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that may be affected by a number of risks and uncertainties, many of which are beyond our control. Some of these forward-looking statements are attributable to third parties and relate to their statements regarding the growth of the e-commerce market and the number of Internet users. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose some of the important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the shares of common stock in this offering are estimated to be $226.1 million after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $260.2 million.

   The principal purpose of this offering is to fund the first phase of our expansion program. The secondary purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We expect to use the net proceeds of the offering for expansion and general corporate purposes. Pending such uses, we intend to invest the net proceeds from the offering in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and reinvest any future earnings in the growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The actual column in the following table sets forth HomeGrocer.com's capitalization as of January 1, 2000. The pro forma column reflects the conversion of all outstanding shares of preferred stock into 73,206,738 shares of common stock.

   The pro forma as adjusted column in the following table gives effect to:

  . The anticipated filing of an amendment to our articles of incorporation to provide for authorized capital stock of 1,000,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock;

  . The conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

  . The receipt of the net proceeds from the sale by HomeGrocer.com of the shares of common stock at the assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                       January 1, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                (in thousands except share and
                                                      per share amounts)
Cash, cash equivalents and marketable
 securities.................................... $ 77,568  $ 77,568    $303,740
                                                ========  ========    ========
Current portion of long-term obligations.......    4,061     4,061       4,061
                                                ========  ========    ========
Long-term obligations, less current portion....   17,790    17,790      17,790
                                                --------  --------    --------
Shareholders' equity:
  Convertible preferred stock, $0.001 par
   value; authorized: 78,357,142 shares actual
   and pro forma, 10,000,000 shares pro forma
   as adjusted; issued and outstanding:
   73,206,738 shares actual, none pro forma and
   pro forma as adjusted.......................       73       --          --
  Common stock, $0.001 par value; authorized:
   130,000,000 shares actual and pro forma,
   1,000,000,000 shares pro forma as adjusted;
   issued and outstanding: 29,605,536 shares
   actual, 102,812,274 shares pro forma and
   124,812,274 pro forma as adjusted...........       30       103         125
  Additional paid-in capital...................  236,239   236,239     462,297
  Notes receivable from officers for common
   stock.......................................   (3,231)   (3,231)     (3,231)
  Deferred stock-based compensation............  (33,664)  (33,664)    (33,664)
  Accumulated deficit..........................  (87,300)  (87,300)    (87,300)
                                                --------  --------    --------
    Total shareholders' equity.................  112,147   112,147     338,227
                                                --------  --------    --------
      Total capitalization..................... $129,937  $129,937    $356,017
                                                ========  ========    ========

   The common stock to be outstanding after this offering is based on shares outstanding as of January 1, 2000 and excludes:

  . options outstanding to purchase a total of 5,886,342 shares of common stock at a weighted average exercise price of $1.69 per share and an additional 1,787,122 shares of common stock available for grant under our stock option plans; and

  . warrants outstanding to purchase a total of 2,749,248 shares of common stock with a weighted average exercise price of $1.00 per share (of which warrants to purchase 2,015,666 shares are expected to be exercised prior to completion of the offering).

                                    DILUTION

   Our pro forma net tangible book value as of January 1, 2000 was $112.1 million or approximately $1.09 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all shares of outstanding preferred stock into 73,206,738 shares of common stock upon the closing of this offering. Pro forma net tangible book value per share excludes options and warrants outstanding as of January 1, 2000. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at the assumed initial public offering price of $11.00 per share and after deducting the underwriting discount and estimated offering expenses, the net tangible book value of HomeGrocer.com at January 1, 2000 would have been $338.2 million or approximately $2.71 per share. This represents an immediate increase in net tangible book value of $1.62 per share to existing stockholders as of January 1, 2000 and an immediate dilution of $8.29 per share to new investors of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share ..................       $11.00
  Pro forma net tangible book value before the offering........... $1.09
  Increase attributable to new investors..........................  1.62
                                                                   -----
Pro forma net tangible book value after the offering..............         2.71
                                                                         ------
Dilution per share to new investors...............................       $ 8.29
                                                                         ======

   The following table summarizes, as of January 1, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.

                          Shares Purchased   Total Consideration
                         ------------------- -------------------- Average Price
                           Number    Percent    Amount    Percent   Per Share
                         ----------- ------- ------------ ------- -------------
Existing stockholders... 102,812,274   82.4% $186,002,000   43.5%    $ 1.81
New investors...........  22,000,000   17.6   242,000,000   56.5      11.00
                         -----------  -----  ------------  -----
  Totals................ 124,812,274  100.0% $428,002,000  100.0%
                         ===========  =====  ============  =====

   The number of shares held by new public investors will be 22,000,000 or approximately 17.6% (25,300,000 shares, or approximately 19.7% if the underwriters' over-allotment option is exercised in full) of the total number of shares of common stock outstanding after this offering. See "Principal Stockholders" for a more detailed description of our stockholders prior to this offering.

   The tables above assume no exercise of stock options and warrants outstanding at January 1, 2000. As of January 1, 2000, there were:

  . options outstanding to purchase a total of 5,886,342 shares of common stock at a weighted average exercise price of $1.69 per share and an additional 1,787,122 shares of common stock available for grant under our stock option plans.

  . warrants outstanding to purchase a total of 2,749,248 shares of common stock with a weighted average exercise price of $1.00 per share (of which we expect warrants to purchase 2,015,666 shares will be exercised immediately prior to completion of the offering); and

   To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of HomeGrocer.com and the related notes included elsewhere in this prospectus. The selected statement of operations data set forth below for the period from January 15, 1997 (inception) to January 3, 1998 and for the fiscal years ended January 2, 1999, and January 1, 2000, and the selected balance sheet data as of January 3, 1998, January 2, 1999 and January 1, 2000 have been derived from the audited financial statements of HomeGrocer.com included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Auditors. The selected balance sheet data as of January 3, 1998 has been derived from the audited financial statements of HomeGrocer.com not included in this prospectus, which has been audited by Ernst & Young LLP, Independent Auditors. The historical results are not necessarily indicative of results to be expected for any future period.

                                  51 Weeks From
                                 January 15, 1997 52 Weeks Ended
                                  (Inception) to    January 2,   52 Weeks Ended
                                 January 3, 1998       1999      January 1, 2000
                                 ---------------- -------------- ---------------
                                    (in thousands, except share and per share
                                                    amounts)
Statement of Operations Data:
Net sales......................    $       --      $     1,094     $    21,648
Cost of sales..................            --            1,018          19,515
                                   -----------     -----------     -----------
  Gross profit.................            --               76           2,133
Selling, general, and
 administrative expenses.......          1,064           7,455          59,208
Stock-based compensation
 expense.......................            230             412          22,201
                                   -----------     -----------     -----------
  Loss from operations.........         (1,294)         (7,791)       (79,276)
Other income/(expense), net....            (61)           (118)          1,240
                                   -----------     -----------     -----------
  Net loss.....................    $    (1,355)    $    (7,909)    $   (78,036)
                                   ===========     ===========     ===========
Basic and diluted net loss per
 share.........................    $     (0.14)    $     (0.72)    $     (5.17)
                                   ===========     ===========     ===========
Pro forma basic and diluted net
 loss per share (1)............                                    $     (1.19)
                                                                   ===========
Weighted average shares
 outstanding used to compute
 basic and diluted net loss per
 share.........................     10,034,721      11,044,174      15,102,698
                                   ===========     ===========     ===========
Weighted average shares
 outstanding used to compute
 pro forma basic and diluted
 net loss per share (1)........                                     65,382,807
                                                                   ===========

                                                    As of
                               ------------------------------------------------
                               January 3, 1998  January 2, 1999 January 1, 2000
                               ---------------  --------------- ---------------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents and
 marketable securities.......          $   313           $1,084        $ 77,568
Working capital (deficit)....           (1,296)             373          66,593
Total assets.................              997            3,558         146,929
Long-term obligations, less
 current portion.............              --               880          17,790
Total shareholders' equity
(deficit)....................             (643)           1,387         112,147

--------
(1) See note 1 of notes to financial statements for an explanation of the determination of the number of weighted average shares used to compute pro forma net loss per share amounts.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   This prospectus contains statements of a forward-looking nature relating to future events or the future financial performance of HomeGrocer.com. Prospective investors are cautioned that such statements involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Overview

   HomeGrocer.com is a leading retailer of grocery and other consumer products on the Internet. We operate our own state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive to local supermarket prices. Our goals are to expand nationally and to be our customers' preferred regular provider of household consumer products. Our technology and the design of our customer fulfillment centers, permit us to rapidly expand our service into new markets. We believe that our core grocery business provides us with a strong platform to expand into other product and service areas.

   We commercially launched our Storefront at www.homegrocer.com and began delivering groceries to the Seattle market from our Bellevue, Washington customer fulfillment center in June 1998. We have rapidly expanded since our initial launch of service and currently serve customers in two additional markets: Portland, Oregon since May 1999 and Orange County/Los Angeles, California since September 1999. We relocated our Bellevue customer fulfillment center to a significantly larger and more automated facility in Renton, Washington on October 31, 1999, and opened second and third customer fulfillment centers in the Orange County/Los Angeles, California market in November 1999 and January 2000. We expect to begin service in eight to ten additional metropolitan areas, including Dallas, Texas; Southern Connecticut; San Diego, California; Atlanta, Georgia; and the Bay Area, California in the next 12 months. We also expect to open several additional customer fulfillment centers in the Orange County/Los Angeles area during 2000.

   Since our inception, we have devoted significant resources to the following activities:

  .  developing our business plan;

  .  designing, implementing and enhancing our Storefront;

  .  recruiting and training a team of experienced employees;

  .  designing and integrating business with technology;

  .  designing, equipping and operating our customer fulfillment centers;

  .  establishing relationships with our vendors;

  .  promoting the HomeGrocer.com brand; and

  .  raising capital.

   We have incurred net losses of $87.3 million from inception to January 1, 2000. We believe that we will continue to incur net losses for the foreseeable future and that the amount of these losses will increase significantly from current levels. Many of our first-time customers cite word-of-mouth and the visibility of our distinctive trucks in their neighborhoods as the foremost factors attracting them to our Storefront. Hence, sales in new markets increase gradually as word-of-mouth spreads and more people see our trucks.

   We have operated in the Seattle market for 20 months, and while revenues have grown steadily over this period, our Seattle operations are not yet cash flow positive. We believe that our operations in subsequent markets will achieve positive operating cash flow faster than our Seattle operations, in part because of the knowledge obtained in the Seattle market. We also anticipate that increased customer acceptance of the Internet and the national growth in online grocery shopping will enable our revenues to grow at a more rapid pace in new markets. Many of the markets where we intend to begin operations in the next few years also have larger populations than the Seattle metropolitan area.

   As we expand our operations into new markets over the next several years, our business will consist of a mix of mature and new customer fulfillment centers. Our growth plans over the next several years are aggressive and will likely result in substantially greater losses from a large number of new facilities than the earnings anticipated from a smaller number of mature facilities. As such, we anticipate reporting substantial net losses over the next few years, with the magnitude of such losses being related to the speed, scope and success of our expansion plans.

   We estimate that our cash on hand and the estimated proceeds of this offering are sufficient to establish more than 10 to 12 new customer fulfillment centers. This takes into consideration the costs of leasehold improvements in each customer fulfillment center, the anticipated negative cash flows from each customer fulfillment center in its initial several quarters of operation and corporate overhead. We anticipate opening numerous additional customer fulfillment centers in each of the next several years. These expansion plans will require significantly more capital than the proceeds of this offering. If capital is not available at some future date at a reasonable cost, we may decide to reduce the number of new customer fulfillment centers that are developed by us in future years. We believe that a reduction in the speed or scope of our expansion could result in our achieving profitability at an earlier date than would otherwise be possible. However, the level of such profitability might ultimately be less than what might be achieved if capital is available and we are able to execute our entire expansion strategy.

   We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets like e-commerce. See "Risk Factors" for a more complete description of the many risks we face.

Results of Operations

   In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results, including our gross profit and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance. We report on a fiscal year basis that ends on the Saturday nearest December 31. Our financial results are summarized below.

                                                    Fiscal   Fiscal    Fiscal
                                                     1997     1998      1999
                                                    -------  -------  ---------
                                                         (in thousands)
Statement of Operations Data:
Net sales.......................................... $   --   $ 1,094  $  21,648
Cost of sales......................................     --     1,018     19,515
                                                    -------  -------  ---------
  Gross profit.....................................     --        76      2,133
Selling, general, and administrative...............   1,064    7,455     59,208
Stock-based compensation expense...................     230      412     22,201
                                                    -------  -------  ---------
  Loss from operations.............................  (1,294)  (7,791)   (79,276)
Interest expense...................................     (61)    (172)      (384)
Interest income....................................     --        54      2,232
Other expense......................................     --       --        (608)
                                                    -------  -------  ---------
  Net loss......................................... $(1,355) $(7,909) $(78,036)
                                                    =======  =======  =========

   Fiscal 1998 vs. Fiscal 1999

   Net Sales. Our sales, net of returns and promotional discounts, increased from $1.1 million in fiscal 1998 to $21.6 million in fiscal 1999. This increase in net sales resulted from the increase in the number of markets served, a full period of service in the Seattle market, an increase in the average number of orders per day and an increase in the average size in fiscal 1998 orders. The average order size in the Seattle market was $100 in fiscal 1999, compared to $93 for deliveries in fiscal 1998 since we launched our storefront in June 1998. The average number of orders delivered per day in the Seattle market was 241, 365, 426 and 625 in the first, second, third and fourth quarters of 1999, respectively, compared to 36 and 108 in the third and fourth quarters of 1998.

   Gross Profit. Our cost of sales consists of the cost of merchandise sold to customers, including inbound freight costs and free products. Gross profit increased from $76,000 in the 52 weeks ended January 2, 1999 to $2.1 million in the same period of the current year. The increase in gross profit was primarily due to increased sales volumes. As a percentage of net sales, gross profit increased from 6.9% in fiscal 1998 to 9.9% in fiscal 1999. We currently anticipate the gross profit percentage to be approximately 15% in the first year of operation for each customer fulfillment center. The total gross profit achieved each year will be dependent on the mix of new and mature centers.

   During the thirty-nine weeks ended October 2, 1999, our gross profit percentage was 18.1%. In the fourth quarter of 1999, temporary factors related primarily to the opening of three new fulfillment centers in the September through December timeframe resulted in a fourth quarter gross profit percentage of 1.5%. Our sales in the fourth quarter exceeded our combined sales of the prior three quarters, so the low gross profit percentage in the quarter had a disproportionate impact on the gross profit percentage for the year.

   Selling, General and Administrative. Our selling, general and administrative expenses include costs related to fulfillment and occupancy, delivery of products, customer service, advertising and promotional expenditures, information technology and administration, and corporate overhead. Selling, general and administrative expenses increased from $7.5 million in fiscal 1998 to $59.2 million in fiscal 1999. This increase was primarily due to increased payroll and other costs associated with operating four customer fulfillment centers during fiscal 1999 as compared to one customer fulfillment center that operated during only part of the prior year period. Payroll and other costs associated with operating our customer fulfillment centers, including delivery of products and customer service increased from approximately $1.4 million in fiscal 1998 to approximately $22.2 million in fiscal 1999. Advertising and promotional expenses increased from $1.0 million in fiscal 1998 to $7.7 million in fiscal 1999. Corporate overhead, including information technology and administration, increased from approximately $5.1 million in fiscal 1998 to approximately $29.3 million in fiscal 1999. Selling, general and administrative expenses are expected to continue to increase in absolute dollars as we continue to execute our expansion plans, aggressively market the HomeGrocer.com brand and continue enhancing and expanding our information systems.

   Stock-Based Compensation Expense. Stock-based compensation expense consists primarily of the amortization of deferred stock compensation resulting from the grant of stock options or sale of restricted stock at exercise or sale prices subsequently deemed to be less than the fair value of the common stock on the grant or sale date. We recorded total deferred stock-based compensation of $54.0 million for fiscal 1999 in connection with stock options granted and restricted stock issued during the period. This cost is being amortized to expense over the vesting periods of the applicable agreements, resulting in amortization of deferred stock-based compensation totaling $20.4 million for fiscal 1999. Additionally, $1.8 million of stock-based compensation expense was recorded in connection with stock options granted to outside consultants. The $33.6 million of deferred stock-based compensation for stock options and restricted stock issued through January 1, 2000 is expected to be amortized in the amounts of $19.2 million for fiscal year 2000, $9.4 million for fiscal year 2001, $4.2 million for fiscal year 2002 and $803,000 for fiscal year 2003. Such amortization amounts assume that all vesting periods are completed by all employees; to the extent that unvested options are forfeited by an employee, previously recorded amortization related to the unvested options will be credited to stock-based compensation expense.

   Interest Income. Interest income of $2.2 million in fiscal 1999 resulted from the investment of cash, cash equivalents and marketable securities. Such funds were provided primarily from our sale of equity.

   Interest Expense. Interest expense increased from $172,000 in fiscal 1998 to $384,000 in fiscal 1999 as a result of borrowing arrangements we entered into primarily to finance purchases of fixed assets and fund operations and expansion.

   Other Expense. Other expense of $608,000 in fiscal 1999 resulted primarily from the write-off of certain machinery and equipment due to the relocation of our Bellevue, Washington customer fulfillment center to Renton, Washington.

   Income Taxes. There was no provision or benefit for income taxes for any period since inception due to our operating losses. As of January 1, 2000, we had approximately $66.0 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2017. In 1999, due to the issuance and sale of Series C preferred stock, we incurred an ownership change pursuant to applicable regulations under the Internal Revenue Code of 1986, as amended. Therefore, our use of $11.5 million of losses incurred through the date of these ownership changes will be limited to approximately $1.0 million per year during the carryforward period. Our anticipated initial public offering is not expected to cause an additional ownership change. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because we believe there is substantial uncertainty as to our ability to use such tax loss carryforwards.


Fiscal 1997 vs. Fiscal 1998

   Fiscal 1997 was a 51-week year that commenced at inception on January 15, 1997 and ended on January 3, 1998 and fiscal 1998 was a 52-week year that ended on January 2, 1999.

   Net Sales. We commercially launched our storefront and began delivering to customers in the Seattle market in June 1998.

   Gross Profit. The fiscal 1998 gross profit is reflective of low sales volume and competitive pricing, as well as various types of promotional discounts and incentives offered to increase HomeGrocer.com brand awareness and loyalty.

   Selling, General and Administrative. Selling, general and administrative expenses increased primarily as a result of costs associated with launching our storefront and commencing delivery operations in June 1998. In fiscal 1998, we increased headcount in all functional areas, increased advertising and promotional expenditures and began leasing our first customer fulfillment center, delivery vehicles and corporate headquarters.

   Stock-Based Compensation Expense. Stock-based compensation expense for fiscal 1997 and fiscal 1998 related to stock options granted to outside consultants in exchange for services rendered.

   Interest Income. Interest income increased as our average cash and cash equivalents balance increased. Funds for investment were provided primarily from the sale of equity.

   Interest Expense. Interest expense increased as a result of borrowing arrangements we entered into primarily to finance purchases of fixed assets and fund operating activities.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through sales of preferred stock with net cash proceeds of $168.4 million through January 1, 2000.

   Net cash used in operating activities was $7.5 million and $45.7 million for fiscal 1998 and fiscal 1999, respectively. Net cash used in operating activities for each of these periods consisted primarily of our net losses, offset in part by non-cash charges and increases in accounts payable and other current liabilities.

   Net cash used in investing activities was $1.3 million and $81.5 million for fiscal 1998 and fiscal 1999, respectively. Net cash used in investing activities for both periods consisted of purchases of fixed assets and, for fiscal 1999, also consisted of purchases of marketable securities and an increase in deposits and restricted cash balances. The restricted cash balances were a result of deposits required to support letters of credit.

   Net cash provided by financing activities was $9.6 million and $165.9 million for fiscal 1998 and fiscal 1999, respectively. Net cash provided by financing activities consisted primarily of proceeds from sales of equity.

   As of January 1, 2000, we had $77.6 million of cash and cash equivalents and marketable securities. As of that date, our principal commitments consisted of minimum lease payments due under operating leases totaling approximately $92.2 million over 15 years and agreements to purchase additional delivery vehicles in fiscal 2000 totaling approximately $35.6 million. We anticipate a substantial increase in our capital expenditures and lease commitments as we construct customer fulfillment centers and begin operations in new markets.

   We currently expect that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 12 months. However, we would be required to scale back our expansion plans if we don't receive the proceeds from this offering or some other form of external financing. Our capital needs and the pace of our expansion plans are highly interdependent. We anticipate that, before the end of 2001, we will need to raise additional funds through the issuance of equity, debt or other securities or we will have to reduce our expansion plans. Such securities may have rights, preferences or privileges senior or equal to those of the rights of our common stock and our shareholders may experience dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

New Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 3, 1999 and there was no significant impact on our financial position or operating results upon adoption.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires costs of start-up activities and organization costs be expensed as incurred. We adopted SOP 98-5 on January 3, 1999 and there was no significant impact on our financial position or operating results upon adoption.

   In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the way we currently recognize revenue.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments.

   In January 2000, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Statement No. 99-17 "Accounting For Barter Transactions" involving a nonmonetary exchange of advertising. This EITF consensus does not impact our results of operations as we do not have any advertising barter transactions.

Year 2000 Issues

   The impact of the Year 2000 on our technology systems to date has been insignificant. The total cost associated with our Year 2000 remediation effort has not been material and is not expected to be material in future periods. On and after January 1, 2000, our customers were able to access our web site and we were subsequently able to assemble and deliver their orders.

Quantitative and Qualitative Disclosure About Market Risk

   We maintain a short-term investment portfolio consisting of commercial paper with maturities of four months or less. Such securities are subject to interest rate risk and will rise and fall in value if market interest rates change. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

   Our restricted cash is invested in certificates of deposit. There is inherent risk in these instruments as they mature and are immediately renewed at current market rates. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

   We believe that the market risk arising from our holdings of financial instruments is not material.

   The following table provides information about our investment portfolio, restricted cash, capital lease obligations and long-term debt as of January 1, 2000, principal cash flows and related weighted average interest rates by expected maturity dates.

                                      Year of Maturity
                         -----------------------------------------------   Total
                                                                  After   Carrying
                          2000     2001    2002    2003    2004    2004    Value
                         -------  ------  ------  ------  ------  ------  --------
                                   (dollars in thousands)
Cash and cash
 equivalents............ $39,806     --      --      --      --      --   $39,806
 Average interest rate..     5.8%    --      --      --      --      --       5.8%
Marketable securities... $37,762     --      --                           $37,762
 Average interest rate..     5.9%    --      --      --      --      --       5.9%
Restricted cash-
 certificates of
 deposit................ $ 7,932     --      --      --      --      --   $ 7,932
 Average interest rate..     5.9%    --      --      --      --      --       5.9%
Capital lease
 obligations............ $ 3,081  $3,463  $3,440  $2,828  $1,628  $5,682  $20,122
 Average fixed
  interest..............     9.1%    9.2%    8.5%    8.2%    7.6%    7.6%     8.4%
Long-term debt.......... $   980  $  535  $  214     --      --      --     1,729
 Average fixed
  interest..............     9.5%    9.5%    9.5%    --      --      --       9.5%

   Cash and cash equivalents and marketable securities consist primarily of instruments with fixed rates of interest. Fair value approximates carrying value for the above financing instruments.

                                    BUSINESS

Overview

   HomeGrocer.com is a leading retailer of grocery and other consumer products on the Internet. We operate our own state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive with local supermarket prices. Our goals are to expand nationally and to be our customers' preferred regular provider of household consumer products.

   We have rapidly expanded since our initial launch of service in June 1998, and currently serve customers in three markets: Seattle, Washington; Portland, Oregon; and Orange County/Los Angeles, California. We expect to begin service in eight to ten additional metropolitan areas, including Dallas, Texas; Southern Connecticut; San Diego, California; Atlanta, Georgia; and the Bay Area, California in the next 12 months. Our technology and the design of our customer fulfillment centers permit us to rapidly expand our service into new markets.

   Our web site, www.homegrocer.com, features an extensive product selection, including fresh fruit, vegetables, dairy products, baked goods, meat and fish and a wide assortment of non-perishable items and household products. We also offer health and beauty products, wine and beer, fresh flowers, pet products, home office supplies, postage stamps, seasonal items and top-selling books, video games and movies. Our professional buyers purchase high quality products available from premium specialty suppliers and local sources, in addition to national suppliers.

   We believe that our emphasis on high-quality customer service has created significant brand awareness and loyalty for the HomeGrocer.com shopping experience. Since January 1, 1999, we have made deliveries to over 55,000 different households. Since January 1, 1999, approximately 64% of our orders have been from repeat customers and approximately 36,000 customers have placed an order at least two times. For the fiscal year ended January 1, 2000, our customers' average order size was approximately $99. We believe that our core grocery business provides us with a strong platform to expand into other product and service areas.

   Our management team has extensive technology, grocery and merchandising experience, as well as experience in developing national distribution and delivery systems. Amazon.com, our largest shareholder, will introduce our service to its customers residing in our service areas under our agreement with them.

Industry

   Growth of the Internet and E-Commerce

   The Internet has emerged as a mass market communications medium, enabling millions of users to obtain and share information, interact with each other and conduct business electronically. The increasing affordability of personal computers and Internet access, coupled with increasing speed, convenience and improvements in content, have led to rapid growth in Internet usage. Market research firm International Data Corporation estimates that the number of individuals in the United States using the Internet will increase from approximately 62.8 million at the end of 1998 to approximately 177.0 million at the end of 2003, representing a compound annual growth rate of over 23%. The chart below illustrates the historical and anticipated growth in the number of households with personal computers and Internet subscriptions.

[Bar chart entitled "Numbers of Personal Computers and Online Subscriptions in U.S. Households" The chart has two bars for each year from 1997 until 2002. The first bar is labeled "Total Households with PCs at End of Year" and the second bar is labeled "Total Households with Online Subscriptions at End of Year." There are labels on the right side of the chart indicating that the compounded annual growth rate is 27% for the first bar and 5% for the second bar. Below the chart is a caption that reads: "Source: International Data Corporation"]

   The Internet has also emerged as a significant channel for the electronic transaction of business or e-commerce. According to IDC, over the next five years the number of individuals in the United States making purchases online will increase at a compound annual growth rate of approximately 28% from 21.1 million in 1998 to 72.1 million in 2003. Forrester Research, another market research firm, has estimated that this growing group of consumers, with each individual making increasing amounts of online purchases, will cause total U.S. Internet retail commerce to grow from approximately $20.3 billion in 1999 to approximately $184.5 billion in 2004, representing a compound annual growth rate of over 55%.

   Traditional Grocery Retailing

   The grocery market is one of the largest retail segments of the U.S. economy. Retail supermarket sales were approximately $449 billion in 1998, according to the Food Marketing Institute. In addition, sales of over-the-counter medication and non-medication health and beauty products were approximately $57 billion in 1998 according to the National Association of Chain Drug Stores. Both markets are localized and fragmented.

   The retail industry has principally evolved into very large stores offering a wide variety of items. Typical large grocery stores, for example, offer from 15,000 to as many as 40,000 items, including many different sized packages of the same products. We estimate, based on the historical shopping patterns of our customers, that the typical household regularly purchases less than 200 different grocery items. Hence, on a typical shopping trip to a traditional store, the consumer must sort through thousands of items to locate the dozens of items to be purchased. Most traditional retailers compound this burden by positioning staple products in inconvenient locations within the store to induce impulse purchases while the consumer seeks the items on his or her shopping list. For example, milk is typically found at the back of a traditional store while the checkout counter is surrounded by candies, toys and magazines. This system is time-consuming and tiring for the consumer.

   According to the Food Marketing Institute, the average customer at a traditional grocery store spent approximately 75 minutes per shopping trip in 1998, not including travel time. Traditional retail shoppers are also burdened with carrying shopping bags and bulky items to their cars and then again into their homes. Grocery shopping is inconvenient for many consumers and a particularly difficult experience for elderly persons, disabled individuals or parents with small children. According to a study conducted by the Food Marketing Department of Philadelphia's St. Joseph's University, two-thirds of U.S. consumers dislike the grocery shopping experience. Yet, according to A.C. Nielsen, the average U.S. household shops for groceries more than 100 times per year, spending, according to FMI, more than $4,500 per year. Based on the above data, the average U.S. household spends over 125 hours per year on a necessary task that most consumers dislike.

   The traditional grocery store format also creates numerous difficulties for the retailer. Grocery chains typically have distribution centers near each major city and multiple stores, each with a large parking lot, on expensive real estate throughout the metropolitan area. Large inventories must be maintained within each store in order to provide the consumer with the expected visual appearance. The size of such inventories can result in spoilage or less fresh product being sold to the consumer. Often, the ambient temperature and lighting that is preferred by the customer in such stores is not the ideal environment for the products themselves, particularly for meats, dairy products and produce. Additionally, fruits and vegetables, in particular are regularly handled by numerous employees and customers, resulting in significant product damage. Finally, each store must have a sufficient number of checkout and food service counters. The needs for staffing these areas can vary widely during the year, the week and the operating day.

   Online Grocery Retailing Opportunity

   The evolution of the Internet and other computer technologies has created opportunities to provide a much more convenient shopping experience at prices similar to those available in traditional stores. Forrester Research estimates that online grocery spending in the United States will grow at a compound annual growth rate of 101% over the next five years, from $513 million in 1999 to $16.9 billion by 2004. Despite its size in absolute terms, this spending is expected to represent less than 5% of the total U.S. market for grocery products in 2004. Forrester Research also estimates that online sales of health and beauty products, another market that HomeGrocer.com addresses, will grow from $509 million in 1999 to $10.3 billion in 2004. Even at that level, online sales will represent only a small part of the total U.S. market for health and beauty products in 2004. Given the growing use of the Internet, online grocery retailers have the opportunity to expand rapidly into a void in a large marketplace.

   The chart below shows the total sizes of various retail segments in which products are offered by HomeGrocer.com. Currently, we offer only best-selling books and videos and we may not be able to sell alcoholic beverages in every market.


[Bar chart entitled "Total U.S. Retail Market Segments" The chart contains eight bars that are labeled from left to right as follows: "Groceries(1)"; "Home Meal Replacements(2); "OTC Medications and Non-Medication HBA(3)"; "Wine/Beer/Spirits(4)"; "Books(5)"; "Pet Food/Pet Supplies(6)"; "Videocassettes(7)"; "Cut Flowers and Cut Greens(8)." Below the chart is a caption that reads: "Source: (1) Food Marketing Institute; (2) AC Nielsen; (3) IMS Health, National Association of Chain Drug Stores, A.C. Nielsen; (4) Adams Business Media; (5) American Association of Publishers; (6) Pet Industry Joint Advisory Council; (7) Paul Kagan Associates; (8) U.S. Department of Agriculture."]

   We believe online grocery retailing permits operators to offer a better shopping experience while having reduced capital and operating expenses compared to traditional retail stores. For example, our search, personal shopping list and checkout functions can greatly expedite the process of selecting and purchasing a customer's groceries. Meanwhile, online operators can also avoid many of the significant real estate, personnel and inventory costs of operating multiple stores in a particular area.

The HomeGrocer.com Solution

   We provide a compelling value proposition for our customers by providing high quality products at competitive prices in a convenient manner. The HomeGrocer.com solution provides:

   Convenience. Our service makes it easy for consumers to restock their households. Our Internet ordering process, available 24 hours each day, seven days each week, allows our customers to shop whenever they want from their homes, offices or any location with Internet access. Customers then select a convenient time when they can be home to accept delivery. By offering a convenient alternative to a traditional store, we transform an unpleasant task into a fast, enjoyable shopping experience.

   High Quality Products. We focus on earning our customers' trust by delivering high quality products, especially perishable items such as meat, breads, fruits and vegetables. Before we enter a geographic market, we identify and establish relationships with high quality suppliers. We equip both our trucks and our customer fulfillment centers with ambient, refrigerated and frozen zones to ensure product freshness at the customer's door. Our personal shoppers, proprietary technology and distribution process ensure that our products are inspected for quality, handled fewer times than both our online and offline competitors and stored in proper temperature settings, leading to improved product quality and reduced spoilage. For example, we designed our distribution process to handle our produce six times or less prior to delivery. In comparison, produce is handled an average of eight times before the customer receives it from one of our online competitors. In local supermarkets, employees handle produce at least seven times prior to its display and customers handle the produce countless times prior to its purchase.

   Competitive Prices. Our prices are competitive with local supermarket prices. We do not charge any membership fees or delivery fees for first-time orders or for subsequent orders over $75. Our efficient supply chain and proprietary technology allow us to provide free home delivery, while charging competitive prices for our products.

   Complete Product Offering. We offer a broad range of consumer products and strive to satisfy all of our customers' household needs. This includes offering a significant number of specialty products, such as premium pet supplies that generally are not available at traditional grocery stores, and products that reflect local market tastes. We have relationships with local suppliers in each of our markets.

   High Quality Customer Service. We seek to provide the best customer service at every opportunity. Our toll-free help line is staffed seven days each week from 7 a.m. to 11 p.m., and we strive to answer customer emails within four hours. Those customers who have shopped with us at least five times shop an average of approximately twice every four weeks. Each shopping experience concludes with a HomeGrocer.com delivery person interacting face-to-face with our customer, typically in our customer's kitchen. Our delivery staff is selected and trained to deliver friendly, efficient and reliable customer service. From January through December 1999, our on-time delivery rate was greater than 97%.

   Highly Interactive and Personalized Storefront. Our web site, which we call our Storefront, is designed to provide our customers with a convenient shopping experience. Our personalization features can reduce the average shopping time for a repeat shopper to as little as 10-15 minutes. Our Storefront enables a customer to quickly and easily reorder products from an automatically generated list, called the "My HomeGrocer List", or to create customized lists such as a weekly shopping list or diet-based list of favorite products. Customers can also order all of the ingredients for featured recipes with a single click.

   Accurate and Timely Fulfillment. Our technologies fully integrate our Storefront, warehouse management, inventory, billing and routing systems. Throughout the process, our proprietary software maintains a perpetual inventory of the items on the shelves of each customer fulfillment center, the precise location within the customer fulfillment center of each item, the items in each customer's tote and the location of each tote. This system ensures the accuracy and timeliness of delivery of each customer's order.

Growth Strategy

   HomeGrocer.com intends to establish itself as the leading provider of friendly, reliable home delivery of groceries. Our goal is to establish a long-term relationship with our customers and earn their trust to deliver other high quality products to their homes. Key elements of our growth strategy include:

   Accelerate National Expansion. We believe that a significant opportunity exists to expand our service into metropolitan areas across the United States. We currently offer service in Seattle, Washington; Portland, Oregon; and Orange County/Los Angeles, California. We intend to initiate delivery service in approximately eight to ten additional U.S. markets over the next 12 months including Dallas, Texas; Southern Connecticut; San Diego, California; Atlanta, Georgia; and the Bay Area, California. In some markets, we anticipate that multiple customer fulfillment centers will be required to adequately serve demand. In those markets, we may open with a single "hub" customer fulfillment center servicing the entire metropolitan area. As demand grows, we may add additional customer fulfillment centers in those markets.

   Capitalize on Easily Replicated Model. By converting existing warehouse space or warehouses already under construction, we are able to establish operations in new markets rapidly. We can use an existing customer fulfillment center to begin to serve nearby areas and generate revenues, while we establish a new customer fulfillment center for that area. Our customer fulfillment centers and delivery services are designed to be easily and rapidly replicated. Our warehouse management system has been designed to be flexible to allow different product and warehouse configurations and to enable us to add new customer fulfillment centers on an aggressive rollout schedule. By opening three new facilities in three months during the fall of 1999, we have proven our ability to expand quickly and to operate in multiple locations.

   Extend Our Brand to Expand Market Share. We have positioned HomeGrocer.com as a leading brand for quality products and convenient, friendly and reliable delivery service. Through our television and radio advertising campaigns, community promotional activities, media relationships and the visibility of our logo on our trucks, we build and reinforce consumer recognition of our brand. We believe that becoming a reliable supplier of quality groceries to the home is a platform for us to expand our offerings into numerous other consumer products and services. Since inception, we have expanded our product offerings to include pet supplies, fresh flowers, health and beauty products, wine, postage stamps and top-selling books, video games and movies. We intend to continue to expand our product and service offerings in an effort to become an essential shopping resource for the home. Such additional products may include cookware and housewares, photo finishing and prepared meals.

   Maximize Delivery Density in Each Market. By providing excellent and reliable service and through direct marketing programs, we intend to build the density of our customer base in each market. This density is important in increasing the efficiency of the distribution network and creating a competitive advantage over our traditional and online competitors.

   Realize Economies of Scale and Purchasing Power. We have invested heavily in our Storefront and other technologies and have assembled a corporate team to plan and execute our national expansion. We expect that overhead expenses will not grow as rapidly as our revenue in future periods. Furthermore, as we grow, we intend to take advantage of our increased purchasing power to receive better pricing from our suppliers, to purchase more frequently directly from manufacturers rather than wholesalers and to expand our private label offerings, which have higher profit margins.

HomeGrocer.com Operations

   There are three key operational aspects to HomeGrocer.com: our Storefront, our customer fulfillment centers and our delivery service with its integrated technology and distinctive trucks with the "Peach" logo. Our commitment to technology and our focus on satisfying our customers permeate our operations.

   The HomeGrocer.com Storefront

   Our Storefront is a user-friendly, informative and personalized web site that enables users to quickly and easily navigate and purchase from a wide selection of items. Some of the key features of our Storefront are evident in the illustrations and description below:

   The "What's New" page is the home page for repeat shoppers.



           [Screen shot of HomeGrocer's "What's New" web site page.]

   The main shopping page currently features the major categories on the left, the items in a selected category in the center and a perpetual shopping basket on the right.


           [Screen shot of HomeGrocer's main shopping web site page]

  . The main shopping page allows access to all of the approximately 9,000 to 12,000 items in stock at the appropriate customer fulfillment center for the customer's zip code, using an intuitively organized list of categories.

  . The customer has an opportunity to see all products in a particular category before making a selection, similar to scanning the shelves of a traditional store.

  . We provide high-quality pictures of products photographed in our in-house digital studio.

  . The "My HomeGrocer List" feature automatically lists items that the customer has purchased previously. Thus, after one or two shopping visits, the customer no longer has to sort through the entire available selection to find his or her most frequently purchased items.

  . The "What's New" section provides customers and suppliers with a merchandising format to highlight products and product categories.

  . The "Lists" function allows the customer to establish a standard weekly or monthly shopping list, making it easy for the customer to re-supply his or her kitchen with the household's standard items.

  . The "Search" feature allows the customer to quickly search the entire database for specific items. This supplants the process of physically searching through the aisles of a traditional store.

  . Throughout the shopping experience, the customer's screen contains a continuously updated list of the items in the customer's virtual shopping cart and the total cost of the order.

  . The "Recipes" function provides menu planning suggestions and allows the customer to order all of the ingredients for a recipe with a single click.

  . The customer's shopping cart is maintained at all times on our servers. If a customer's connection is interrupted or his or her personal computer is turned off, the shopping cart in progress is still intact for future ordering. This also allows the customer to use our site as a perpetual shopping list to accumulate items until he or she is ready to schedule a delivery.

  . The customer, either before or after shopping, can reserve a specific delivery window, which may be on the next day or at any time within the next two weeks. We currently use 90 minute delivery windows and, in fiscal year 1999 had on-time delivery rates of greater than 97%.

  . We currently offer delivery windows from 1:30 p.m. to 9:30 p.m. Monday through Friday, 9:30 a.m. to 4:00 p.m. on Saturday, and 1:30 p.m. to 8:00 p.m. on Sunday.

  . The customer can modify his or her order until 11:00 p.m. on the day prior to the scheduled delivery.

   Customer Fulfillment Centers

   We operate large customer fulfillment centers that are organized for efficient assembling of orders. Perishable items, such as meats, dairy products, produce and frozen foods, are kept in rooms with temperatures appropriate for each product.

   We locate our customer fulfillment centers in non-retail districts where real estate is considerably less expensive than the locations of most supermarkets. Given the size of our facilities and because there is no need to have surplus product for customer displays, our customer fulfillment centers can operate with less inventory relative to sales than traditional supermarkets and have higher inventory turnover. Our customer fulfillment centers also have fewer limitations on shelf space and are designed to serve a larger customer base than traditional supermarkets; therefore, we believe we can eventually offer a significantly larger selection of products than most traditional grocery stores.

   We currently operate customer fulfillment centers of approximately 100,000 square feet each in Renton, Washington, and Irvine, Fullerton and Azusa, California. We also operate a smaller customer fulfillment center of approximately 20,000 square feet in Tualatin, Oregon that, together with our Renton facility, serves customers in the Portland metropolitan area. Identical software systems are implemented at each customer fulfillment center, allowing for efficient central management and enabling the continued easy replication of our customer fulfillment center model across multiple locations. When operating near designed capacity, assuming a single shift, each full-sized customer fulfillment center, together with its related delivery infrastructure, should employ approximately 300 individuals.

  Our Technology and Delivery Systems

   We have invested heavily in proprietary and third party technologies that fully integrate our Storefront and our warehouse management, inventory and delivery routing systems. This integrated technology handles the complex logistics of thousands of available items, three temperature zones, multiple truck routes and numerous delivery windows. The core of this technology is our proprietary software that enables reliable and efficient transaction processing through Internet and application servers. This technology enables our Internet and application servers to scale up to large volumes of transactions at multiple locations.

   We designed our system to use technology to enhance the efficiency of personal shoppers assembling the customer orders in the warehouse. Personal shoppers wear wrist-mounted display devices that provide instructions from the system and direct the shopper, using the most efficient sequence, to the location of the specific customer items. A finger-mounted bar-code scanner confirms that the proper item was selected and has been placed into the correct customer's tote. We have successfully deployed this technology in all of our customer fulfillment centers in multiple markets. We have designed the process to establish new distribution operations quickly and efficiently and to increase volume without compromising product quality or order accuracy.

   We also employ a routing and scheduling system that manages the delivery of orders. Trucks deliver orders to assigned neighborhoods. Each route has timeslots that are 90 minute time windows in which orders are scheduled to be delivered. This system spreads the truck loads in an orderly manner. Once a delivery is scheduled, a route-planning feature of the system determines the most efficient route to deliver goods to the customer's home. Each aspect of this process is tightly integrated and enables us to provide high quality and timely service to our customers.

   Our drivers are our ambassadors of customer care. Selected and trained to be courteous and efficient, the drivers, if requested, carry the products directly into the customer's kitchen. Each driver is authorized to replace items or credit the customer's bill if the customer is not 100% satisfied. Drivers are forbidden to solicit or accept tips. Whenever possible, we schedule our drivers to visit the same neighborhoods on a regular schedule, thereby providing the drivers an opportunity to establish relationships with our regular customers. We believe the direct personal interaction between our employees and our customers, which is rare in the Internet industry, fosters the development of long-term relationships with our customers.

Customer Care

   Ongoing customer support is important to our ability to establish and maintain long-term relationships with our customers. We seek frequent meaningful communication with our customers to enable us to continually improve our service. For example, a customer service representative calls each customer after the delivery of the first order to ensure his or her satisfaction. We also offer numerous automated help options on the Storefront and a rapid email response service. Our team of customer support and service personnel handle general customer inquiries, answer customer questions about the ordering process, and investigate the status of orders, deliveries and payments. Our customer service representatives are available through our toll free telephone number seven days each week from 7 a.m. to 11 p.m.

Marketing and Promotion

   Our marketing and promotion programs are designed to strengthen the HomeGrocer.com brand name, encourage trials of our service in our target markets, build strong customer loyalty, maximize repeat purchases and increase our average order size. We intend to build our brand name and customer loyalty through our 100% customer satisfaction guarantee, public relations programs, advertising campaigns, promotional activities and the visibility of our branded trucks and uniformed delivery employees in customer neighborhoods.

   Amazon.com, our largest shareholder, will introduce our service to its customers residing in our service areas under our agreement with them.

   We have recently begun television advertising to build consumer awareness for HomeGrocer.com. In addition, we utilize extensive radio advertising and direct mail programs to attract first-time shoppers. To encourage a second shopping experience and to demonstrate the high quality of our fresh produce, we provide a free bag of produce with every first-time order. The second shopping experience also allows a customer to experience the "My HomeGrocer List" feature, which is designed to make online shopping faster and more convenient with every subsequent purchase.

   We also conduct corporate and "Peach Party" marketing programs. Through our corporate programs, we offer employees of some Fortune 500 and other large corporations special incentives and discounts to encourage their use of our service. The "Peach Party" marketing programs involve a customer hosting a party for acquaintances and neighbors. We provide sample food and refreshments and a trained representative demonstrates the use of our Storefront.

   In the future, we expect to be able to provide, using collaborative filtering technology, increasingly targeted and customized services based on customer purchasing, preference and behavioral data generated through our Storefront. We believe that personalization of our services will significantly increase the value of our shopping experience for our customers.

Supply Relationships

   We source products from a network of food, houseware and health and beauty aid manufacturers, wholesalers, brokers and distributors. We currently rely on rapid fulfillment from national and regional distributors for a substantial portion of our products. In the Seattle and Portland markets, approximately 47% of our current product offerings are sourced through a single wholesaler, SuperValu. For our three new customer fulfillment centers in Orange County/Los Angeles, California, we are using Certified Grocers, who supplies approximately 50% of our current product offering in that market. We purchase a number of top brands and high volume items directly from manufacturers and may increase our use of this direct purchasing as our product volumes increase with additional customer fulfillment centers. We also utilize premium specialty suppliers or local sources for gourmet foods, traditional and organic produce, bakery items, fish and meats and floral products. As of January 1, 2000, we were purchasing products from over 85 distributors and directly from over 100 manufacturers.

Competition

   We are the first major online grocery retailer to operate in the Seattle, Portland and Orange County/Los Angeles markets. However, the grocery retailing market is extremely competitive. Local, regional, and national grocery stores, independent food stores and supermarkets, as well as online grocery retailers, comprise our principal competition, although we also face substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters, and drugstore chains. Many of our existing and potential competitors, primarily traditional grocers and retailers including Albertson's, Walmart, Safeway, Quality Food Centers and Kroger, are larger and have substantially greater resources than we do. We expect online competition from other online and traditional grocers and retailers to intensify in the future.

   Currently, our potential competitors include between five and ten online grocery retailers such as Webvan, Peapod, NetGrocer, HomeRuns, ShopLink.com and Streamline.com and an expanding number of traditional retailers entering the market. For example, in November 1999, Albertson's introduced an Internet based service in the Seattle area, and Webvan recently announced it will introduce its online grocery service in the Seattle area sometime in 2000. The number and nature of competitors and the amount of competition we will experience will vary over time and by market area.

   The principal competitive factors that affect our business are convenience, quality of products and service, breadth of product selection, price and customer loyalty to traditional and online grocery retailers. We believe that we compare favorably to other online grocery retailers with respect to each of these factors. However, many traditional grocery retailers may have substantially greater levels of customer loyalty and serve many more locations than we currently do. Consumers are often familiar with the layout of a specific traditional store and may be resistant to learning other layouts or shopping techniques. If we fail to effectively compete in any one of these areas, we may lose existing and potential customers. This could materially harm our business.

Government Regulation

   In addition to regulations applicable to businesses generally or directly applicable to e-commerce, we are subject to a variety of regulations concerning the handling, sale and delivery of food, alcohol and tobacco products. Currently, we are not subject to regulation by the U.S. Department of Agriculture, or USDA. Whether the handling of food items in our distribution facility, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. Although we have designed our food handling operations to comply with USDA regulations, in the future the USDA may require changes to our food handling operations. We are also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that we prepare on site. Any applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of a number of items at one or more of our customer fulfillment centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. Any of these events could delay or impair our business and expansion plans and could cause us to lose customers.

   We will be required to obtain state, and in some cases county and municipal, licenses and permits for the sale of alcohol in each location in which we deliver. We cannot assure you that we will be able to obtain any required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the U.S. Congress is considering enacting legislation that would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol or tobacco products in one or more of our geographic markets or a portion of those markets where a market extends over two or more licensing jurisdictions. In those locations where we cannot obtain alcohol permits or licenses, we will be unable to sell these items, which could hurt our business.

   In addition, it is possible that a number of laws and regulations may be adopted with respect to the Internet and e-commerce that could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for e-commerce may lead to more stringent consumer protection laws which may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

   We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel and export or import matters. The vast majority of these laws were adopted prior to the wide use of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

Intellectual Property

   We regard patents, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights; however, the steps we take to protect our proprietary rights may be inadequate. We have a registered trademark in the United States for "HomeGrocer," and have filed trademark registration applications for the marks "HomeGrocer.com," "Peach Party," the HomeGrocer.com logo in the United States and abroad. We have also filed a trademark application for our slogan "here comes the grocery store" in the United States.

   On January 10, 2000, we filed three provisional patent applications with the U.S. Patent and Trademark Office. From time to time, we may file additional patent applications directed to aspects of our proprietary technology. We currently have no patents protecting our technology. We cannot assure you that any of our pending patent applications will be approved, that any issued patents will protect our intellectual property or that any issued patents or trademark registrations will not be challenged by third parties.

Employees

   As of January 1, 2000, we had 1,064 employees, consisting of 128 employed in the information technology area, 72 in operations and administration, 38 in merchandising, 23 in marketing and 803 at our customer fulfillment centers and performing related delivery services. We expect to hire additional personnel as we expand operations and staff additional customer fulfillment centers. Although some companies that operate in the trucking, warehouse and grocery industries are subject to collective bargaining agreements, we are not currently represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

Development of Our Business

   We believe that due to our current cash position, which includes the proceeds from the sale of our preferred stock in September, October and November of 1999, and our flexibility with respect to the number and timing of additional customer fulfillment centers we open, the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months. Our future capital needs will be highly dependent on the pace of our expansion plans while conversely our expansion plans may be affected by the availability and cost of capital. During the next few years, we expect a substantial increase in our capital expenditures and lease commitments as we equip customer fulfillment centers and begin operations in new markets. Our expansion will result in a material increase in our number of employees as we staff our new customer fulfillment centers and add personnel engaged in systems development and technology, operations, marketing and merchandising.

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business.

   We have received a letter from a graphic artist alleging that our corporate peach logo violates that artist's copyright. The artist has threatened, but not instituted, legal proceedings. We do not believe that the artist's allegations have merit. However, this claim, even if not meritorious, could be expensive and could divert our attention from our core business operations. If we become liable to the artist for copyright infringement, we could be required to pay substantial damages, obtain a license from the artist or modify our corporate logo, any of which could be expensive or compromise our brand identity.

   On January 7, 2000, a personal injury action was filed against us in the Superior Court of California for Orange County. The plaintiffs are seeking compensatory damages in the amount of approximately $3.2 million plus loss of earnings and future earning capacity resulting from a motor vehicle accident involving one of our delivery trucks. We believe our insurance policies will cover us for any damages awarded to plaintiffs.

Facilities

   Our corporate offices are located in Kirkland, Washington where we lease approximately 81,000 square feet. We lease approximately 72,000 square feet of that space under a lease that expires in 2004, with an option to renew for two additional five-year terms. We sublease from another tenant the remaining approximately 9,000 square feet of space under a sublease that expires in 2008, with no option to renew. Of this 81,000 square feet, we currently occupy approximately 64,000 square feet and sublease approximately 17,000 square feet to another tenant under a sublease that expires in August 31, 2000. We anticipate we will require additional office space in the future to accommodate our growth.

   We lease approximately 320,000 square feet for our Renton, Washington customer fulfillment center under a lease that expires in 2007, with an option to renew for an additional five years. We currently sublease approximately 200,000 square feet of this space to third parties. We also lease an aggregate of approximately 1,368,000 square feet for our current and future customer fulfillment centers in the Portland, Oregon; Southern California; Dallas, Texas; San Diego, California; Stamford, Connecticut; Atlanta, Georgia; and the Bay Area, California markets under leases that expire from 2009 to 2015. We are evaluating sites and negotiating leases for customer fulfillment centers in additional markets. Although we expect those sites to be available, we cannot assure you that suitable sites will be available on commercially reasonable terms. We do not own any real estate and we expect, wherever possible, to lease customer fulfillment centers in the additional markets we enter.

Environmental Matters

   We are subject to various environmental laws and regulations governing the maintenance of our vehicles, the operation of real property, and the generation, storage, use, emission, discharge, transportation and disposal of oil or other hazardous materials, and the health and safety of our employees. These laws may impose liability even if we did not know of, or were not responsible for, the contamination or other damage. Based on current information, however, we are aware of no liabilities under environmental laws which would be expected to have a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

Executive Officers and Directors

   The names and ages of the executive officers and directors of HomeGrocer.com as of January 1, 2000 are as follows:

             Name              Age                  Position(s)
             ----              ---                  -----------
 Mary Alice Taylor...........   49 Chief Executive Officer and Chairman of the
                                    Board
 J. Terrence Drayton.........   40 President and Director
 Daniel R. Lee...............   43 Senior Vice President and Chief Financial
                                    Officer
 Mary B. Anderson............   44 Vice President of Finance
 Rex L. Carter...............   47 Senior Vice President of Systems Development
                                    & Technology
 Ken Deering.................   40 Vice President of Storefront
 Robert G. Duffy.............   39 Chief Information Officer
 Corwin J. Karaffa...........   45 Senior Vice President of Operations
 Jonathan W. Landers.........   47 Senior Vice President of Marketing and Sales
 Daniel J. Murphy............   53 Vice President of Merchandising
 David A. Pace...............   40 Senior Vice President of People Capability
 Kristin H. Stred............   40 Senior Vice President, General Counsel and
                                    Secretary
 Tom A. Alberg(1)............   59 Director
 Charles K. Barbo............   58 Director
 James L. Barksdale(2).......   56 Director
 Mark P. Gorenberg(1)........   44 Director
 Jonathan D. Lazarus(2)......   48 Director
 Douglas Mackenzie(2)........   40 Director
 David Risher(1).............   34 Director
 Philip S. Schlein...........   65 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   Mary Alice Taylor has served as chairman and chief executive officer of HomeGrocer.com since September 1999. Prior to joining HomeGrocer.com, Ms. Taylor served as corporate executive vice president of Global Operations and Technology for Citigroup, a financial services organization, from January 1997 to September 1999 where she was responsible for standardizing and centralizing worldwide operations and leading quality and cost-effectiveness efforts. From June 1980 until January 1997, Ms. Taylor held various positions with Federal Express, an overnight courier service, serving most recently as senior vice president of Ground Operations where she was responsible for all aspects of pickup and delivery operations in North America. Prior to her positions at Citigroup and Federal Express, from 1977 to 1980 she was the financial planning manager of U.S. Operations with Northern Telecom, Inc., a telecommunications company, From 1973 to 1977 Ms. Taylor was the controller at Cook Investment Properties, a division of Cook Industries and from 1971 to 1973, Ms. Taylor served as senior accountant, oil and gas explorations with Shell Oil. Ms. Taylor also serves as a director on the boards of Autodesk, a supplier of PC design software, and Dell Computer. Previously she served on the boards of The Perrigo Company, a manufacturer of store brand items, and Allstate Insurance Company. Ms. Taylor holds a B.A. in finance from Mississippi State University and is a Certified Public Accountant.

   J. Terrence Drayton co-founded HomeGrocer.com and has served as its president since the incorporation of its predecessor in January 1997. Mr. Drayton also served as chief executive officer of HomeGrocer.com from January 1997 until September 1999. From February 1996 through January 1997, Mr. Drayton was the President of Terran Ventures, Inc., a venture capital and consulting company, where he focused on activities leading to the formation of HomeGrocer.com's predecessor company. Prior to co-founding HomeGrocer.com,

Mr. Drayton was involved for more than ten years as co-founder and senior manager of two of the leading bottled water companies in Canada. From November 1991 to January 1996, Mr. Drayton was the president of the home and office division of Aquaterra, a Canadian bottled water company producing the brand names Crystal Springs and Labrador. From September 1989 through September 1991 Mr. Drayton served as chairman and chief executive officer of Telepost Communications, a publicly traded Canadian film and video post-production company. From March 1986 to May 1989 Mr. Drayton was the co-founder, executive vice president and co-chief executive officer for Laurentian Spring Valley Water. He holds a B.Comm. from the University of Calgary and an M.B.A. from York University.

   Daniel R. Lee joined HomeGrocer.com as chief financial officer in November 1999 and was also appointed senior vice president in December 1999. From February 1992 to September 1999, Mr. Lee served as chief financial officer, treasurer and senior vice president of finance and development for Mirage Resorts, a publicly traded company (NYSE:MIR) that develops and operates large-scale resort hotels. From February 1990 to February 1992, he was a director of equity research for CS First Boston, an investment bank. From July 1980 to February 1990, he held various positions with the investment bank Drexel Burnham Lambert, most recently as a managing director. Mr. Lee holds a B.S. and an M.B.A., both from Cornell University, and he is a Chartered Financial Analyst.

   Mary B. Anderson joined HomeGrocer.com as a full-time consultant in February 1999 and has served as vice president of finance since August 1999. Prior to joining HomeGrocer.com, Ms. Anderson was executive vice president and chief financial officer of CyberSafe, an enterprise network security software company, from June 1997 to November 1998. From June 1995 to June 1997, Ms. Anderson served as chief financial officer and vice president of business operations at AT&T Wireless Services, Wireless Data Division; a telecommunications company, (formerly McCaw Cellular Communications). From April 1991 to June 1995, Ms. Anderson served as vice president of finance for McCaw Cellular Communications and LIN Broadcasting, each a telecommunications company. From June 1979 to April 1991 she served in various capacities at Seafirst Bank, most recently as senior vice president. Ms. Anderson holds a B.S. in Management from Purdue University and an M.B.A. from the University of Washington. She is also a Washington State Certified Public Accountant.

   Rex L. Carter has served as vice president of systems development and technology of HomeGrocer.com since November 1999 and was also appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, from February 1993 to November 1999, Mr. Carter was with the Carlson Companies, an owner and operator of hotels, restaurants and travel agencies, most recently serving as senior vice president and chief information officer. From May 1991 to February 1993, Mr. Carter was a senior manager with EDS (Electronic Data Systems), an information technology consulting firm. From September 1978 to May 1991, Mr. Carter held a variety of officer positions, including vice president of telecommunications and technology centers, for the subsidiary companies of Texas Air Corporation, now known as Continental Airlines. From 1974 to 1978, Mr. Carter held the positions of consultant and senior consultant with Booz, Allen & Hamilton, management consultants. Mr. Carter holds a B.S. in engineering from Purdue University. He also attended Xavier (Ohio) Graduate School of Business and is a registered Professional Engineer with the State of Ohio.

   Ken Deering co-founded HomeGrocer.com. Since inception, he has held several positions with HomeGrocer.com and its predecessor, including marketing manager from August 1996 to October 1997, vice president of business development from October 1997 to May 1999 and vice president of storefront from May 1999 to the present. Prior to his involvement with HomeGrocer.com, Mr. Deering was an independent management consultant through his firm, Heldeer Ventures, from August 1994 to August 1996. From January 1992 to July 1994, Mr. Deering held the positions of general manager and then vice president of sales and marketing for Offshore Systems, a developer of electronic marine positioning systems. Over the prior 12 years, Mr. Deering held various marketing and operations positions, including six years at Glenayre Technologies, a developer of software for wireless personal communication systems. Mr. Deering has a sales and marketing management diploma from the University of British Columbia.

   Robert G. Duffy joined HomeGrocer.com in June 1998 as its chief technology officer and since September 1998 has served as its chief information officer. From January 1998 to May 1998, Mr. Duffy was a management consultant at Analytical Software, a technology consulting firm, where he led the technology initiatives that launched HomeGrocer.com. From March 1993 to December 1997, Mr. Duffy was a management consultant and one of the founders of the systems integration practice of BEST Consulting where he provided management and technology consulting services to various Fortune 100 companies. From October 1985 to February 1993, he worked for Andersen Consulting, a management consulting company, and co-founded Andersen's Workstation Technology Group where he managed the development of a high volume perishables warehouse management system. From May 1983 to September 1985, he was a software engineer with NASA's Johnson Space Center. Mr. Duffy has a B.S. in applied mathematics/operations research from the University of Tulsa's College of Engineering.

   Corwin J. Karaffa has served as vice president of operations of HomeGrocer.com since September 1999 and was appointed senior vice president in December 1999. Before joining HomeGrocer.com, from January 1995 to August 1999, Mr. Karaffa was the vice president of distribution of Certified Grocers of California, a retailer-owned grocery cooperative serving 2,700 retail stores. From March 1985 to January 1995, Mr. Karaffa held various management positions with Procter & Gamble, a manufacturer of household consumer products, most recently as manager of distribution development. From June 1977 to March 1985, Mr. Karaffa was a U.S. Naval aviator. Mr. Karaffa has a B.S. in political science from the United States Naval Academy in Annapolis, Maryland.

   Jonathan W. Landers has served as vice president of marketing and sales for HomeGrocer.com since November 1998 and was appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, Mr. Landers was the vice president of marketing for Norm Thompson Outfitters, Inc., a consumer specialty retailer of high quality merchandise, in Hillsboro, Oregon from May 1997 to November 1998. From April 1992 to April 1997, Mr. Landers was vice president of corporate marketing and new business development for the National Geographic Society in Washington D.C. From October 1991 to March 1992, he was interim vice president of corporate marketing for Russell Athletic, a clothing manufacturer, in Alexander City, Alabama. From February 1989 to December 1991, Mr. Landers was the president and chief executive officer of Neuhaus (U.S.A.), a Belgian chocolate retailer, in Port Washington, New York and from August 1983 to January 1989, Mr. Landers held various positions within Sara Lee subsidiaries including Hanes, a manufacturer of cotton goods, and Coach Leatherware, a specialty retailer of leather goods. Mr. Landers holds a B.A. in government from Bowdoin College and an M.B.A. from Columbia University.

   Daniel J. Murphy has served as vice president of merchandising for HomeGrocer.com since May 1999. Prior to joining HomeGrocer.com, from October 1998 to May 1999, Mr. Murphy was vice president of U.S.A., Retail Client Services for Inter-Act Systems, a provider of electronic coupon technology to manufacturers and retailers. Prior to that, from October 1997 to October 1998, Mr. Murphy was vice president of sales and merchandising for Super Fresh Food Markets. From July 1989 to October 1997, he was vice president of sales and merchandising for Shop Rite Supermarkets, a subsidiary of Wakefern Food Corporation. From May 1985 to July 1989, Mr. Murphy was the director of merchandising for Wakefern Food Corporation, a member-owned food cooperative, and from September 1979 to May 1985, he was the director of chain store sales for The Coca-Cola Bottling Co. of New York. He holds a B.A. in business administration and a B.S. in secondary education from John F. Kennedy College.

   David A. Pace joined HomeGrocer.com in September 1999 as vice president of people capability, with primary responsibility for human resources, and was appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, from October 1997 to September 1999, Mr. Pace was with Tricon Restaurants International, a restaurant management company, most recently as senior vice president of human resources. Prior to his position with Tricon, from June 1981 to October 1997, Mr. Pace was with PepsiCo, a beverage and restaurant company, throughout the United States, Africa, Middle East and Europe, most recently as senior vice president, Human Resources for PepsiCo Restaurants International. Mr. Pace holds a B.S. in industrial and labor relations from Cornell University.

   Kristin H. Stred joined HomeGrocer.com as vice president and general counsel in September 1999 and was appointed senior vice president in December 1999. Prior to joining HomeGrocer.com, from July 1992 to September 1999, Ms. Stred held various positions with Shurgard Storage Centers, a developer of self-storage properties, and its predecessor companies, where she was most recently senior vice president and general counsel. From October 1991 to July 1992, she was an attorney with Boeing and from July 1987 to September 1991, Ms. Stred was assistant general counsel at King Broadcasting, a regional broadcasting company. From June 1984 to July 1987, she practiced law at Garvey, Schubert & Barer, a Seattle based law firm. Ms. Stred holds a B.A. in history and a J.D., both from Harvard University.

   Tom A. Alberg has served as a director of HomeGrocer.com since June 1998 as Madrona Investment Group's designee under a voting agreement that will expire upon effectiveness of this offering. He has been a principal of Madrona Investment Group, a venture investment firm focused on capital investments in early stage technology companies, since January 1996 and a managing director of Madrona Venture Fund, a venture capital fund, since October 1999. Prior to that time, Mr. Alberg was the President and a director of LIN Broadcasting, a cellular telephone company, from April 1991 to October 1995, and an Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, from July 1990 to October 1995. Prior to July 1990, Mr. Alberg was chairman of the executive committee and a partner in the law firm of Perkins Coie in Seattle. Mr. Alberg is also a director of Active Voice, a provider of unified messaging and computer telephony software, Advanced Digital Information, a hardware and software based data storage solutions company, Amazon.com, an Internet retailer of books and other consumer products, Emeritus, an assisted living community company, Teledesic, a telecommunications network provider, and Visio Corporation, a diagramming software provider. Mr. Alberg received his B.A. from Harvard University and his J.D. from Columbia University.

   Charles K. Barbo has served as a director of HomeGrocer.com since October 1997. In 1972, Mr. Barbo co-founded the predecessor of Shurgard Storage Centers, a developer of self-storage properties, and served most recently as president and chairman of the board until March 1995 when he became chairman and chief executive officer of Shurgard Storage Centers. Mr. Barbo is a graduate of the Owner/President Management Program of Harvard Business School and has a B.A. in history from the University of Washington.

   James L. Barksdale has served as a director of HomeGrocer.com since April 1999 as The Barksdale Group's designee under a voting agreement that will expire upon effectiveness of this offering. Mr. Barksdale has been managing partner of The Barksdale Group, an investment and advisory group, since May 1999. He was president and chief executive officer of Netscape Communications from January 1995 until March 1999, when Netscape was acquired by America Online. From January 1992 to December 1994, Mr. Barksdale served as president and chief operating officer of AT&T Wireless Services, Wireless Data Division (formerly McCaw Cellular Communications), and from September 1994 to December 1994 also served as the chief executive officer. Prior to that, from April 1983 to January 1992, he served as executive vice president and chief operating officer of Federal Express, an overnight courier service, and from 1979 to 1983 he served as the chief information officer. Mr. Barksdale is also a director of 3Com; Liberate Technologies, a provider of software delivering Internet content to television sets; Federal Express, Robert Mondavi, a winery; Respond.com, an online shopping service; Sun Microsystems; and America Online. Mr. Barksdale holds a B.A. in business from the University of Mississippi.

   Mark P. Gorenberg has served as a director of HomeGrocer.com since March 1999 as Hummer Winblad Venture Partners' designee under a voting agreement that will expire upon effectiveness of this offering. Since July 1993, Mr. Gorenberg has been a general partner of Hummer Winblad Venture Partners, an investment partnership, and, from July 1990 to June 1993, Mr. Gorenberg was an associate of Hummer Winblad Venture Partners. Prior to joining Hummer Winblad Venture Partners, Mr. Gorenberg was a senior software manager in Advanced Product Development at Sun Microsystems. Mr. Gorenberg is also a director of AdForce, a provider of online advertisement management services, and seven private companies. Mr. Gorenberg received a B.S. in electrical engineering from the Massachusetts Institute of Technology, an M.S. in electrical engineering from the University of Minnesota and an M.S. in engineering management from Stanford University.

   Jonathan D. Lazarus has served as a director of HomeGrocer.com since September 1998. Since retiring from Microsoft in September 1996, Mr. Lazarus has spent most of his time working with small companies who are exploring the commercial entrepreneurial opportunities of the Internet and personal computing. From July 1988 to September 1996, Mr. Lazarus worked at Microsoft, where he served most recently as vice president, strategic relations. Mr. Lazarus currently serves on the boards of directors of Ziff-Davis, a technology media and marketing company; DataChannel, a XML-based enterprise information portal provider; and Vision Solutions, a developer of information management software. Mr. Lazarus holds a B.S. in communications from Temple University.

   Douglas Mackenzie has served as a director of HomeGrocer.com since September 1998 as Kleiner Perkins Caufield & Byers's designee under a voting agreement that will expire upon effectiveness of this offering. Mr. Mackenzie has been a partner with Kleiner Perkins Caufield & Byers, a venture capital firm, since 1992. Currently, Mr. Mackenzie also serves on the boards of directors of Visio Corporation, a diagramming software provider; Marimba, a provider of Internet management software; Pivotal Corporation, a developer of e-commerce solutions; and E.piphany, a provider of real-time analytical applications. Mr. Mackenzie holds an A.B. in economics and an M.S. in industrial engineering, both from Stanford University, and an M.B.A. from Harvard Business School.

   David Risher has served as a director of HomeGrocer.com since April 1999 as Amazon.com's designee under a voting agreement that will expire upon effectiveness of this offering. From February 1997 to the present, Mr. Risher has held several positions at Amazon.com., an Internet retailer of books and other consumer products, where he is presently the senior vice president of product development. From July 1991 to February 1997, Mr. Risher held a variety of marketing and project management positions at Microsoft, most recently as founder and product unit manager for MS Investor, Microsoft's web site for personal investment. Mr. Risher received his B.A. in comparative literature from Princeton University and an M.B.A. from Harvard Business School.

   Philip S. Schlein has served as a director of HomeGrocer.com from October 1997 to December 1997 and from April 1998 through the present. Mr. Schlein has been a general partner, and subsequently a venture partner, of U.S. Venture Partners, a venture capital firm, since April 1985. Mr. Schlein held various executive positions with Macy's, a retail department store, from 1957 to 1973 and was president and chief executive officer of Macy's California division from 1974 to 1985. Additionally, Mr. Schlein currently serves as a director of bebe stores, a women's specialty clothing retailer; Ross Stores, a discount department store; Xoom.com, a direct e-commerce retailer; Burnham Pacific, a real estate investment trust; and Quick Response Services, a provider of business-to-business e-commerce services. Mr. Schlein holds a B.S. in economics from the University of Pennsylvania.

Board Composition

   Our bylaws currently authorize ten directors and we have ten directors on our board. Each director is elected for a period of one year at the annual meeting of stockholders and serves until the next annual meeting or until a successor is duly elected and qualified. Our executive officers serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

   Our board of directors will be divided into three classes effective upon an amendment to our articles of incorporation which will occur upon the closing of the offering. The Class I directors, James L. Barksdale, Mark P. Gorenberg, and Philip S. Schlein, will serve an initial term until the 2000 annual meeting of stockholders, the Class II directors, Charles K. Barbo, J. Terrence Drayton, Jonathan D. Lazarus and Douglas Mackenzie, will serve an initial term until the 2001 annual meeting of stockholders, and the Class III directors, Tom A. Alberg, David Risher and Mary Alice Taylor, will serve an initial term until the 2002 annual meeting of stockholders. Each class will be elected for a three-year term following its initial term.

Board Compensation

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Directors are also eligible to participate in our 1997 stock incentive compensation plan and our 1999 stock incentive plan, and beginning as of the effective date of this offering, they will be eligible to participate in our 1999 Directors' Stock Option Plan and in our 1999 Employee Stock Purchase Plan. All of our 1999 plans are subject to stockholder approval, which we expect to receive prior to the closing of this offering. See "Stock Plans."

   Pursuant to our 1997 stock incentive compensation plan, in April 1998, Mr. Barbo was granted an option to purchase 500,000 shares of common stock and an additional option to purchase 200,000 shares of common stock, each with an exercise price of $0.25 per share; in April 1998, Mr. Schlein was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share; in June 1998, Mr. Alberg was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share; in November 1998, Mr. Lazarus was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share; and in April 1999, Mr. Barksdale was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.45 per share. Each of these options is fully vested and exercisable at this time.

Board Committees

   In April 1998, the board established an audit committee and a compensation committee. The audit committee reviews our annual audit, meets with independent auditors and oversees the effectiveness of financial management practices. The audit committee currently consists of Tom A. Alberg, Mark P. Gorenberg and David Risher. The compensation committee recommends compensation for senior management to the board and administers our stock plans. The compensation committee currently consists of James L. Barksdale, Jonathan D. Lazarus and Douglas Mackenzie.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

   The following table provides summary information concerning the compensation received for services rendered to HomeGrocer.com during the fiscal years ended January 2, 1999 and January 1, 2000 by our chief executive officer and each of the other most highly compensated executive officers whose aggregate compensation during fiscal years 1998 and 1999 exceeded $100,000. Throughout this prospectus, we refer to the following officers as our named executive officers.

                           Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                      Annual Compensation                 Awards
                          -------------------------------------------- ------------
                                                                        Securities
Name and Principal        Fiscal                        Other Annual    Underlying
Positions                  Year  Salary ($) Bonus ($) Compensation ($)  Options (#)
------------------        ------ ---------- --------- ---------------- ------------
Mary Alice Taylor(1)....   1999   $63,846    $  --        $29,316       4,500,000
 Chief Executive Officer
  and Chairman
  of the Board

J. Terrence Drayton(2)..   1999   172,446       --          8,740       1,650,000
 President, Director and   1998    81,411       --            --              --
  Former Chief
  Executive Officer

Ken Deering.............   1999   131,388    41,137         4,596         200,000
 Vice President of
  Storefront               1998    99,539    43,468           --          520,000

Robert G. Duffy.........   1999   124,788    38,438            92         100,000
 Chief Information
  Officer                  1998    69,231     9,885           --          200,000

Jonathan W. Landers.....   1999   182,150    56,209         8,517         100,000
 Senior Vice President
  of Marketing and Sales   1998    20,192       --            --          200,000

--------

(1) Mary Alice Taylor has served as chief executive officer of HomeGrocer.com since September 2, 1999.

(2) Mr. Drayton served as chief executive officer of HomeGrocer.com from January 1997 to September 1999.

Option Grants

   The following table provides summary information regarding stock options granted to the named executive officers during the fiscal year ended January 1, 2000. The options were granted pursuant to our 1997 stock incentive compensation plan and 6,150,000 options were granted to two officers outside the plan. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, giving effect to an assumed initial public offering price of $11.00 per share and based on assumed rate of stock appreciation of 5% and 10%, compounded annually. These rates are mandated by the Securities and Exchange Commission and do not represent our estimate of our future common stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. In the fiscal year ended January 1, 2000, we granted options to acquire up to an aggregate of 16,960,400 shares of common stock to employees, consultants and directors, all at exercise prices equal to the deemed fair market value of our common stock on the date of grant as determined in good faith by our board of directors.

          Option Grants in the Fiscal Year Ended January 1, 2000

                                         Individual Grants                  Potential Realizable
                          -----------------------------------------------     Value At Assumed
                          Number Of   Percent Of                           Annual Rates of Stock
                          Securities Total Options                           Price Appreciation
                          Underlying  Granted To   Exercise Or                For Option Term
                           Options   Employees In  Base Price  Expiration ------------------------
Name                      Granted(#)  Fiscal Year   ($/Share)     Date        5%          10%
----                      ---------- ------------- ----------- ---------- ----------- ------------
Mary Alice Taylor(1)....  4,500,000      26.5%        $0.45      9/9/09   $75,596,474 $117,862,774
J. Terrence Drayton(2)..  1,650,000       9.7          0.45      9/9/09    27,718,707   43,216,351
Ken Deering(3)..........    200,000       1.2          0.45     6/11/09     3,319,487    5,115,668
Robert G. Duffy(4)......    100,000       0.6          0.45     6/11/09     1,659,744    2,557,834
Jonathan W. Landers(5)..    100,000       0.6          0.45     6/11/09     1,659,744    2,557,834

--------

(1) Ms. Taylor's option was granted outside of the 1997 stock incentive compensation plan and she exercised this option in full on September 9, 1999. Ms. Taylor has granted us a right of repurchase on these shares. This right lapses as to one-fourth of the shares on September 2, 2000, and thereafter on the second day of every month at a rate of one forty-eighth of the total number of shares until all the shares are released from the repurchase option.

(2) Mr. Drayton's option was granted outside of the 1997 stock incentive compensation plan and he exercised this option in full on September 9, 1999. Mr. Drayton has granted us a right of repurchase on these shares. This right lapses as to one-fourth of the shares on June 11, 2000, and thereafter on the eleventh day of every month at a rate of one forty-eighth of the total number of shares until all the shares are released from the repurchase option.

(3) Mr. Deering exercised this option as to 100,000 shares on September 22, 1999 and 50,000 shares on December 13, 1999 and has granted us a right of repurchase to these shares as required under the 1997 stock incentive compensation plan.

(4) Mr. Duffy exercised this option as to 50,000 shares on November 10, 1999 and has granted us a right of repurchase to these shares as required under the 1997 stock incentive compensation plan.

(5) Mr. Landers exercised this option in full on December 13, 1999 and has granted us a right of repurchase to these shares as required under the 1997 stock incentive compensation plan.

Option Exercises and Holdings

   The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the named executive officers as of January 1, 2000.

  Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

                                                        Number of Securities              Value of Unexercised
                          Shares                       Underlying Unexercised            In-the-Money Options at
                         Acquired                    Options at January 1, 2000            January 1, 2000(2)
                         On Option                   --------------------------------   -------------------------
Name                     Exercise  Value Realized(1) Exercisable       Unexercisable    Exercisable Unexercisable
----                     --------- ----------------  --------------    --------------   ----------- -------------
Mary Alice Taylor....... 4,500,000     $    --                    --                 --  $     --         --
J. Terrence Drayton..... 1,650,000          --                    --                 --        --         --
Ken Deering.............   670,000      225,700                50,000                --   527,500         --
Robert G. Duffy.........   250,000          --                 50,000                --   527,500         --
Jonathan W. Landers.....   300,000      655,000                   --                 --        --         --

--------

(1) Equal to the deemed fair market value of the purchased shares on option exercise date as determined in good faith by our board of directors, less the exercise price paid for such shares.

(2) Value is determined by subtracting the exercise price from the proposed initial public offering price of $11 for the common stock, and multiplying by the number of shares underlying the options.

Employment Agreements

   We have entered into employment agreements with five of our executive officers:

   Mary Alice Taylor. In September 1999, we entered into an employment agreement with Mary Alice Taylor, our chairman and chief executive officer. Under the agreement, we agreed to pay Ms. Taylor an annual base salary of $200,000 and a quarterly bonus to be determined by the compensation committee. In connection with this employment agreement we also granted Ms. Taylor an option to purchase 4,500,000 shares of our common stock. On September 9, 1999 Ms. Taylor purchased 1,500,000 shares of our common stock at a purchase price of $0.45 per share for an aggregate purchase price of $675,000 and exercised options to purchase 4,500,000 shares of common stock at an exercise price of $0.45 per share for an aggregate purchase price of $2,025,000. We also loaned Ms. Taylor a total of $2,241,000 pursuant to two full recourse promissory notes, each with an annual interest rate of 5.98%. Ms. Taylor used this loan and cash to purchase the 1,500,000 shares and to exercise the 4,500,000 options. All principal and accrued interest under the loan remains outstanding and is due and payable on September 9, 2004. As of January 1, 2000, the outstanding balance of Ms. Taylor's loan was approximately $2,283,000.

   As of January 1, 2000, HomeGrocer.com had a right to repurchase 4,500,000 shares of unvested common stock held by Ms. Taylor. This right lapses with respect to one-fourth ( 1/4th) of the unvested shares on September 2, 2000, and thereafter on the second day of every month at a rate of one forty-eighth ( 1/48th) of the total number of shares, until all of the shares are released from the repurchase option, subject to Ms. Taylor's continued service with HomeGrocer.com. If Ms. Taylor dies or becomes permanently disabled, the repurchase right will lapse to the extent of the greater of 50% of the shares still subject to the repurchase right or the number of shares that would have vested had Ms. Taylor continued in the employment of HomeGrocer.com for an additional 12 months. If Ms. Taylor's employment is terminated without cause or she resigns for good reason, the lesser of 750,000 shares or all of the shares still subject to the repurchase right shall be released from the repurchase right and we will pay Ms. Taylor's salary for two years after the date of her termination or resignation. If HomeGrocer.com merges into or is acquired by another entity and Ms. Taylor is not offered a similar position with similar responsibilities by the surviving entity, the greater of 3,000,000 shares or the number of shares that would have been released from the repurchase right if Ms. Taylor had continued her employment for another two years, will be released from the repurchase right. Under the terms of the agreement, we also granted Ms. Taylor piggyback registration rights for her shares of common stock. HomeGrocer.com will also pay relocation-related expenses incurred by Ms. Taylor.

   J. Terrence Drayton. In June 1999, we entered into an employment agreement with J. Terrence Drayton, our president. Under the employment agreement, we agreed to pay Mr. Drayton a base salary of $200,000 per year and a quarterly bonus to be determined by the compensation committee. In connection with this employment agreement, we also granted Mr. Drayton an option to purchase 1,650,000 shares of our common stock. On September 9, 1999 Mr. Drayton purchased 550,000 shares of HomeGrocer.com common stock at a price of $0.45 per share for an aggregate purchase price of $247,500 and exercised options to purchase 1,650,000 shares of common stock at an exercise price of $0.45 per share for an aggregate purchase price of $742,500. We also loaned Mr. Drayton $990,000 pursuant to two full recourse promissory notes, each with an annual interest rate of 5.98%. Mr. Drayton used this loan to purchase the 550,000 shares and to exercise the 1,650,000 options. All principal and accrued interest under the loan remains outstanding and is due and payable on September 9, 2004. As of January 1, 2000, the outstanding balance of Mr. Drayton's loan was approximately $1,008,000.

   As of January 1, 2000, HomeGrocer.com had a right to repurchase 1,650,000 shares of unvested common stock held by Mr. Drayton. This right will lapse with respect to one-fourth ( 1/4th) of the total number of shares as of June 11, 2000, and thereafter on the eleventh day of every month at a rate of one forty-eighth ( 1/48th) of the total number of shares, until all of the shares are released from the repurchase option, subject to Mr. Drayton's continued service with HomeGrocer.com. If Mr. Drayton dies or becomes permanently disabled, the repurchase right will lapse to the extent of the greater of 50% of the shares still subject to the repurchase right or the number of shares that would have vested had Mr. Drayton continued in the employment of HomeGrocer.com for 12 months. Under the agreement, if Mr. Drayton's employment is terminated without cause or he resigns for good reason, the lesser of 270,000 shares or all of the shares still subject to the repurchase right shall be released from the repurchase right and we will pay Mr. Drayton's salary for two years after the date of his termination or resignation. If HomeGrocer.com merges into or is acquired by another entity and Mr. Drayton is not offered a similar position with similar responsibilities by the surviving entity, the greater of 1,100,000 shares or the number of shares that would have been released from the repurchase right if Mr. Drayton had continued his employment for another two years will be released from the repurchase right. Under the terms of the agreement, we also granted Mr. Drayton piggyback registration rights for his shares of common stock.

   Daniel R. Lee. In November 1999, we entered into an employment agreement with Daniel R. Lee, our senior vice president and chief financial officer. Under the agreement, we agreed to pay Mr. Lee a base salary of $180,000 per year and a quarterly bonus to be determined by the compensation committee. The bonus is guaranteed to be at least $50,000 for 2000. We granted Mr. Lee an option to purchase 1,200,000 shares of our common stock at an exercise price of $2.50 per share. Mr. Lee exercised such options on December 13, 1999 for an aggregate purchase price of $3,000,000. As of January 1, 2000, HomeGrocer.com had a right to repurchase the 1,200,000 shares held by Mr. Lee. Such right lapses with respect to one-fourth of the shares on November 3, 2000 and as to 25,000 additional shares on the third day of every month thereafter at the rate of 25,000 shares per month. If Mr. Lee's employment is terminated by HomeGrocer.com during the first year, HomeGrocer.com's repurchase right shall lapse in accordance with the pro-rated number of months that he was employed with HomeGrocer.com. HomeGrocer.com will also pay relocation-related expenses incurred by Mr. Lee.

   David A. Pace. In August 1999, we entered into an employment agreement with David A. Pace, our senior vice president of people capability. Under the agreement, we agreed to pay Mr. Pace a base salary of $175,000 per year and a quarterly bonus guaranteed to be $50,000 for 1999. If Mr. Pace's employment is terminated by HomeGrocer.com during the first year, Mr. Pace is entitled to receive continuation of his salary for 12 months beyond the date of his termination.

   Rex L. Carter. In November 1999, we entered into an employment agreement with Rex L. Carter, our senior vice president of systems development and technology. Under the agreement, we agreed to pay

Mr. Carter a base salary of $175,000 per year and an annual bonus of $50,000 based on the achievement of mutually agreed upon objectives for the calendar year. In addition, Mr. Carter is entitled to receive reimbursement of reasonable expenses incurred by him and his family relating to his move to the Seattle, Washington region from Minnesota.

Stock Plans

   1999 Stock Incentive Plan. The 1999 stock incentive plan was adopted by the board of directors in December 1999. We will be submitting it for approval by the stockholders prior to the closing of this offering. We have reserved a total of 12,500,000 shares plus an annual increase on the first day of each of the next five HomeGrocer.com fiscal years beginning in 2001 equal to the lesser of 2,500,000 shares or 2.5% of the outstanding shares of common stock on the last day of the preceding fiscal year for issuance under the 1999 stock incentive plan. HomeGrocer.com has not issued any options or other stock awards under the 1999 stock incentive plan to date. The 1999 stock incentive plan provides for the grant of incentive stock options to employees and directors who are employees, and the grant of nonstatutory stock options and awards of restricted stock, stock appreciation rights and stock units to employees, non-employee directors and consultants. The compensation committee currently administers the 1999 stock incentive plan. The administrator of the 1999 stock incentive plan will determine number, vesting schedule, and exercise price for options, or conditions for awards of restricted stock, stock appreciation rights and stock units granted under the 1999 stock incentive plan, provided, however, an individual employee may not receive aggregate option grants and other stock awards for more than 2,500,000 shares in any fiscal year, and the exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant or, in the case of a 10% shareholder, at least equal to 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price or purchase price may be made in cash or other consideration as determined by the administrator. In the event a participant is terminated from service for HomeGrocer.com in circumstances that may constitute cause, the participant's right to exercise any award is suspended until the administrator determines whether cause existed, and if so, the participant's rights with respect to the award are forfeited.

   In the event of a sale of all or substantially all of the assets of HomeGrocer.com, or the merger or consolidation of HomeGrocer.com with or into another corporation, the administrator may take any one or more of the following actions, in its discretion:

  . Provide that outstanding awards, or types of outstanding awards, shall be assumed or equivalent awards be substituted by the successor corporation;

  . Provide notice to award recipients that all awards, or types of awards, to the extent then exercisable or to be exercisable as a result of the transaction, must be exercised on or before a specified date after which the awards terminate;

  . Terminate each award, or types of awards, in exchange for a payment equal to the excess of the fair market value of the shares underlying the award that are vested and exercisable immediately prior to the closing of the transaction over the exercise price with respect to such shares;

  . Facilitate the exercise of awards that become exercisable as a result of the transaction by adopting procedures providing for the exercise of unvested awards contingent on the consummation of the transaction; or

  . Provide that repurchase rights with respect to stock purchased upon exercise of an option or a stock purchase right be assigned to the successor corporation, or if not so assigned, lapse in full upon the consummation of the transaction.

   The board of directors may amend or terminate the 1999 stock incentive plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, we will obtain requisite stockholder approval for any action requiring stockholder approval under applicable law. The 1999 stock incentive plan will terminate in December 2009 unless the board of directors terminates it earlier.

   1997 Stock Incentive Compensation Plan. The 1997 plan was adopted by the board of directors and approved by the stockholders on October 7, 1997. It provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options and stock awards to employees, non-employee directors and consultants. A total of 15,924,334 shares of common stock has been reserved for issuance under the 1997 plan as of the date of this offering. As of January 1, 2000, options to purchase 8,250,870 shares of common stock had been exercised, options to purchase a total of 5,886,342 shares at a weighted average exercise price of $1.69 were outstanding and 1,787,122 shares remained available for future grants. The plan has no fixed expiration date; provided, however, that no incentive stock options may be granted more than ten years after the plan's adoption (on October 7, 1997). Accordingly, after October 7, 2007, no incentive stock options may be granted under the 1997 plan.

   The 1997 plan is currently administered by the compensation committee of the board of directors. The terms of options and stock awards granted under the 1997 Plan are determined by the administrator, including the number of shares underlying options, exercise price, term and exercisability. The term of options shall be 10 years from date of grant unless otherwise established by the administrator, and options generally vest at the rate of 25% of the total number of shares subject to options 12 months after the date of grant and 1/48th of the total number of shares subject to options each month thereafter. The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant or, in the case of a 10% shareholder, at least equal to 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price or purchase price may be made in cash or other consideration as determined by the administrator. The 1997 plan does not impose an annual limitation on the number of shares subject to options that may be issued to any individual employee.

   In addition, upon a sale of all or substantially all of the HomeGrocer.com assets, or a merger or consolidation of HomeGrocer.com with or into another corporation, all options outstanding under the 1997 plan will be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to this assumption or substitution, in which case the options shall automatically accelerate so that each option shall, immediately prior to the closing of the transaction, become 100% vested and exercisable. Any options that are assumed or replaced in the sale, merger or consolidation that do not otherwise accelerate, shall be accelerated in the event that the option holder's employment or services are terminated within two years following the transaction unless the option holder is terminated for cause or leaves voluntarily without good reason. Also, the acceleration of options shall not occur if it would make unavailable "pooling of interest" accounting treatment for the sale, merger or consolidation.

   1999 Directors' Stock Option Plan. The 1999 directors' plan was adopted by our board of directors in December 1999. We will be submitting it for approval by the stockholders prior to the closing of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the directors' plan. The directors' plan provides for the grant of nonstatutory stock options to non-employee directors of HomeGrocer.com. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent that conflicts of interest arise, it is expected that conflicts will be addressed by having any interested director abstain from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the directors' plan will terminate in December 2009.

   The directors' plan provides that each person who becomes a non-employee director of HomeGrocer.com will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which he or she first becomes a non-employee director of HomeGrocer.com, which option will vest and become exercisable in installments of 25% of the total number of shares subject to the option on the first, second, third and fourth anniversaries of the date of grant. Thereafter, on the date of our annual stockholders' meeting each year following the year of the initial grant, each non-employee director of HomeGrocer.com will be granted an additional option to purchase 5,000 shares of common stock if, on that date, he or she has served on our board of directors for at least six months, which option shall be fully vested and exercisable on the date of grant. Such annual grants become exercisable in full on the fourth anniversary of the date of grant. No option granted under the directors' plan is transferable by the option holder other than by will or the laws of descent or distribution or under a domestic relations order, and each option is exercisable, during the lifetime of the option holder, only by that option holder. The exercise price of all stock options granted under the directors' plan shall be equal to the fair market value of a share of HomeGrocer.com common stock on the date of grant of the option. Options granted under the directors' plan have a term of ten years. However, unvested options will terminate when the optionee ceases to serve as a director and vested options will terminate if they are not exercised within 12 months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason.

   In the event of a sale of all or substantially all of the assets of HomeGrocer.com, or the merger or consolidation of HomeGrocer.com with or into another corporation in which HomeGrocer.com is not the surviving corporation or in which the ownership of more than 50% of the total combined voting power of HomeGrocer.com outstanding securities changes hands, or if during any two consecutive two-year periods persons who constitute the board at the beginning of such period (or who were appointed by a majority of the board in place at the beginning of such period) cease to constitute at least 50% of the board, each option outstanding under the directors' plan will be assumed or equivalent options substituted by our acquirer, unless our acquirer does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any acquisition, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the merger as to all shares underlying the options, including shares which would not have been vested and exercisable but for the acquisition. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by law.

   1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan, or the 1999 purchase plan, provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. This plan will become effective upon the closing of this offering. A total of 3,000,000 shares of common stock have been reserved for issuance under the 1999 purchase plan, plus an annual increase on the first day of each of our next five fiscal years from 2001 through 2005 equal to the lesser of:

  .  500,000 shares;

  . 0.5% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  .  any lesser amount determined by the board.

   The 1999 purchase plan will be administered by the board of directors or by a committee appointed by the board. The 1999 purchase plan permits eligible employees to purchase common stock through payroll deductions up to a maximum of $25,000 of fair market value of such stock in each calendar year or up to a maximum of 2,500 shares for each purchase period, whichever is lesser. Employees are eligible to participate if they are employed by us or any majority-owned subsidiary for at least an average of 20 hours per week and customarily more than five months in any calendar year. However, an employee cannot participate in the plan at any time his or her participation in the plan would cause his or her outstanding options plus ownership of stock to equal 5% or more of the total voting power or value of all classes of our stock.

   The 1999 purchase plan provides that unless the board of directors or its committee determines otherwise, the plan will operate by a series of overlapping offering periods of approximately 12 months' duration, with new offering periods (other than the first offering period) commencing on the first trading day on or after January 1 and July 1 of each year. Each offering period will generally consist of two consecutive purchase periods of six months' duration, at the end of which the amount in participants' accounts will be used to make an automatic purchase of shares to be held in a plan account on their behalf.

   The board has determined that the first offering period will commence upon the effective date of this offering and end on December 31, 2000 with a single corresponding purchase period, and that, notwithstanding the flexibility in the plan that allows twelve month periods, beginning January 1, 2001, the offering period shall be of six months' duration with a coinciding six month purchase period. The price at which common stock will be purchased under the 1999 purchase plan is equal to 85% of the fair market value of the common stock on the first day of the offering period or on the last day of the applicable purchase period, whichever is lower. The initial purchase period will commence on the date of this prospectus and end on the last trading day on or before June 30, 2000, with a subsequent purchase period commencing on the first trading day on or after July 1 and ending on the last day of the offering period in December 2000. Employees may end their participation in an offering period at any time, and participation automatically ends on termination of employment, with accrued funds as of the date of termination being returned to the employee.

   In the event we are acquired or we sell substantially all of our assets, each outstanding option to purchase shares under the 1999 purchase plan will be assumed or an equivalent option substituted by our acquirer. If our acquirer does not agree to assume or substitute for the option, any offering period then in progress will be shortened and a new purchase date occurring prior to the closing of the transaction will be set.

   Generally, our board may change or terminate offering, holding and purchase periods, including extending new offering periods to up to 27 months' duration, and may amend, modify or terminate the 1999 purchase plan at any time as long as such action does not adversely affect any outstanding rights to purchase stock under the 1999 purchase plan. However, the board may amend or terminate the 1999 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges. The employee may be required to hold the stock for a minimum period established at the board of directors' or its committee's discretion within the applicable laws, after purchase. Unless terminated earlier by the board, the 1999 purchase plan will terminate twenty years after the closing of the offering. The 1999 purchase plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended.

401(k) Plan

   We maintain the HomeGrocer.com 401(k) Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 21 and have worked for HomeGrocer.com for three months. Eligible employees may join the plan at the beginning of each quarter. A participant may contribute up to the lesser of 20% of his or her total annual compensation to the 401(k) plan on a pre-tax basis, or a statutorily prescribed pre-tax annual limit. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee.

   Currently, we match participant contributions dollar for dollar up to 5% of their compensation if the participant has performed at least 1,000 hours of service during the year. Matching contributions vest 33% after two years of service, 66% after three years of service, and 100% after four years of service. HomeGrocer.com currently pays the administrative costs for the plan. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions will be deductible by us when made.

Limitation of Liability and Indemnification Matters

   Our articles of incorporation which we expect to be in force on the date of this prospectus, limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director shall be personally liable to HomeGrocer.com or its shareholders for monetary damages resulting from his or her conduct as a director of HomeGrocer.com, except liability for:

  . acts or omissions involving intentional misconduct or knowing violations of law;

  .  unlawful distributions; or

  . transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

   Our articles of incorporation also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was a director of HomeGrocer.com and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to our articles of incorporation may not adversely affect any right of a director of HomeGrocer.com who is or was a director at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

   Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Finally, we intend to purchase and maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of HomeGrocer.com.

   We believe that the limitation of liability provision in our articles of incorporation, the indemnification provisions in our bylaws, the indemnification agreements and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of HomeGrocer.com.

                          RELATED PARTY TRANSACTIONS

   From our inception through January 1, 2000, we have issued and sold shares of our capital stock as follows:

  . 29,605,536 shares of common stock at a weighted average price of $0.52 per share of cash and other consideration,

  . 8,000,000 shares of Series A preferred stock at a price of $0.50 per share in February, April, June and July 1998,

  . 16,857,142 shares of Series B preferred stock at a price of $0.35 per share in September 1998,

  . 29,942,050 shares of Series C preferred stock at a price of $1.75 per share in April and May 1999,

  . 18,407,546 shares of Series D preferred stock at a price of $5.80 per share in September through November 1999,

  . warrants to purchase 1,800,000 shares of common stock at a price of $0.375 per share,

  . warrants to purchase 1,269,786 shares of common stock at a price of $0.50 per share,

  . warrants to purchase 153,600 shares of Series C preferred stock at a price of $0.78125 per share, and

  . warrants to purchase 275,862 shares of Series D preferred stock at a price of $5.80 per share.

   The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent shareholders of HomeGrocer.com, and persons and entities associated with them, in the private placement transactions described above. Shares held by affiliated persons and entities have been added together for the purposes of this chart.

                                                                             Outstanding
                                                                              Warrants
                                    Series A  Series B   Series C  Series D  to Purchase
                           Common   Preferred Preferred Preferred  Preferred   Common
Investor                    Stock     Stock     Stock     Stock      Stock      Stock
--------                  --------- --------- --------- ---------- --------- -----------
Mary Alice Taylor (1)...  6,000,000      --         --         --     17,240       --
J. Terrence Drayton
 (2)....................  6,150,000      --         --       2,758       --    100,000
Amazon.com, Inc. (3)....        --       --         --  24,285,716 3,448,274       --
Hummer Winblad Venture
 Partners (3)...........    700,000  800,000  8,285,714    484,732 3,448,274       --
Kleiner Perkins Caufield
 & Byers (4)............  1,300,000  200,000  8,285,714    484,732 3,448,274   200,000
The Barksdale Group,
 L.L.C. (5).............    200,000      --         --   2,857,142 2,586,206       --
Charles Barbo (6).......  1,000,000  700,000        --      38,618   229,490       --
Madrona Investment
 Group, LLC (7).........    200,000  500,000        --      27,586   862,068   300,000
Ken Deering (8).........  1,170,000      --         --         --        --        --
Lazarus Family
 Investments LLC (9)....    200,000  200,000    285,714     26,798   170,756       --
Philip S. Schlein.......    200,000   50,000        --       2,758    20,000       --

--------

 (1) Includes shares held by Mary Alice Taylor, Mary Alice Taylor 1999 5-Year GRAT, Taylor Family 1999 Trust, Emery DeWitt Wooten 1999 5-Year GRAT and GMME Partnership, L.P. Ms. Taylor is our chief executive officer and a director of HomeGrocer.com. 4,500,000 of Ms. Taylor's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Ms. Taylor and HomeGrocer.com.

 (2) Includes shares held by J. Terrence Drayton, Terran Ventures, Inc., Drayton Resources Ltd. and Drayton Consulting Services, Ltd. Mr. Drayton is our president and a director of HomeGrocer.com. 1,650,000 of Mr. Drayton's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Mr. Drayton and HomeGrocer.com. Includes warrants to purchase 100,000 shares of common stock held by Terran Ventures, Inc.

 (3) Includes shares held by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Venture Partners IV, L.P. and Hummer Winblad Technology Fund III, L.P., together a 13% shareholder of HomeGrocer.com.

 (4) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P., together a 13% shareholder of HomeGrocer.com Includes warrants to purchase 200,000 shares of common stock held by Kleiner Perkins Funds-related entities.

 (5) Includes shares held by The Barksdale Group, L.L.C., Peter L.S. Currie (a principal and officer of The Barksdale Group, LLC), James L. Barksdale, Pickwick Group, L.P. and Barksdale Investments, L.L.C., together a 5.5% shareholder of HomeGrocer.com The other Barksdale-related entities disclaim beneficial ownership of 344,740 shares of Series D preferred stock held by Mr. Currie.

 (6) Includes shares held by C&LB Family Limited Partnership, Charles Barbo, a director of HomeGrocer.com, Charles K. and Linda K. Barbo, Anne Barbo, Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger.

 (7) Includes warrants to purchase 300,000 shares of common stock held by Madrona Investment Group, LLC, 431,034 shares held by Madrona Holding I, L.L.C. for the benefit of Madrona Venture Fund I-A, L.P., Madrona Venture Fund I-B, L.P. and Madrona Managing Director Fund, LLC.

 (8) Does not include an option to purchase 50,000 shares of common stock held by Mr. Deering, our vice president of Storefront.

 (9) Includes shares held by Lazarus Family Investments LLC, Lazarus Family Investments III, LLC and Lazarus Family Investments II, LLC. Jonathan Lazarus, a director of HomeGrocer.com, is a principal in each of these funds.

   HomeGrocer.com has had discussions with Fitpro Pty Ltd., an Australian company and a shareholder of HomeGrocer.com, concerning the possibility of developing a joint venture to introduce the HomeGrocer.com business to South East Asia, including Australia, New Zealand and Singapore. In the absence of an agreement on mutually satisfactory terms to form such a joint venture, Fitpro Pty Ltd. may have certain rights of first refusal regarding the HomeGrocer.com service in South East Asia. HomeGrocer.com has no current plans to expand to the South East Asian market in the foreseeable future.

   In September 1999, we made loans to Mary Alice Taylor, our chief executive officer, and Mr. Drayton in connection with their exercises of stock options and purchases of our common stock. See "Management--Employment Agreements."

   In September 1999, we entered into an agreement with Ms. Taylor pursuant to which she purchased an aggregate of 6,000,000 shares of our common stock outside of our 1997 stock incentive compensation plan. As part of such agreement, Ms. Taylor has granted to us a right of repurchase with respect to 4,500,000 shares of our common stock. Our repurchase right lapses over a period of four years.

   In June 1999, we entered into an agreement with Mr. Drayton pursuant to which he purchased an aggregate of 2,200,000 shares of our common stock outside of our 1997 stock incentive compensation plan. As part of such agreement, Mr. Drayton has granted to us a right of repurchase with respect to 1,650,000 shares of our common stock. Our repurchase right lapses over a period of four years.

   In November 1999, we entered into an agreement with Amazon.com, LLC under which we have agreed to pay Amazon an aggregate of $10 million over the next two years for advertising services. Amazon.com, LLC is a wholly owned subsidiary of Amazon.com, Inc., a 27% shareholder. Two of our board members, Tom Alberg and David Risher, are Amazon.com affiliates: Mr. Alberg is a member of Amazon.com's board of directors and Mr. Risher is Amazon.com's senior vice president of product development.

   Amazon.com, Inc. also has special shareholder rights pursuant to an agreement with Homegrocer.com:

  . If we receive an offer to purchase capital stock representing more than 20% of our capital stock or all or substantially all of our assets, we must give notice of the terms of the offer to Amazon.com, and

     Amazon.com then has seven days to determine whether to accept the terms. If Amazon.com does not accept the terms, we are free to complete such a transaction with a third party on no more favorable terms for a period of 60 days. After this 60 day period, we must again give Amazon notice of any such offer. This right expires four years after the closing of this offering.

  . Amazon.com had the right to purchase its pro rata portion of the shares issued in this offering to maintain its percentage ownership of HomeGrocer.com. Amazon.com has waived this right.

  . Amazon.com may not acquire more than 35% of our capital stock unless Amazon.com first negotiates with us to purchase all of our capital stock. This restriction will terminate on the closing of this offering.

   Julie Barbo, daughter of HomeGrocer.com director Charles K. Barbo, has served as a business and legal consultant to HomeGrocer.com and was our assistant secretary until December 1999.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of January 1, 2000 and as adjusted to reflect the sale of the common stock offered by HomeGrocer.com under this prospectus by:

  .  each of HomeGrocer.com directors and named executive officers;

  .  all directors and executive officers as a group; and

  . each person who is known to own beneficially more than 5% of our common stock.

   Except as otherwise noted, the address of each person listed in the table is c/o HomeGrocer.com, 10230 N.E. Points Drive, Kirkland, Washington 98033. The table includes all shares of common stock issuable within 60 days of January 1, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To the knowledge of HomeGrocer.com, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Assuming the conversion of all outstanding shares of preferred stock, the applicable percentage of ownership for each stockholder is based on 102,812,274 shares of common stock outstanding as of January 1, 2000, together with applicable options for that stockholder. The number of shares underlying options and warrants listed below includes only those shares underlying options and warrants immediately exercisable or exercisable within 60 days of January 1, 2000. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                               Percentage of
                                                               Common Stock
                                      Number of     Shares    Outstanding (1)
                                        Shares    Underlying -----------------
Name and Address of Beneficial       Beneficially Options &   Before   After
Owner                                   Owned      Warrants  Offering Offering
------------------------------       ------------ ---------- -------- --------
Amazon.com, Inc. (2)...............   27,733,990        --    26.98%   22.22%
  1200 12th Avenue S., Suite 1200
  Seattle, WA 98144
Kleiner Perkins Caufield & Byers
 (3)...............................   13,718,720    200,000   13.51    11.13
  2750 Sand Hill Road
  Menlo Park, CA 94025
Hummer Winblad Venture Partners
 (4)...............................   13,718,720        --    13.34    10.99
  2 South Park, 2nd Floor
  San Francisco, CA 94107
J. Terrence Drayton (5)............    6,152,758    100,000    6.08     5.01
Mary Alice Taylor (6)..............    6,017,240        --     5.85     4.82
The Barksdale Group, L.L.C. (7)....    5,643,348        --     5.49     4.52
  2730 Sand Hill Road, Suite 100
  Menlo Park, CA 94043
Charles K. Barbo (8)...............    1,968,108        --     1.91     1.58
  1155 Valley Street, Suite 400
  Seattle, WA 98109
Madrona Investment Group, LLC (9)..    1,589,654    300,000    1.83     1.51
  1000 Second Avenue, Suite 3700
  Seattle, WA 98104
Ken Deering........................    1,170,000     50,000    1.19      *
Jonathan D. Lazarus (10)...........      883,268        --      *        *
  One Mercer Plaza 2835 82nd Avenue
   S.E., Suite 310
  Mercer Island, WA 98040
Jonathan W. Landers................      300,000        --      *        *
Philip S. Schlein..................      272,758        --      *        *
  2180 Sand Hill Road, Suite 300
  Menlo Park, CA 94025
Robert G. Duffy....................      250,000     50,000     *        *
All directors and executive
 officers as a group (20 persons)
 (11)..............................   81,697,564  1,551,000   79.77    65.88

-------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Assumes no exercise of the underwriters' over-allotment option.

 (2) David Risher, a director of HomeGrocer.com and a vice president of Amazon.com, Inc., disclaims beneficial ownership of the shares held by Amazon.com.

 (3) Includes shares held by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Venture Partners IV, L.P. and Hummer Winblad Technology Fund III, L.P. Mark Gorenberg, a director of HomeGrocer.com, is a principal in Hummer Winblad Venture Partners. Mr. Gorenberg disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in those shares.

 (4) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P. Douglas Mackenzie, a director of HomeGrocer.com, and a general partner of the Kleiner Perkins funds, disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein; also includes 200,000 shares issuable upon exercise of warrants held by affiliates of Kleiner Perkins Caufield & Byers VIII, L.P.

 (5) Includes shares held by J. Terrence Drayton, Terran Ventures, Inc., Drayton Resources Ltd. and Drayton Consulting Services Ltd. Mr. Drayton disclaims beneficial ownership of shares held by Drayton Consulting Services, Ltd. As of January 1, 2000, 1,650,000 of Mr. Drayton's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Mr. Drayton and HomeGrocer.com; also includes
     100,000 shares issuable upon exercise of warrants held by Terran Ventures, Inc.

 (6) Includes shares held by Mary Alice Taylor, Mary Alice Taylor 1999 5-Year GRAT, Taylor Family 1999 Trust, Emery DeWitt Wooten 1999 5-Year GRAT and GMME Partnership, L.P. Ms. Taylor, chief executive officer and chairman of the board of directors of HomeGrocer.com, disclaims beneficial ownership of the shares held by the Taylor Family 1999 Trust. As of January 1, 2000, 4,500,000 of Ms. Taylor's shares are subject to a repurchase right in favor of HomeGrocer.com pursuant to an agreement between Ms. Taylor and HomeGrocer.com.

 (7) Includes shares held by The Barksdale Group, L.L.C., Peter LS Currie (a principal and officer of The Barksdale Group, LLC), James L. Barksdale, Pickwick Group, L.P. and Barksdale Investments, L.L.C. The other Barksdale-related entities disclaim beneficial ownership of 344,740 shares of Series D preferred stock held by Mr. Currie.

 (8) Includes shares held by C&LB Family Limited Partnership, Charles K. Barbo, Charles K. and Linda K. Barbo, Anne Barbo, Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger. Charles K. Barbo, a director of HomeGrocer.com, disclaims beneficial ownership of the shares held by Anne Barbo, the Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger.

 (9) Includes 300,000 shares issuable upon exercise of warrants held by Madrona Investment Group, LLC and 431,034 shares held by Madrona Holdings I, L.L.C. for the benefit of Madrona Venture Fund I-A, L.P., Madrona Venture Fund I-B, L.P. and Madrona Managing Director Fund, L.L.C. Mr. Alberg, a director of HomeGrocer.com and a principal of Madrona Investment Group, LLC and the Madrona funds, disclaims beneficial ownership of the shares held by Madrona Investment Group, LLC and the Madrona funds except to the extent of his pecuniary interest therein.

(10) Includes shares held by Lazarus Family Investments LLC, Lazarus Family Investments III, LLC and Lazarus Family Investments II, LLC. Jonathan Lazarus, a director of HomeGrocer.com, is a principal in each of these funds.

(11) Includes all shares described above and an additional 3,130,000 shares held by other executive officers, of which 2,279,000 shares were outstanding as of January 1, 2000 and 851,000 shares were subject to options exercisable within 60 days of January 1, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, HomeGrocer.com will be authorized to issue 1,000,000,000 shares of common stock, no par value per share, and 10,000,000 shares of undesignated preferred stock, no par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering.

Common Stock

   As of January 1, 2000, there were 102,812,274 shares of common stock outstanding that were held of record by 348 stockholders after giving effect to the conversion of all outstanding shares of our preferred stock into common stock. After giving effect to this offering and the conversion of our currently outstanding preferred stock into common stock upon the closing of this offering, there will be 124,812,274 shares of common stock outstanding, assuming no exercise of the underwriter's over-allotment option.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any preferred stock that may be outstanding after the completion of this offering, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of HomeGrocer.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any preferred stock that may be outstanding after the completion of this offering. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   Upon the closing of the offering, all outstanding shares of preferred stock will be converted into 73,206,738 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, no par value, in one or more series. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of HomeGrocer.com without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. HomeGrocer.com currently has no plans to issue any shares of preferred stock.

Warrants

   As of January 1, 2000, there were warrants outstanding to purchase an aggregate of 2,749,248 shares of common stock, at a weighted average exercise price of $1.00 per share. Warrants to purchase 2,015,666 shares of common stock will expire, if not exercised, upon completion of the offering. Warrants to purchase the other 733,582 shares of common stock will expire between July 20, 2005 and September 15, 2009. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under some circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations.

Registration Rights

   The holders of 84,481,738 shares of common stock (assuming the conversion of all outstanding preferred stock upon completion of this offering) and warrants to purchase 2,749,248 shares of common stock or their transferees are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of various agreements between HomeGrocer.com and the holders of these securities. Subject to limitations in these agreements, the holders of at least 25% of these securities then outstanding, or a lesser amount if the offering price to the public would be an aggregate of at least $5,000,000, may require on two occasions beginning six months after the date of this prospectus that we use our best efforts to register these securities for public resale if Form S-3 is not available. If HomeGrocer.com registers any of its common stock either for its own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of these securities may also require us, not more than twice in any 12-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

State Anti-Takeover Law and Charter and Bylaw Provisions

   Provisions of state law and our articles of incorporation and bylaws could make more difficult the acquisition of HomeGrocer.com by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of HomeGrocer.com to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure HomeGrocer.com outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Effective upon the closing of this offering, our articles of incorporation will provide for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. The initial term of the Class I directors expires at our annual meeting of shareholders to be held in 2000; the initial term of the Class II directors expires at our annual meeting of shareholders to be held in 2001; and the initial term of the Class III directors expires at our annual meeting of shareholders to be held in 2002. Thereafter, the term of each class of directors will be three years. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the members of our board of directors and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of HomeGrocer.com and may have the effect of maintaining the incumbency of our board of directors.

   Supermajority Vote to Amend Bylaw Provisions. Effective upon the completion of this offering, our bylaws will provide that (1) any amendment to the bylaws that increases or reduces the authorized number of directors shall require the affirmative approval of at least two-thirds of the directors and (2) any amendment or repeal of the bylaws relating to these provisions by the shareholders will require the affirmative approval of holders of at least two-thirds of our outstanding capital stock. This provision is principally intended to prevent a shareholder or shareholders having a majority of the common stock from making changes in the bylaws to increase the number of directors or reduce the authority of our board or directors. It also may have the effect of discouraging efforts to acquire control of the board of directors and thus make takeovers or changes in control more difficult.

   Shareholder Meetings. Effective upon the completion of this offering, our bylaws will provide that, except as otherwise required by law or by our articles of incorporation, special meetings of the shareholders may only be called pursuant to a resolution adopted by our chief executive officer, president, the chairman of our board of directors or a majority of the board of directors. These provisions of our articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change of control.

Our intent in using these provisions is to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them and to discourage transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they could inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions could have the effect of preventing changes in our management.

   Requirements for Advance Notification of Shareholder Nominations and Proposals. Effective upon the completion of this offering, our bylaws will contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

   Elimination of Shareholder Action by Written Consent. Effective upon the closing of this offering, our articles of incorporation will not permit shareholders to act by written consent.

   Elimination of Cumulative Voting. Effective upon the closing of this offering, our articles of incorporation and bylaws will not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. Effective upon the closing of this offering, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue up to 10,000,000 shares of preferred stock with rights superior to the rights of our common stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could defer hostile takeovers or delay changes in control or management of HomeGrocer.com.

   Approval of Business Combinations. Upon completion of this offering, our articles of incorporation will require that business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial portion of our assets other than in the usual and regular course of business) be approved by the holders of at least two-thirds of our outstanding capital stock.

   Washington Anti-Takeover Law. Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation", with some exceptions, from engaging in significant business transactions with an "acquiring person", which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of such acquisition. Such prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder.

   After the five-year period, a "significant business transaction" may occur, as long as it complies with the "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change of control of HomeGrocer.com.

   Delaware Anti-Takeover Law. Prior to our reincorporation from the state of Delaware into the state of Washington, Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions, will apply to us and could make more difficult the acquisition of HomeGrocer.com by a third party and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of HomeGrocer.com to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure HomeGrocer.com outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares in employee stock plans in which the participants have no right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized by 66 2/3% vote at an annual or special meeting of stockholders.

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   In addition to the provisions summarized above, Amazon.com's right of first refusal may also delay, defer or prevent a change of control. See "Related Party Transactions."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC. The Transfer Agent's address is 520 Pike Street, Suite 1220, Seattle, WA 98101, and its telephone number is (206) 674-3030.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of the offering, we will have 124,812,274 shares of common stock outstanding. Of these shares, 22,000,000 shares sold in the offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of HomeGrocer.com as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders, or unless purchased by employees of HomeGrocer.com directly from the underwriters'.

   The remaining 102,812,274 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   Each of our officers, directors and most of our stockholders have entered into lock-up agreements generally providing that they will not sell, otherwise dispose of or transfer any of the economic consequences of ownership of our common stock or other securities during the period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters" for a more complete description of the lock-up agreements. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to lock-up agreements will not be salable from the date of this prospectus until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. Incorporated does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

  .  Beginning 180 days after the effective date, approximately shares will be eligible for sale pursuant to Rule 701 and approximately additional shares will be eligible for sale pursuant to Rule
     144, of which all but            shares are held by affiliates.

  .  An additional              shares will be eligible for sale pursuant to
     Rule 144 by             . Shares eligible to be sold by affiliates
     pursuant to Rule 144 are subject to volume restrictions as described below.

   In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the date of this prospectus) of a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 1,248,123 shares immediately after the offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about HomeGrocer.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of HomeGrocer.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   The holders of approximately 84,481,738 shares of common stock and warrants to purchase 2,749,248 shares of common stock or their transferees are also entitled to rights with respect to registration of their shares of common stock for offer or sale to the public. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our common stock.

   As a result of the lock-up agreements, all of our employees holding over shares of common stock or stock options may not sell shares acquired upon exercise until 180 days after the date of this prospectus. Beginning 180 days after the date of this prospectus, any employee, officer or director of or consultant to HomeGrocer.com who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the Stock Plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of January 1, 2000, there were outstanding options to purchase 5,886,342 shares of common stock, of which options to purchase approximately 327,352 shares were vested and exercisable.

                  MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
                                NON-U.S. HOLDERS

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

   This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

   Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, HomeGrocer.com will presume that dividends, if any, paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless it has knowledge that the presumption is not warranted.

   In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in cases where dividends are paid to a Non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the required certification.

   The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

   We do not anticipate paying any dividends in the foreseeable future.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  . the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States,

  . in the case of Non-U.S. Holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition,

  . the Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates, or

  . HomeGrocer.com is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter.

   The tax relating to stock in a U.S. real property holding corporation does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. HomeGrocer.com believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

   HomeGrocer.com must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the Non-U.S. Holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 at an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address inside the United States.

   U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements may apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

   An individual Non-U.S. Holder who is treated as the owner of, or has made lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC, Banc of America Securities LLC and J.C. Bradford & Co. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette International, Hambrecht & Quist LLC, Bank of America International Limited and J.C. Bradford & Co. are acting as international representatives, have severally agreed to purchase, and HomeGrocer.com has agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
                                  Name                                  Shares
                                  ----                                 ---------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated................................
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Hambrecht & Quist LLC............................................
     Banc of America Securities LLC...................................
     J.C. Bradford & Co. .............................................
     Morgan Stanley Dean Witter Online Inc............................
     DLJdirect Inc....................................................
     Subtotal.........................................................
                                                                       =========
   International Underwriters:
     Morgan Stanley & Co. International Limited.......................
     Donaldson, Lufkin & Jenrette International.......................
     Hambrecht & Quist LLC............................................
     Bank of America International Limited............................
     J.C. Bradford & Co. .............................................
     Subtotal.........................................................
       Total..........................................................
                                                                       =========

   The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from HomeGrocer.com and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the per share amount of the concession to dealers described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other underwriters or to dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   HomeGrocer.com has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price
to the public would be $    , the total underwriters' discounts and
commissions would be $     and total proceeds to HomeGrocer.com would be
$    .

   Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, and DLJdirect Inc., are acting as underwriters in connection with the offering and will distribute shares of common stock over the Internet to their respective eligible account holders.

   The underwriters have informed HomeGrocer.com that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

   We will apply for quotation of our common stock on the Nasdaq National Market under the symbol "HOMG."

   Each of HomeGrocer.com and the directors, executive officers and other stockholders of HomeGrocer.com have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, employees of HomeGrocer.com who purchase reserved shares directly from the Underwriters will also be required to agree to these restrictions. The restrictions described in this paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . the issuance by HomeGrocer.com of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  . transactions by any person other than HomeGrocer.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; or

  .  shares of stock issued in conjunction with an acquisition.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   HomeGrocer.com and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act.

   At the request of HomeGrocer.com, the underwriters have reserved for sale, at the initial offering price, up to 2.2 million shares offered hereby for our directors, officers, employees, business associates, and related persons. Employees of HomeGrocer.com who purchase these reserved shares will be subject to contractual resale restrictions for a period of 180 days beginning on the date of this prospectus. The shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between HomeGrocer.com and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of HomeGrocer.com and its industry in general, sales, earnings and other financial operating information of HomeGrocer.com in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to those of HomeGrocer.com. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

   As of the date of this prospectus, Access Technology Partners, L.P. owns 689,656 shares of our Series D preferred stock. Access Technology Partners is a fund of investors that is managed by an entity associated with Hambrecht & Quist LLC, one of the representatives in this offering. Employees and entities associated with Hambrecht & Quist LLC own an aggregate of 172,412 shares of our Series D preferred stock.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for HomeGrocer.com by Venture Law Group, A Professional Corporation, Kirkland, Washington. Legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California. As of the date of this prospectus, directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own 53,878 shares of our Series D preferred stock, which will convert into 53,878 shares of common stock upon completion of this offering.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at January 2, 1999 and January 1, 2000 and for the period from January 15, 1997 (inception) to January 3, 1998 and for the years ended January 2, 1999 and January 1, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information with respect to HomeGrocer.com and the common stock offered hereby, we refer you to the registration statement and to the exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. The registration statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Shareholders' Equity.......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
HomeGrocer.com, Inc.

We have audited the accompanying balance sheets of HomeGrocer.com, Inc. as of January 2, 1999 and January 1, 2000, and the related statements of operations, shareholders' equity, and cash flows for the period from January 15, 1997 (inception) to January 3, 1998 and the years ended January 2, 1999 and January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeGrocer.com, Inc. at January 2, 1999 and January 1, 2000, and the results of its operations and its cash flows for the period from January 15, 1997 (inception) to January 3, 1998 and the years ended January 2, 1999 and January 1, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Seattle, Washington

January 18, 2000

                              HOMEGROCER.COM, INC.

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                     Pro Forma
                                                                   Shareholders'
                                                                      Equity
                                             January 2, January 1,  January 1,
                                                1999       2000        2000
                                             ---------- ---------- -------------
                                                                     (Note 6)
                  Assets
Current assets:
  Cash and cash equivalents................   $ 1,084    $ 39,806
  Marketable securities....................       --       37,762
  Inventories..............................       284       2,555
  Prepaid expenses and other current
   assets..................................       296       3,032
                                              -------    --------
   Total current assets....................     1,664      83,155
Fixed assets, net..........................     1,237      52,066
Deposits and other long-term assets........       657       3,776
Restricted cash............................       --        7,932
                                              -------    --------
   Total assets............................   $ 3,558    $146,929
                                              =======    ========
    Liabilities & Shareholders' Equity
Current liabilities:
  Accounts payable.........................   $   199    $  4,396
  Accrued liabilities......................       522       4,856
  Accrued compensation and related
   liabilities.............................       239       3,249
  Current portion of capital lease
   obligations.............................       209       3,081
  Current portion of long-term debt........       122         980
                                              -------    --------
   Total current liabilities...............     1,291      16,562
Capital lease obligations, less current
 portion...................................       602      17,041
Long-term debt, less current portion.......       278         749
Other long-term liabilities................       --          430
                                              -------    --------
   Total liabilities.......................     2,171      34,782
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock, $0.001 par
   value:
   78,357,142 shares authorized;
   Series A, 8,000,000 shares authorized,
    8,000,000 issued and outstanding (none
    pro forma); liquidation preference of
    $4,000 (none pro forma);...............         8           8
   Series B, 16,857,142 shares authorized,
    16,857,142 issued and outstanding (none
    pro forma); liquidation preference of
    $5,900 (none pro forma);...............        17          17
   Series C, 30,200,000 shares authorized,
    29,942,050 issued and outstanding at
    January 1, 2000 (none pro forma);
    liquidation preference of $52,399 at
    January 1, 2000 (none pro forma).......       --           30
   Series D, 23,300,000 shares authorized,
    18,407,546 issued and outstanding at
    January 1, 2000 (none pro forma);
    liquidation preference of $106,764 at
    January 1, 2000 (none pro forma).......       --           18
  Common stock, $0.001 par value:
   130,000,000 shares authorized;
   12,416,666 issued and outstanding at
    January 2, 1999 and 29,605,536 at
    January 1, 2000 (102,812,274 pro
    forma).................................        12          30    $    103
  Additional paid-in-capital...............    10,614     236,239     236,239
  Notes receivable from officers for common
   stock...................................       --       (3,231)     (3,231)
  Deferred stock-based compensation........       --      (33,664)    (33,664)
  Accumulated deficit......................    (9,264)    (87,300)    (87,300)
                                              -------    --------    --------
   Total shareholders' equity..............     1,387     112,147    $112,147
                                              -------    --------    ========
   Total liabilities & shareholders'
    equity.................................   $ 3,558    $146,929
                                              =======    ========

                            See accompanying notes.

                              HOMEGROCER.COM, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                         51 Weeks from    52 Weeks    52 Weeks
                                        January 15, 1997   Ended       Ended
                                         (Inception) to  January 2,  January 1,
                                        January 3, 1998     1999        2000
                                        ---------------- ----------  ----------
Net sales.............................        $   --        $ 1,094    $ 21,648
Cost of sales.........................            --          1,018      19,515
                                           ----------    ----------  ----------
  Gross profit........................            --             76       2,133
Selling, general and administrative
 expenses.............................          1,064         7,455      59,208
Stock-based compensation expense......            230           412      22,201
                                           ----------    ----------  ----------
  Loss from operations................         (1,294)       (7,791)    (79,276)
Interest expense......................            (61)         (172)       (384)
Interest income.......................            --             54       2,232
Other expense.........................            --            --         (608)
                                           ----------    ----------  ----------
  Net loss............................        $(1,355)      $(7,909)   $(78,036)
                                           ==========    ==========  ==========
Basic and diluted net loss per share..        $ (0.14)      $ (0.72)   $  (5.17)
                                           ==========    ==========  ==========
Pro forma basic and diluted net loss
 per share (unaudited)................                                 $  (1.19)
                                                                     ==========
Weighted average shares outstanding
 used to compute basic and diluted net
 loss per share.......................     10,034,721    11,044,174  15,102,698
                                           ==========    ==========  ==========
Weighted average shares outstanding
 used to compute pro forma basic and
 diluted net loss per share (unau-
 dited)...............................                               65,382,807
                                                                     ==========


                            See accompanying notes.

                             HOMEGROCER.COM, INC.

                    STATEMENTS OF SHAREHOLDERS' EQUITY
                     (in thousands, except share amounts)

                                       Convertible Preferred Stock
                  ----------------------------------------------------------------------
                                                                                                                         Notes
                      Series A         Series B          Series C          Series D        Common Stock     Additional Receivable
                  ---------------- ----------------- ----------------- ----------------- ------------------  Paid-in      from
                   Shares   Amount   Shares   Amount   Shares   Amount   Shares   Amount   Shares    Amount  Capital    Officers
                  --------- ------ ---------- ------ ---------- ------ ---------- ------ ----------  ------ ---------- ----------
Sale of common
stock...........        --   $--          --   $--          --   $--          --   $--   15,200,000   $ 15   $    277   $   --
Issuance of
common stock
warrants with
convertible
promissory
notes...........        --    --          --    --          --    --          --    --          --     --         190       --
Stock issued and
stock options
granted in
exchange for
consulting
services........        --    --          --    --          --    --          --    --      800,000      1        229       --
Net loss and
comprehensive
loss for the
period ended
January 3,
1998............        --    --          --    --          --    --          --    --          --     --         --        --
                  ---------  ----  ----------  ----  ----------  ----  ----------  ----  ----------   ----   --------   -------
Balance at
January 3,
1998............        --    --          --    --          --    --          --    --   16,000,000     16        696       --
Repurchase of
common stock....                                                                         (3,333,334)    (4)         2
Issuance of
common stock
warrants for
goods and
services........        --    --          --    --          --    --          --    --          --     --          27       --
Stock options
granted in
exchange for
consulting
services........        --    --          --    --          --    --          --    --          --     --         191       --
Issuance of
Series A
preferred stock,
net of offering
costs of $74....  7,500,000     8         --    --          --    --          --    --          --     --       3,669       --
Issuance of
Series A
preferred stock
for consulting
services........    500,000   --          --    --          --    --          --    --          --     --         250       --
Issuance of
Series B
preferred stock,
net of offering
costs of $48....        --    --   16,857,142    17         --    --          --    --          --     --       5,835       --
Issuance of
Series C
preferred stock
warrants for
goods and
services........        --    --          --    --          --    --          --    --          --     --          84       --
Common stock
returned in
settlement with
service
provider........        --    --          --    --          --    --          --    --     (250,000)   --        (140)      --
Net loss and
comprehensive
loss for the
year ended
January 2,
1999............        --    --          --    --          --    --          --    --          --     --         --        --
                  ---------  ----  ----------  ----  ----------  ----  ----------  ----  ----------   ----   --------   -------
Balance at
January 2,
1999............  8,000,000     8  16,857,142    17         --    --          --    --   12,416,666     12     10,614       --
Issuance of
Series C
preferred stock,
net of offering
costs of $48....        --    --          --    --   29,942,050    30         --    --          --     --      52,320       --
Issuance of
Series D
preferred stock,
net of offering
costs of $291...        --    --          --    --          --    --   18,407,546    18         --     --     106,455       --
Issuance of
series D
preferred stock
warrants for
goods and
services........        --    --          --    --          --    --          --    --          --     --       1,361       --
Stock options
granted in
exchange for
consulting
services........        --    --          --    --          --    --          --    --          --     --       1,833       --
Exercise of
common stock
options.........        --    --          --    --          --    --          --    --   14,400,870     14      8,429       --
Repurchase of
restricted
common stock....        --    --          --    --          --    --          --    --      (12,000)     1         (5)      --
Issuance of
restricted
common stock....        --    --          --    --          --    --          --    --    2,050,000      2        920       --
Exercise of
warrants to
purchase common
stock...........        --    --          --    --          --    --          --    --      750,000      1        280       --
Notes receivable
from officers
for common
stock...........        --    --          --    --          --    --          --    --          --     --         --     (3,231)
Deferred stock-
based
compensation....        --    --          --    --          --    --          --    --          --     --      54,032       --
Amortization of
stock-based
compensation....        --    --          --    --          --    --          --    --          --     --         --        --
Net loss and
comprehensive
loss for the
year ended
January 1,
2000............        --    --          --    --          --    --          --    --          --     --         --        --
                  ---------  ----  ----------  ----  ----------  ----  ----------  ----  ----------   ----   --------   -------
Balance at
January 1,
2000............  8,000,000  $  8  16,857,142  $ 17  29,942,050  $ 30  18,407,546  $ 18  29,605,536   $ 30   $236,239   $(3,231)
                  =========  ====  ==========  ====  ==========  ====  ==========  ====  ==========   ====   ========   =======
                                               Total
                    Deferred               Shareholders'
                  Stock-based  Accumulated    Equity
                  Compensation   Deficit     (Deficit)
                  ------------ ----------- -------------
Sale of common
stock...........   $     --     $     --     $     292
Issuance of
common stock
warrants with
convertible
promissory
notes...........         --           --           190
Stock issued and
stock options
granted in
exchange for
consulting
services........         --           --           230
Net loss and
comprehensive
loss for the
period ended
January 3,
1998............         --        (1,355)      (1,355)
                  ------------ ----------- -------------
Balance at
January 3,
1998............         --        (1,355)        (643)
Repurchase of
common stock....                                    (2)
Issuance of
common stock
warrants for
goods and
services........         --           --            27
Stock options
granted in
exchange for
consulting
services........         --           --           191
Issuance of
Series A
preferred stock,
net of offering
costs of $74....         --           --         3,677
Issuance of
Series A
preferred stock
for consulting
services........         --           --           250
Issuance of
Series B
preferred stock,
net of offering
costs of $48....         --           --         5,852
Issuance of
Series C
preferred stock
warrants for
goods and
services........         --           --            84
Common stock
returned in
settlement with
service
provider........         --           --          (140)
Net loss and
comprehensive
loss for the
year ended
January 2,
1999............         --        (7,909)      (7,909)
                  ------------ ----------- -------------
Balance at
January 2,
1999............         --        (9,264)       1,387
Issuance of
Series C
preferred stock,
net of offering
costs of $48....         --           --        52,350
Issuance of
Series D
preferred stock,
net of offering
costs of $291...         --           --       106,473
Issuance of
series D
preferred stock
warrants for
goods and
services........         --           --         1,361
Stock options
granted in
exchange for
consulting
services........         --           --         1,833
Exercise of
common stock
options.........         --           --         8,443
Repurchase of
restricted
common stock....         --           --            (4)
Issuance of
restricted
common stock....         --           --           922
Exercise of
warrants to
purchase common
stock...........         --           --           281
Notes receivable
from officers
for common
stock...........         --           --        (3,231)
Deferred stock-
based
compensation....    (54,032)          --             0
Amortization of
stock-based
compensation....      20,368          --        20,368
Net loss and
comprehensive
loss for the
year ended
January 1,
2000............         --       (78,036)     (78,036)
                  ------------ ----------- -------------
Balance at
January 1,
2000............   $ (33,664)   $ (87,300)   $ 112,147
                  ============ =========== =============

                            See accompanying notes.

                              HOMEGROCER.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                          51 Weeks Ended   52 Weeks   52 Weeks
                                         January 15, 1997   Ended      Ended
                                          (inception) to  January 2, January 1,
                                         January 3, 1998     1999       2000
                                         ---------------- ---------- ----------
Operating Activities:
Net loss...............................      $(1,355)      $(7,909)  $(78,036)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation.........................            7           175       2,881
  Amortization.........................           57           132         120
  Stock-based compensation expense.....          230           412      22,201
  Loss on disposal of fixed assets.....          --            --          628
  Changes in operating assets and
   liabilities:
  Prepaid expenses and other current
   assets..............................         (165)         (265)     (2,736)
  Inventories..........................          --           (284)     (2,271)
  Accounts payable.....................          740            49       4,197
  Accrued liabilities..................          --            (68)      4,334
  Accrued compensation and related
   liabilities.........................          --            239       3,010
                                             -------       -------   ---------
Net cash used in operating activities..        (486)        (7,519)    (45,672)

Investing Activities:
Purchases of fixed assets..............         (393)         (737)    (34,387)
Purchases of marketable securities.....          --            --      (37,762)
Deposits and other.....................          --           (571)     (1,448)
Restricted cash........................          --            --       (7,932)
                                             -------       -------   ---------
Net cash used in investing activities..         (393)       (1,308)    (81,529)

Financing Activities:
Net proceeds from sale of Series A
 preferred stock.......................          --          2,926         --
Net proceeds from sale of Series B
 preferred stock.......................          --          5,852         --
Net proceeds from sale of Series C
 preferred stock.......................          --            --       52,350
Net proceeds from sale of Series D
 preferred stock.......................          --            --      106,473
Proceeds from sale of common stock.....          292           --          459
Repurchase of common stock.............          --             (2)         (4)
Proceeds from exercise of stock
 options...............................          --            --        5,675
Proceeds from exercise of warrants.....          --            --          281
Proceeds from convertible notes........          900           --          --
Repayment of convertible notes.........          --           (100)        --
Proceeds from notes payable............          --            900         --
Repayment of notes payable.............          --           (500)        --
Proceeds from sale leaseback...........          --            522         --
Proceeds from long-term debt...........          --            --        2,309
Repayments of long-term debt...........          --            --         (980)
Repayments of capital lease
 obligations...........................          --            --         (640)
                                             -------       -------   ---------
Net cash provided by financing
 activities............................        1,192         9,598     165,923
                                             -------       -------   ---------
Net increase in cash and cash
 equivalents...........................          313           771      38,722
Cash and cash equivalents, beginning of
 period................................          --            313       1,084
                                             -------       -------   ---------
Cash and cash equivalents, end of
 period................................      $   313       $ 1,084    $ 39,806
                                             =======       =======   =========

Supplemental Cash Flow Information:
Cash paid during the period for
 interest..............................      $   --        $    35   $     509

Noncash Financing and Investing
 Activities:
Fixed assets acquired through capital
 lease.................................          --            811      19,951
Issuance of warrants to purchase common
 stock in connection with convertible
 notes issued..........................          190           --          --
Conversion of notes to Series A
 preferred stock (net of convertible
 note origination fees)................          --            751         --
Issuance of warrants to purchase
 preferred stock in connection with
 loan agreement........................          --            --        1,361
Issuance of notes receivable for
 officers to purchase common stock.....          --            --       (3,231)

                            See accompanying notes.

                              HOMEGROCER.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies

   Description of Business

   HomeGrocer.com, Inc. (the "Company") is an Internet retailer of grocery and other consumer products. The Company operates its own distribution system providing next-day delivery of products. The Company began delivering groceries to the Seattle market from its first customer fulfillment center located in Bellevue, Washington in June 1998. As of January 1, 2000, the Company was delivering groceries from four customer fulfillment centers in the following markets:

Customer Fulfillment Center
Location                        Delivery Commencement Market Served
---------------------------     --------------------- -------------
Renton, WA (formerly Bellevue)  June 1998             Seattle
Tualatin, OR                    May 1999              Portland
Irvine, CA                      September 1999        Orange County
Fullerton, CA                   November 1999         Orange County/Los Angeles

   The Company was incorporated on January 15, 1997 in British Columbia, Canada as GrocerNet Home Shopping, Inc. On September 29, 1997, the Company reincorporated in Delaware as HomeGrocer.com, Inc.

   The Company has incurred significant operating losses since its inception. To date, the Company has financed its operations primarily through the issuance of equity securities. The Company's current expansion plans as well as costs associated with increasing its customer base in its existing markets will require additional financing. The Company believes that additional financing can be obtained from existing or new investors.

   Fiscal Year

   The Company reports on a 52/53 week fiscal year basis that ends on the Saturday nearest December 31. Because the Company commenced on January 15, 1997 (inception), the fiscal year ended January 3, 1998 was a 51-week year. Fiscal years 1998 and 1999 were 52-week years that ended on January 2, 1999 and January 1, 2000, respectively.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at fair market value, which approximates cost.

   Marketable Securities

   The Company considers all investments with a maturity of more than three months but less than one year when purchased and investments to be sold within one year to be short-term and available-for-sale. The Company's marketable securities consists of commercial paper.

                              HOMEGROCER.COM, INC.

   Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of its holdings of cash, cash equivalents and marketable securities. Banking and investing with credit-worthy financial institutions mitigates risks associated with cash, cash equivalents and marketable securities.

   Fair Value of Financial Instruments

   Financial instruments consist of cash and cash equivalents, marketable securities, capital leases and other long-term obligations. The carrying value of all financial instruments approximates fair market value.

   Inventories

   Inventories are stated at the lower of cost (using the weighted average cost method) or market. The Company's largest vendor accounted for approximately 29% and 32% of the Company's purchases in fiscal 1998 and 1999, respectively. In addition, another vendor accounted for approximately 11% of the Company's purchases in fiscal 1999. Although products are readily available from other sources, the vendors' inability to supply product in a timely manner or on terms acceptable to the Company could adversely affect the Company's ability to meet customers' demands.

   Fixed Assets

   Fixed assets are stated at cost less accumulated depreciation and amortization. Fixed assets are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from two to fifteen years. Fixed assets purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or lease term.

   The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company writes down the impaired asset to its fair value based on the present value of estimated expected future cash flows.

   Restricted Cash

   The Company has entered into various lease agreements requiring standby letters of credit. The bank has required the Company to maintain certain balances on deposit as security for the letters of credit. These letters of credit expire at various dates ranging from July 2000 through August 2015. As of January 1, 2000, standby outstanding letters of credit totalled $7.9 million.

   Income Taxes

   The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

   Revenue Recognition

   The Company recognizes revenue from product sales, net of promotional discounts, when products are delivered to customers. The Company provides an allowance for sales returns, which have been insignificant, based upon historical experience.

                              HOMEGROCER.COM, INC.

   Cost of Sales

   Cost of sales includes the cost of merchandise sold to customers, inbound freight costs and the cost of free product given to customers. Cost of sales also includes a provision for inventory loss resulting from shrinkage and damaged and spoiled inventory. The Company adjusts its provision based on historical experience.

   Selling, General and Administrative Expenses

   Selling, general and administrative expenses include payroll and other costs associated with operating the Company's customer fulfillment centers, delivery fleet and related expenses, advertising and promotional expenditures, information technology and corporate overhead.

   Advertising Costs

   The costs of advertising are expensed as incurred. The Company incurred advertising costs of $1.0 million and $7.7 million for the 52 weeks ended January 2, 1999, and January 1, 2000, respectively. No similar costs were incurred in fiscal 1997.

   Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Under APB No. 25 compensation expense related to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company recognizes compensation expense for options granted to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus Issue 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require using a Black-Scholes option pricing model and remeasuring such stock options to the current fair market value until the performance date has been reached.

   Deferred stock-based compensation consists of amounts recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently determined deemed fair value for financial reporting purposes. Deferred stock-based compensation is amortized over the vesting period of the underlying option.

   Net Loss Per Share

   Net loss per share is calculated using the weighted average number of common shares outstanding less the number of shares subject to repurchase. Common stock that the Company has the right to repurchase and shares associated with outstanding stock options, warrants and convertible preferred stock are not included in the calculation of diluted loss per share because they are antidilutive.

   Pro forma net loss per share is calculated using the weighted average number of common shares outstanding less shares subject to repurchase, including the pro forma effects of the automatic conversion of all outstanding convertible preferred stock into shares of common stock effective upon closing of the Company's initial public offering as if such conversion had occurred at the original date of issuance.

                              HOMEGROCER.COM, INC.

   The following table sets forth the computation of basic and diluted loss per share and pro forma basic and diluted loss per share for the periods indicated:

                                           Fiscal       Fiscal       Fiscal
                                            1997         1998         1999
                                         -----------  -----------  -----------
                                         (in thousands, except share and per
                                                   share amounts)
Numerator:
  Net loss.............................. $    (1,355) $    (7,909) $   (78,036)
                                         ===========  ===========  ===========
Denominator:
  Weighted average common shares
   outstanding..........................  15,868,041   13,833,333   18,587,559
  Less: Weighted average shares subject
   to repurchase agreements.............  (5,833,320)  (2,789,159)  (3,484,861)
                                         -----------  -----------  -----------
  Denominator for basic and diluted
   calculation..........................  10,034,721   11,044,174   15,102,698
                                         ===========  ===========  ===========
  Weighted average effect of pro forma
   conversion of securities:
    Series A convertible preferred
     stock..............................                             8,000,000
    Series B convertible preferred
     stock..............................                            16,857,142
    Series C convertible preferred
     stock..............................                            21,381,550
    Series D convertible preferred
     stock..............................                             4,041,417
                                                                   -----------
  Denominator for pro forma basic and
   diluted (unaudited)..................                            65,382,807
                                                                   ===========
Net loss per share:
  Basic and diluted..................... $     (0.14) $     (0.72) $     (5.17)
                                         ===========  ===========  ===========
  Pro forma basic and diluted
   (unaudited)..........................                           $     (1.19)
                                                                   ===========

   At January 3, 1998, January 2, 1999 and January 1, 2000, 3,666,653,
7,642,986, and 19,782,460, respectively, shares of common stock subject to repurchase, stock options and warrants were excluded from the computation of actual and pro forma diluted loss per share, as their impact was antidilutive. If the Company had reported net income, the calculation of earnings per share would have included the dilutive effect of these common stock equivalents using the treasury stock method.

   Comprehensive Income (Loss)

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 4, 1998. The Company has no items of other comprehensive income or loss.

   Segment Information

   In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company adopted SFAS No. 131 on January 4, 1998. The Company operates in one principal business segment across domestic markets.

                              HOMEGROCER.COM, INC.

   New Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 3, 1999 and there was no significant impact on the Company's financial position or operating results.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires costs of start-up activities and organization costs be expensed as incurred. The Company adopted SOP 98-5 on January 3, 1999 and there was no significant impact on the Company's financial position or operating results.

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policy.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not currently hold any derivative instruments.

2. Fixed Assets

   Fixed assets, at cost, consist of the following (in thousands):

                                                           January 2, January 1,
                                                              1999       2000
                                                           ---------- ----------
   Computer equipment and software........................   $  923    $17,163
   Machinery and equipment................................      110      8,000
   Delivery fleet.........................................      --      12,846
   Furniture and fixtures.................................      224      1,951
   Leasehold improvements.................................      162      6,481
   Construction in progress...............................      --       8,564
                                                             ------    -------
                                                              1,419     55,005
   Less accumulated depreciation and amortization.........     (182)    (2,939)
                                                             ------    -------
                                                             $1,237    $52,066
                                                             ======    =======

   At January 2, 1999 and January 1, 2000, fixed assets held under capital leases totaled $811,000 and $20.8 million, respectively, and accumulated amortization for these assets totaled $25,000 and $867,000, respectively. Construction in progress at January 1, 2000 consists primarily of leasehold improvements and equipment purchases related to customer fulfillment centers which were not placed in service as of January 1, 2000.

   The Company capitalized interest of approximately $246,000 in fiscal 1999 during the acquisition and construction of certain assets.

                             HOMEGROCER.COM, INC.

3. Debt

   Long-Term Debt

   The Company has entered into various Payment Plan Agreements with Oracle Credit Corporation. The dates of the agreements range from November 1998 through May 1999 and have payment terms ranging from seven to 12 quarters. The interest rates on the agreements range from 6.72% to 13.65%.

   Maturities of the amounts outstanding under the Payment Plan Agreements are as follows (in thousands):

   Fiscal Year
   -----------
    2000................................................................. $  980
    2001.................................................................    535
    2002.................................................................    214
                                                                          ------
                                                                          $1,729
                                                                          ======

   In September 1999, the Company entered into a Subordinated Loan and Security Agreement with Comdisco. Under the terms of the agreement, Comdisco agreed to loan up to $10.0 million to the Company in minimum installments of $1.0 million. Borrowings under the agreement are due and payable in 36 equal monthly payments and amounts outstanding bear interest at 11%. No amounts were outstanding under the agreement at January 1, 2000. In connection with the Subordinated Loan and Security Agreement, the Company granted Comdisco a warrant to purchase 275,862 shares of Series D preferred stock at an exercise price of $5.80 per share. The warrant is exercisable for a period of ten years from the date of issuance or five years from the date of the Company's initial public offering, whichever is earlier. The fair value of this warrant was determined to be $1.4 million and is being amortized as interest expense over 40 months which is the term of the underlying Subordinated Loan and Security Agreement. The fair value of the warrant was determined using the following assumptions: expected life of ten years; risk-free interest rate of 6.25%; no dividends during the expected term and volatility of 80%.

   During fiscal 1998, the Company incurred debt of $400,000 through a credit facility with Silicon Valley Bank bearing interest at prime plus 1% and requiring 36 equal payments commencing January 1999. The general assets of the Company exclusive of intellectual property secured the facility. All amounts outstanding under the credit facility at January 2, 1999 were repaid in August 1999 and the agreement was terminated.

   Convertible Promissory Notes

   In November and December 1997, the Company issued convertible promissory notes with an aggregate face amount of $900,000. The notes bear interest at 6% per annum and were convertible or redeemable upon completion of the Series A preferred stock financing. The notes also contained a provision providing for the issuance of warrants to purchase 1,800,000 shares of common stock at $0.38 per share and expire on the earlier of December 31, 2000, or an initial public offering. The fair value of these warrants was determined to be $190,000 and was amortized to interest expense during fiscal 1997 and 1998. The fair value was calculated at the time of issuance using the Black-Scholes pricing model with the following assumptions: expected life of three years; risk free interest rate of 5%; no dividends during the term and volatility of 50%. During fiscal 1999, warrants to purchase 750,000 shares were exercised and the remaining warrants to purchase 1,050,000 shares are exercisable at January 1, 2000.

   In February 1998, holders of the convertible notes elected to convert $800,000 of the outstanding notes into 1,600,000 shares of Series A preferred stock. The Company redeemed the remaining $100,000 outstanding convertible notes.

                              HOMEGROCER.COM, INC.

4. Leases

   The Company leases its corporate offices, operating facilities, certain operating equipment and its delivery fleet under noncancelable leases. The leases have lives of three to 15 years and generally contain renewal options for up to ten years.

   Aggregate rental expense for the 51 weeks ended January 3, 1998, 52 weeks ended January 2, 1999 and the 52 weeks ended January 1, 2000 was $50,000, $603,000 and $3.2 million, respectively. Future minimum payments under capital leases and noncancelable operating leases during the next five years for leases with a remaining life in excess of one year at January 1, 2000 were as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   2000....................................................... $ 4,872  $ 8,363
   2001.......................................................   4,894    9,090
   2002.......................................................   4,482    9,466
   2003.......................................................   3,544    9,754
   2004.......................................................   2,125    8,909
   Thereafter.................................................   6,283   46,586
                                                               -------  -------
   Total minimum payments.....................................  26,200  $92,168
                                                                        =======
   Less amounts representing interest.........................   6,078
                                                               -------
   Present value of minimum lease payments....................  20,122
   Less current portion of capital lease obligations..........   3,081
                                                               -------
   Noncurrent capital lease obligations....................... $17,041
                                                               =======

   In January 2000, leases for four additional operating facilities were executed with future minimum lease commitments totalling $36.4 million.

   In July and October 1998, the Company issued warrants to purchase 304,120 shares of common stock in connection with equipment lease and loan agreements. The fair value of this warrant was determined to be $27,000 and is being amortized to interest expense over the terms of the agreements. The fair value of the warrants was calculated at the time of issuance using the Black-Scholes option pricing model with the following assumptions: expected life of seven years; risk-free interest rate of 5%; no dividends during the expected term and volatility of 50%. This warrant has an exercise price of $0.50 per share and is exercisable on or before the later of seven years from the date of issuance, or three years from the closing of an initial public offering.

   In November 1998, the Company entered into a Master Lease Agreement with Comdisco, Inc. ("Comdisco"), under which Comdisco agreed to provide the Company lease financing, up to an aggregate purchase price of $3.0 million. In addition, during fiscal 1999, Comdisco agreed to provide an additional
$5.0 million of lease financing. As of January 2, 1999 and January 1, 2000, leases executed pursuant to this loan agreement aggregated to approximately $811,000 and $8.0 million, respectively and provide for equal monthly payments over a 30, 42- or 48-month term with implicit interest rates ranging from 8% to 18%. Amounts outstanding under the lease agreement are secured by the equipment which has a net book value of $6.8 million at January 1, 2000. The Company accounts for its obligations under the Master Lease Agreement as capital leases. As part of the Master Lease Agreement, the Company granted Comdisco a warrant to purchase 153,600 shares of Series C preferred stock at an exercise price of $0.78 per share. This warrant is exercisable for a period of seven years from the date of issuance or three years from the date of the Company's initial public offering, whichever is longer. The fair value of this warrant was determined to be $84,000. The fair value of the warrants was calculated at the time of issuance using the Black-Scholes pricing model with the following assumptions: expected life seven years; risk-free interest rate of 5%; no dividends during the expected term and volatility of 50%.

                              HOMEGROCER.COM, INC.

   In August 1999, the Company entered into a Lease Agreement with Valley Freightliner, Inc ("VFI") and a related financing agreement with Mercedes-Benz Credit Corporation ("MBCC"). Under the terms of the Lease Agreement, the Company will lease its delivery fleet from VFI for a period of 84 months following receipt of the vehicles. The Company has no option to purchase the vehicles at any time and is obligated to pay VFI a guaranteed residual value of $12,500 per vehicle at the end of the lease term. The Company accounts for its obligations under this Lease Agreement as capital leases. The financing agreement entered into with MBCC is a revolving line of credit under which the Company may borrow up to $15.0 million for the purchase of delivery vehicles or to finance the lease of such vehicles. As of January 1, 2000, leases executed pursuant to this agreement aggregated approximately $12.7 million. Amounts available under the agreement will increase to $20.0 million if the Company raises an additional $44.0 million in equity financing. The financing agreement restricts the Company's ability to pay dividends and expires on June 30, 2000. Borrowings under the line are payable in 84 monthly installments and are secured by the delivery vehicles which have a net book value of $12.6 million at January 1, 2000.

5. Income Taxes

   The Company did not provide any current or deferred United States federal income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting primarily of net operating loss carryforwards, because management believes there is substantial uncertainty as to its ability to use such tax loss carryforwards.

   As of January 1, 2000, the Company had approximately $66.0 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2017. In 1999, due to the issuance and sale of Series C preferred stock, the Company incurred an ownership change pursuant to applicable regulations under the Internal Revenue Code of 1986, as amended. The Company's use of the $11.5 million of net operating losses incurred through the date of ownership change will be limited to approximately $1.0 million per year in order to offset future taxable income. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. The Company's anticipated initial public offering is not likely to cause an additional ownership change.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                          January 2, January 1,
                                                             1999       2000
                                                          ---------- ----------
   Deferred tax assets:
   Net operating loss carryforwards......................  $ 2,796    $ 23,109
   Stock-based compensation..............................      --          286
   Accrued liabilities and other.........................      336         370
                                                           -------    --------
     Total deferred tax assets...........................    3,132      23,765
   Deferred tax liabilities--depreciation and other......       46         575
                                                           -------    --------
     Net deferred tax assets.............................    3,086      23,190
     Less valuation allowance............................   (3,086)    (23,190)
                                                           -------    --------
                                                           $     0    $      0
                                                           =======    ========

                             HOMEGROCER.COM, INC.

   Because the Company's utilization of these deferred tax assets is dependent on future profits that are not assured, a valuation allowance equal to the deferred tax assets has been provided. The valuation reserve increased $2.6 million and $20.1 million during fiscal 1998 and 1999, respectively.

6. Stockholders' Equity

   Stock Split

   In November 1999, the Company's shareholders approved a two-for-one stock split of shares, warrants and options outstanding which became effective on November 23, 1999. All share and per share amounts in the accompanying financial statements have been adjusted to reflect the stock split.

   Proposed Initial Public Offering of Common Stock

   On December 14, 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as currently expected, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma shareholders' equity at January 1, 2000 reflects the anticipated conversion of all outstanding shares of Series A, Series B, Series C and Series D preferred stock into 73,206,738 shares of common stock upon completion of the offering.

   Common Stock

   In fiscal 1997, the Company sold 15,200,000 shares of common stock for cash consideration of $292,000.

   In September 1997, the Company's founders entered into common shareholders' agreements whereby the Company had the right to repurchase 6,000,000 shares of common stock held by the founders at the original purchase price of $0.0005 per share if their employment terminated under certain circumstances. The Company's right of repurchase originally lapsed quarterly from December 31, 1997 through September 30, 2000. In addition, the Company had the option to purchase any unrestricted shares from the founders upon termination at fair market value.

   In December 1997, one founder left the employment of the Company. The Company exercised its repurchase right in February 1998 as to 2,000,000 shares for $1,000. In August 1998, another founder left the employment of the Company. The Company exercised its repurchase right as to 1,333,334 shares for $667. The Company did not exercise its right to purchase either of the founders' unrestricted shares.

   In August 1998, as a part of the Series B preferred stock financing, the lapsing schedule for the Company's remaining founder was accelerated such that his remaining shares became fully vested by January 1, 2000.

   The Company entered into a service agreement in April 1997 with a consultant pursuant to which the Company issued 800,000 shares of common stock ($230,000) in 1997 and 500,000 shares of Series A preferred stock ($250,000) in 1998 for services provided. In October 1998, the service agreement was terminated and the consultant returned 250,000 shares of common stock.

   Preferred Stock

   In February, April, June and July 1998, the Company issued 8,000,000 shares of Series A preferred stock. Net proceeds of $3.7 million were obtained from the conversion of $800,000 of notes for 1,600,000 shares, the sale of 5,900,000 shares at $0.50 per share and the issuance of 500,000 shares in exchange for services. In

                              HOMEGROCER.COM, INC.

June 1998, the Company issued a warrant to purchase 965,666 shares of common stock to an investor as part of the Series A preferred stock financing. The exercise price of this warrant is $0.50 per share and it is exercisable through December 31, 2000, but terminates upon an initial public offering.

   In September 1998, 16,857,142 shares of Series B preferred stock were issued at a price of $0.35 per share, resulting in net proceeds of $5.9 million.

   In January and February 1999, certain preferred stock shareholders provided $2.0 million of bridge financing. In April and May 1999, 29,942,050 shares of Series C preferred stock were sold at a price of $1.75 per share, resulting in net proceeds of $52.4 million, including $1.7 million of shareholder loans obtained in 1999 that were converted into 969,464 shares of Series C preferred stock. As part of the Series C preferred stock offering, the Company granted one of the Series C investors an initial public offering purchase option, which was waived in December 1999.

   In September, October and November 1999, 18,407,546 shares of Series D preferred stock were sold at a price of $5.80 per share, resulting in net proceeds of $106.5 million.

   Subject to certain conditions, the preferred stock has mandatory conversion requirements in the event of a qualified initial public offering of the Company's common stock in which net proceeds exceed $75.0 million and a price of not less than $5.80 per share, or if a majority of the preferred stockholders, voting as a single class, elects to convert to common stock. In the event of any distribution of assets upon liquidation of the Company, holders of Series A, Series B, Series C and Series D preferred stock shall first receive a liquidation preference of $0.50 per share, $0.35 per share, $1.75 per share and $5.80 per share respectively, plus cumulative dividends, if and when declared, at an annual rate of 9%. Each share of outstanding preferred stock has voting rights equivalent to the number of common shares issuable, if converted.

   Stock Option Plans

   In October 1997, the Company adopted the 1997 Stock Incentive Compensation Plan ("1997 Plan"), under which the Company grants incentive stock options and nonqualified stock options to employees, officers and consultants. Incentive stock options are issued only to employees and are exercisable at prices that are no less than the fair market value of the stock on the date of grant. Generally, options granted under the 1997 Plan become exercisable immediately and vest over four years. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services and such restrictions lapse over the original vesting schedule. During fiscal 1999, the Company repurchased 12,000 shares of restricted common stock from employees who terminated prior to the lapsing of the repurchase restrictions at their original price of an aggregate of $4,000. At January 1, 2000, 4,996,870 shares of restricted common stock issued were subject to repurchase at a weighted average exercise price of $0.97 per share. Nonqualified stock options are granted at a price and vesting period determined by the Plan administrator. Options under the 1997 Plan generally have a term of ten years. Unless earlier terminated by the Board of Directors, the 1997 Plan expires in October 2007.

   On December 14, 1999, the Company's 1999 Stock Incentive Plan ("1999 Stock Plan") was adopted by the Board of Directors, subject to shareholder approval. A total of 12,500,000 shares have been reserved for issuance under the plan subject to an annual increase on the first day of each of the Company's next five fiscal years beginning in fiscal 2001 equal to the lesser of 2,500,000 shares or 2.5% of outstanding shares on the last day of the preceding fiscal year. The number of options granted, the exercise price of the option and the option vesting period will be determined by the Plan administrator, subject to certain restrictions. Unless terminated earlier by the Board of Directors, the 1999 Stock Plan will terminate in December 2009.

                              HOMEGROCER.COM, INC.

   On December 14, 1999, the Company's 1999 Directors' Stock Option Plan ("1999 Directors' Plan") was adopted by the Board of Directors, subject to shareholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the plan. The 1999 Directors' Plan provides for a nonqualified stock option grant to purchase 20,000 shares of common stock on the date on which the individual becomes a non-employee director. Thereafter, on the date of the Company's annual shareholders' meeting, each non-employee director who has served as a director of the Company for six months will be granted an additional option to purchase 5,000 shares. Options granted under the plan will vest ratably over four years and have a term of ten years. Unless terminated earlier, the 1999 Directors Plan will terminate in December 2009.

   A summary of activity related to the Company's 1997 plan follows:

                                  Shares Available             Weighted-Average
                                  for Future Grant  Options     Exercise Price
                                  ---------------- ----------  ----------------
1997 Plan adoption...............    10,124,334           --        $ --
  Granted........................    (4,509,000)    4,509,000        0.24
  Canceled.......................       656,000      (656,000)       0.25
                                    -----------    ----------
Balance, January 2, 1999.........     6,271,334     3,853,000        0.24
  1997 Plan amendment............     5,800,000           --          --
  Granted........................   (10,810,400)   10,810,400        1.39
  Exercised......................           --     (8,250,870)       0.69
  Canceled.......................       526,188      (526,188)       0.62
                                    -----------    ----------
Balance, January 1, 2000.........     1,787,122     5,886,342       $1.69
                                    ===========    ==========

   The following information is provided for options outstanding and vested at January 1, 2000:

                                       Outstanding                          Vested
                       ------------------------------------------- ------------------------
                                                  Weighted-Average Number
        Range of       Number of Weighted-Average    Remaining       of    Weighted-Average
     Exercise Prices    Options   Exercise Price  Contractual Life Options  Exercise Price
     ---------------   --------- ---------------- ---------------- ------- ----------------
     $0.00--
      $0.09               40,000      $0.09             8.3         40,000      $0.09
     $0.10--
      $0.25              414,442      $0.25             8.7        178,953      $0.25
     $0.26--
      $0.45            2,825,300      $0.45             9.6        100,000      $0.45
     $0.46--
      $2.50            1,781,000      $2.50             9.9          8,399      $2.50
     $2.51--
      $5.00              825,600      $5.00             10.0           --       $5.00
                       ---------                                   -------
     $0.00--
      $5.00            5,886,342      $1.69             9.7        327,352      $0.35
                       =========                                   =======

   Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation was recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently determined deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $54.0 million in fiscal 1999 and will amortize the deferred stock-based compensation over the vesting period of the underlying options. Amortization of deferred stock-based compensation was $20.4 million in fiscal 1999.

   Had the Company elected to recognize compensation cost based on the fair value of the options as prescribed by SFAS 123, the pro forma net loss would have been $8.0 million or $(0.73) per share in fiscal 1998 and pro forma net loss of $75.2 million or $(4.98) per share in fiscal 1999. The fair value of each option grant was estimated on the date of grant using the minimum value method and the following assumptions: average expected option life

                              HOMEGROCER.COM, INC.

of four years, risk-free interest rates from 4.1% to 6.4%, and no expected dividends. The weighted-average fair value of options granted during 1998 and 1999 was $0.04 and $3.14 per share, respectively. No options were granted during 1997. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards will be reflected in the results of operations.




   Stock Option Grants and Restricted Stock Sales

   In September 1999, two officers of the Company were granted nonqualified stock options to purchase 6,150,000 shares of the Company's common stock for $0.45 per share. The options were granted outside of the Company's 1997 Plan and vest over a period of four years. Each option agreement also provide that in the event the officer's employment is terminated for other than cause or in the event of a change in control whereby the officer is not offered a position with similar responsibilities, additional shares will vest to the officer. These shares are subject to a repurchase option which gives the Company the right to purchase such shares at a price equal to that paid by the officers. The repurchase option expires over the original vesting schedule of the underlying option and no shares were vested at January 1, 2000. In addition to the stock options, in September 1999, the Company sold 2,050,000 shares of restricted common stock to the same two officers at $0.45 per share. The shares are fully vested but are subject to a right of first refusal, whereby the Company has the right to purchase the shares for the same price and terms as offered to the officers by a third party. This right expires upon the Company's successful completion of an initial public offering.

   In September 1999, the Company loaned the two officers $3,231,000 to enable them to exercise the stock options granted to them and purchase the restricted shares of the Company's common stock. The promissory notes are with full recourse against the officers, bear interest at 5.98% and are payable in full on September 9, 2004. Principal amounts outstanding under the notes are reflected as a component of shareholders' equity.

   Common Stock Reserved

   The following shares of common stock were reserved for future issuance:

                                                                    January 1,
                                                                       2000
                                                                    ----------
   Outstanding stock options.......................................  5,886,342
   Stock options available for future grant........................  1,787,122
   Warrants to purchase common stock...............................  2,319,786
   Conversion of convertible preferred stock:
    Series A.......................................................  8,000,000
    Series B....................................................... 16,857,142
    Series C....................................................... 29,942,050
    Series D....................................................... 18,407,546
   Warrant to purchase preferred stock that is convertible to
    common stock...................................................    429,462
                                                                    ----------
   Total common shares reserved for future issuance................ 83,629,450
                                                                    ==========

7. Employee Benefit Plans

   The Company has a 401(k) Plan that is available to all employees over the age of 21 who have been with the Company three months. Eligible employees may contribute up to 20% of their annual compensation to the 401(k) Plan, subject to limitations imposed by federal income tax regulations. Each participant is fully vested in his or her deferred salary contribution. The Company matches participants' contributions to the 401(k) Plan up to 5% of the participants' compensation if the participant has performed at least 1,000 hours of service during

                              HOMEGROCER.COM, INC.

the year. The Company's fiscal 1998 and 1999 matching contributions were $23,000 and $318,000, respectively. The Company's matching contributions vest 33% after two years of service, 66% after three years of service and 100% after four years of service.

   On December 14, 1999, the Company's 1999 Employee Stock Purchase Plan ("1999 ESPP") was adopted by the Board of Directors, subject to shareholder approval. If approved by the shareholders, the 1999 ESPP will become effective upon the completion of the initial public offering. A total of 3,000,000 shares of common stock has been reserved for issuance under the 1999 ESPP plus an annual automatic increase on the first day of each fiscal year beginning in 2001 and continuing through 2005 equal to the lesser of 500,000 shares, 0.5% of the Company's outstanding shares or the number of shares determined by the Board of Directors. Under the 1999 ESPP, eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first or last day of the previous six or 12 months. Employees may end their participation in the 1999 ESPP at any time during the offering period. Unless terminated earlier, the 1999 ESPP will terminate in December 2019.

8. Commitments and Contingencies

   In November 1999, the Company entered into a noncancelable advertising agreement with one of its investors under which the Company will pay an aggregate sum of $10.0 million for a maximum of 2.0 million advertising mailings. The $10.0 million is due in eight quarterly installments commencing on March 31, 2000, subject to acceleration if certain milestones are achieved.


   As of January 1, 2000, the Company has signed agreements to acquire additional delivery vehicles with an estimated cost of $35.6 million and had construction-related commitments of approximately $6.5 million.

   The Company is party to routine claims and litigation incidental to its business. The Company believes the ultimate resolution of these routine matters will not have a material adverse effect on its financial position, results of operations or cash flows.

Back Inside Cover

The back inside cover contains a heading reading "Easy to navigate web site" and three screen shots of HomeGrocer's web site having the following three captions:

     1. "Large selection of products with personalized lists for quick shopping;"

     2. "Easy-to-shop categories, product photos, nutritional information and more;"

     3.   "Simple and quick checkout."

The HomeGrocer peach logo and corporate name are at the bottom of the page.

                                   [ARTWORK]
     [Photograph of the back of a HomeGrocer.com delivery truck displaying
          HomeGrocer.com's peach logo driving through a neighborhood]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued               , 2000

                                        Shares

                            [LOGO OF HOMEGROCER.COM]

                                  Common Stock

                                 ------------

HomeGrocer.com, Inc. is offering              shares of common stock. This is
our initial public offering and no public market currently exists for our shares.

                                 ------------

We will apply to list our common stock on the Nasdaq National Market under the symbol "HOMG."

                                 ------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                 ------------

                              PRICE $      A SHARE

                                 ------------

                                                    Underwriting
                                          Price to  Discounts and  Proceeds to
                                           Public    Commissions  HomeGrocer.com
                                          --------  ------------- --------------
Per Share................................   $           $             $
Total.................................... $           $             $

HomeGrocer.com has granted the underwriters the right to purchase up to an
additional     shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the shares of
common stock to purchasers on          , 2000.

                                 ------------

MORGAN STANLEY DEAN WITTER_____________________DONALDSON, LUFKIN & JENRETTE

CHASE H&Q

            BANK OF AMERICA INTERNATIONAL LIMITED

                                                       J.C. BRADFORD & CO.

MORGAN STANLEY DEAN WITTER ONLIN_____________________________DLJdirectEINC.

     , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by HomeGrocer.com in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
     SEC registration fee............................................  $80,151
     NASD filing fee.................................................  $30,500
     Nasdaq National Market listing fee..............................        *
     Printing and engraving expenses.................................        *
     Legal fees and expenses.........................................        *
     Accounting fees and expenses....................................        *
     Blue Sky qualification fees and expenses........................        *
     Transfer Agent and Registrar fees...............................        *
     Miscellaneous fees and expenses.................................        *
         Total.......................................................        *

--------
* to be filed by amendment

Item 14. Indemnification of Directors and Officers

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") and Section 145 of the Delaware General Corporation Law (the "DGCL") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under some circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws (Exhibits 3.4 and 3.5 hereto) provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington or Delaware law, as applicable. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant's Articles of Incorporation (Exhibit 3.2 hereto) and Certificate of Incorporation (Exhibit 3.1) contain provisions implementing, to the fullest extent permitted by Washington or Delaware law, as applicable, such limitations on a director's liability to the registrant and its shareholders.

   The registrant will enter into indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.26 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 15. Recent Sales of Unregistered Securities


   Since HomeGrocer.com's inception through January 1, 2000, HomeGrocer.com has issued and sold the following unregistered securities:

     1. From inception to January 1, 2000, HomeGrocer.com granted and issued options to purchase 15,319,400 shares of its common stock with a weighted average price of $1.05 to a number of employees, directors and consultants of HomeGrocer.com pursuant to its 1997 stock incentive compensation plan. Among those receiving options were Tom A. Alberg, Mary B. Anderson, Charles K. Barbo, James L. Barksdale, Rex L. Carter, Ken Deering, Robert Duffy, Corwin Karaffa, Jonathan Landers, Jonathan D. Lazarus, Daniel R. Lee, Daniel J. Murphy, David A. Pace, Philip
  S. Schlein and Kristin H. Stred.

     2. From inception to January 1, 2000, HomeGrocer.com has issued an aggregate of 8,250,870 shares of its common stock to executive officers, directors and employees upon the exercise of stock options granted pursuant to the HomeGrocer.com 1997 stock incentive compensation plan with an aggregate exercise price of $5,674,568. Among those that HomeGrocer.com issued shares to were Tom A. Alberg, Mary B. Anderson, Charles K. Barbo, James L. Barksdale, Rex L. Carter, Ken Deering, Robert Duffy, Corwin Karaffa, Jonathan D. Lazarus, Jonathan Landers, Daniel R. Lee, David A. Pace, Philip S. Schlein and Kristin H. Stred.

     3. On September 29, 1997, HomeGrocer.com issued an aggregate of 15,200,000 shares of its common stock to investors and J. Terrence Drayton, our president, in connection with the domestication of its Canadian predecessor into the state of Delaware for consideration of the Canadian shares.

     4. On October 15, 1997 and September 1, 1998, HomeGrocer.com issued Organic Online, Inc. a total of 800,000 shares of its common stock and 500,000 shares of its Series A preferred stock for consideration of services rendered. On May 21, 1999, HomeGrocer repurchased 250,000 shares of this common stock from Organic Online, Inc. in connection with an agreement to terminate services.

     5. On February 11, 1998, HomeGrocer.com granted and issued warrants with an expiration date of December 31, 2000, to purchase an aggregate of 1,800,000 shares of its common stock, at an exercise price of $0.375 per share, to the following investors in connection with a bridge loan financing: an entity affiliated with the Barbo Group, Madrona Investment Group, LLC, Geoffrey A. Boguch, an entity affiliated with Kleiner Perkins Group, Michael B. Donald, an entity affiliated with the Heffring Group, Richard J. Robbins and Bonnie B Robbins (as Tenants in Common), Spanish Caravan Investments, LLC, Dennis M. Weibling, Arthur W. Harrigan, John Maynard and Terran Ventures, Inc., Terran Ventures is an affiliate of J. Terrence Drayton, an executive officer.

     6. On June 25, 1998, HomeGrocer.com granted and issued a warrant with an expiration date of December 31, 2000, to purchase 965,666 shares of its common stock at an exercise price of $0.50 per share to Fitpro Pty. Ltd, in connection with a bridge loan financing.

     7. In July 1998, HomeGrocer.com granted and issued warrants with an expiration date of July 2005 or three years from the effective date of this offering, whichever is earlier,, to purchase an aggregate of 300,000 shares of its common stock at an exercise price of $0.50 per share to First Portland Corp. and Silicon Valley Bank, each in connection with a commercial loan.

     8. On September 1, 1998, HomeGrocer.com issued 16,857,142 shares of its Series B preferred stock to investors, including to entities affiliated with Hummer Winblad Group, entities affiliated with Kleiner Perkins Group and the Lazarus Family Investments LLC for an aggregate cash consideration of approximately $5,900,000.

     9. On October 19, 1998, HomeGrocer.com granted and issued a warrant with an expiration date of October 19, 2005 or three years from the effective date of this offering, whichever is earlier, to purchase 4,120 shares of its common stock at an exercise price of $0.50 per share to First Portland Corp. in connection with a equipment leasing arrangement.

     10. On November 9, 1998, HomeGrocer.com granted and issued a warrant, with an expiration date of November 9, 2005 or three years from the effective date of this offering, whichever is earlier, to purchase 153,600 shares of its Series C to Comdisco, Inc., with an exercise price of $0.78125 per share, in connection with a equipment leasing arrangement.

     11. On February 11, 1999, April 3, 1998, June 2, 1998, and July 16,
  1998, HomeGrocer.com issued 8,000,000 shares of its Series A preferred stock to investors, including but not limited to Fitpro Pty Ltd., Stewart
  A. Konzen, entities affiliated with Hummer Winblad Group, entities affiliated with the Barbo Group, Madrona Investment Group, LLC, Organic, Inc., Richard J. Robbins and Bonnie B. Robbins

  (Tenants in Common), Geoffrey A. Boguch, R. Kirk Wilson, entities affiliated with the Sonntag Group, Lazarus Family Investments LLC, and entities associated with Kleiner Perkins Group for an aggregate cash consideration of $4,000,000. Of the 8,000,000 shares of Series A preferred stock, HomeGrocer.com issued 50,000 shares to Terran Ventures, Inc., an affiliate of our president, J. Terrence Drayton. Of the 8,000,000 shares of Series A preferred stock, HomeGrocer.com issued 100,000 shares to Director Charles Barbo.

     12. On March 15, 1999, HomeGrocer.com issued 300,000 shares of its common stock at an exercise price of $0.375 per share to C&LB Family Limited Partnership, an entity associated with the Barbo Group, pursuant to a common stock warrant dated February 11, 1998, for an aggregate cash consideration of $112,500.

     13. On March 30, 1999, HomeGrocer.com issued 300,000 shares of its common stock at an exercise price of $0.375 per share to Geoffrey A. Boguch, pursuant to a common stock warrant dated February 11, 1998, for an aggregate cash consideration of $112,500.

     14. On April 13, 1999 and May 13, 1999, HomeGrocer.com issued 29,942,050 shares of its Series C preferred stock to investors, including but not limited to Amazon.com, Inc., entities affiliated with the Barksdale Group, Liberty HG, Inc., entities affiliated with the Hummer Winblad Group and entities affiliated with the Kleiner Perkins Group for an aggregate cash consideration of approximately $52,399,000. Of the issued 29,942,050 shares of its Series C preferred stock, HomeGrocer.com issued 5,516 shares to director Charles Barbo.

     15. On September 9, 1999, HomeGrocer.com granted Mary Alice Taylor, our Chairman and Chief Executive Officer and J. Terrence Drayton, our president and a director of HomeGrocer.com, options to purchase an aggregate of 6,150,000 shares of common stock at an exercise price of $0.45 per share and the two officers exercised the options to purchase the shares on that date. The options were exercised for aggregate consideration of $2,767,500 in the form of cash and promissory notes from the officers. Additionally, on September 9, 1999, HomeGrocer.com sold the two officers an aggregate of 2,050,000 shares of common stock at an exercise price of $0.45 per share for aggregate consideration of $922,500 in the form of cash and promissory notes from the officers.

     16. On September 15, 1999, HomeGrocer.com granted and issued a warrant, with an expiration date of September 15, 2006 or three years from the effective date of this offering to purchase 275,862 shares of its Series D preferred stock to Comdisco, Inc., with an exercise price $5.80 per share.

     17. On October 19, 1999, HomeGrocer.com issued 100,000 shares of its common stock at an exercise price of $0.375 per share to Spanish Caravan Investments, LLC, pursuant to a common stock warrant dated February 11, 1998, for an aggregate cash consideration of $37,500.

     18. On October 21, 1999, HomeGrocer.com issued 50,000 shares of its common stock at an exercise price of $0.375 per share to Arthur W. Harrigan, Jr., pursuant to a common stock warrant dated February 11, 1990, for an aggregate cash consideration of $18,750.

     19. On September 30, 1999, October 13, 1999, October 29, 1999, November 12, 1999 and November 18, 1999, HomeGrocer.com issued 18,407,546 shares of its Series D preferred stock to investors, including but not limited to Amazon.com, Inc., an entity affiliated with the Hummer Winblad Group, entities affiliated with the Kleiner Perkins Group, entities associated with the Barksdale Group, entities associated with Hambrecht & Quist Group, Liberty HG, Inc., Madrona Investment Group, entities affiliated with Van Wagoner Group, Martha Stewart, Comdisco, Inc., and entities affiliated with the Lazarus Group for an aggregate cash consideration of approximately $106,764,000. Of the 18,407,546 shares of its Series D preferred stock, HomeGrocer.com also issued 17,200 shares to Director Charles Barbo. Additionally, chief executive officer Mary Alice Taylor was issued 17,240 shares.

     20. In December 1999 and January 2000, HomeGrocer.com issued an aggregate of 1,050,000 shares of its common stock at an exercise price of $0.375 per share upon the exercise of common stock warrants dated February 11, 1998 and April 26, 1999, for an aggregate cash consideration of $393,750, to: Madrona Investment Group, Michael B. Donald, Heffring Investment Group, Richard & Bonnie Robbins, Spanish Caravan Investments, Dennis M. Weibling, Arthur W. Harrigan, Jr., Terran Ventures, Inc., John Maynard and entities affiliated with the Kleiner Perkins Group.

   The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D as transactions by an issuer not involving any public offering. In addition, issuances described in Items 1 and 2 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with HomeGrocer.com, to information about HomeGrocer.com.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Number                                Description
 ------                                -----------

  1.1*   Form of Underwriting Agreement.

  3.1**  Restated Certificate of Incorporation of HomeGrocer.com.

  3.2    Amended and Restated Articles of Incorporation of HomeGrocer.com.

  3.3    Second Amended and Restated Articles of Incorporation of
         HomeGrocer.com (proposed).

  3.4**  Bylaws of HomeGrocer.com (Delaware).

  3.5    Bylaws of HomeGrocer.com (Washington).

  4.1    Specimen Stock Certificate.

  4.2**  Third Amended and Restated Investors Rights Agreement dated September
         30, 1999, as amended.

  4.3**  Warrant Agreement to purchase Series C Preferred Stock dated November
         9, 1998 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.4**  Warrant Agreement to purchase Series D Preferred Stock dated September
         15, 1999 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.5** Form of Common Stock Purchase Warrant issued by HomeGrocer.com to certain lenders.

  4.6** Form of Common Stock Warrant Certificate issued by HomeGrocer.com in connection with its preferred stock financings.

  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1**+ Advertising Agreement dated November 18, 1999 between HomeGrocer.com and Amazon.com, LLC.

 10.2**  Lease Agreement dated August 16, 1999 between HomeGrocer.com and
         Valley Freightliner, Inc.

 10.3**  Revolving Line of Credit Commitment Letter dated June 11, 1999 by
         Mercedes-Benz Credit Corporation in favor of HomeGrocer.com, Inc.

 10.4** Master Lease Agreement dated November 9, 1998 between HomeGrocer.com and Comdisco, Inc.

 10.5** Addendum to Master Lease Agreement dated as of November 9, 1999 between HomeGrocer.com and Comdisco, Inc.

 Number                                Description
 ------                                -----------

 10.6** Subordinated Loan and Security Agreement dated September 15, 1999 between HomeGrocer.com and Comdisco, Inc.
 10.7**  Form of Promissory Note dated September 9, 1999 issued by Mary Alice
         Taylor in favor of HomeGrocer.com.

 10.8**  Form of Promissory Note dated September 9, 1999 issued by J. Terrence
         Drayton in favor of HomeGrocer.com.

 10.9 Employment Agreement dated September 2, 1999 between HomeGrocer.com and Mary Alice Taylor.

 10.10   Employment Agreement dated June 1, 1999 between HomeGrocer.com and J.
         Terrence Drayton.

 10.11   Employment Agreement dated November 3, 1999 between HomeGrocer.com and
         Daniel R. Lee.

 10.12   Employment Agreement dated August 31, 1999 between HomeGrocer.com and
         David A. Pace.

 10.13** Facility Lease dated May 19, 1999 between HomeGrocer.com, as sublessee, and The Plaza at Yarrow Bay, LLC.

 10.14** Facility Sublease dated July 22, 1999 between HomeGrocer.com, as sublessor, and AT&T Wireless Services of Washington, Inc.

 10.15** Facility Sublease dated April 8, 1999 between HomeGrocer.com, as sublessee, and Delta Engineering and Manufacturing.

 10.16** Facility Lease dated July 23, 1999 between HomeGrocer.com, as lessee, and Exposition Property Associates (interest transferred from The
         Ezralow Company, LLC).

 10.17** Facility Lease dated November 4, 1996 between HomeGrocer.com, as successor in interest to the lessee, and Benaroya Capital Company, LLC.

 10.18** Facility Sublease dated June 24, 1999 between HomeGrocer.com, as sublessor, and A&M Warehouses, Incorporated.

 10.19** Facility Lease dated July 8, 1999 between HomeGrocer.com, as lessee, and Lincoln-RECP Fullerton OPCO, LLC.

 10.20** Facility Lease dated August 10, 1999 between HomeGrocer.com, as lessee, and Realty Associates Iowa Corporation.

 10.21** Facility Lease dated May 24, 1999 between HomeGrocer.com, as sublessee, and The Concourse Joint Venture.

 10.22** Amendment No. 1 dated June 21, 1999 to the Facility Lease dated May
         24, 1999 between HomeGrocer.com, as sublessee, and The Concourse Joint
         Venture.

 10.23** Facility Sublease dated November 15, 1999 between HomeGrocer.com, as sublessee, and Thyssen Dover Elevator.

 10.24** Facility Lease dated November 15, 1999 between HomeGrocer.com, as lessee, and Watson Partners, L.P.

 10.25** Commercial Lease Agreement dated December 17, 1999 between
         HomeGrocer.com as Lessee, and CB Luna Industrial No. 3, Ltd.

 10.26** Form of Indemnification Agreement between HomeGrocer.com and each of its Officers and Directors.

 10.27   1997 Stock Incentive Compensation Plan dated April 1997.

 10.28   1999 Stock Incentive Plan dated December 1999.

 10.29   1999 Employee Stock Purchase Plan dated December 1999.

 10.30   1999 Directors' Stock Option Plan dated December 1999.

 Number                               Description
 ------                               -----------

 10.31  Network Services Agreement dated December 17, 1997 between
        HomeGrocer.com and InterNAP Network Services Corporation.

 10.32  Employment Agreement dated November 22, 1999 between HomeGrocer.com and
        Rex L. Carter.

 10.33  Facility Lease dated January 14, 2000 between HomeGrocer.com and
        Reliance Hamilton Associates, LLC.

 10.34* Facility Lease dated October 1, 1999 between HomeGrocer.com and Waples
        Corporation.

 10.35* Facility Lease dated                 between HomeGrocer.com and The
        Irvine Company.

 10.36* Facility Lease dated January 25, 2000 between HomeGrocer.com and Mercy
        Capital Center Joint Venture.

 21.1** List of Subsidiaries.

 23.1   Consent of Ernst & Young LLP.

 23.2*  Consent of Venture Law Group (included in Exhibit 5.1).

 24.1** Power of Attorney (included in signature page to Registration
        Statement).

 27.1   Financial Data Schedule.

--------
*   To be filed by amendment.
**  Previously filed.

+ Confidential treatment has been requested for portions of the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission under our application for confidential treatment.

   (b) Financial Statement Schedules

   Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, State of Washington on January 31, 2000.

                                          HomeGrocer.com, Inc.

                                                 /s/ Mary Alice Taylor
                                          By: _________________________________
                                                     Mary Alice Taylor
                                              Chairman of the Board and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ Mary Alice Taylor           Chairman of the Board and   January 31, 2000
______________________________________  Chief Executive Officer
          Mary Alice Taylor

                  *                    Chief Financial Officer     January 31, 2000
______________________________________
            Daniel R. Lee

                  *                    President and Director      January 31, 2000
______________________________________
         J. Terrence Drayton

                  *                    Director                    January 31, 2000
______________________________________
            Tom A. Alberg

                  *                    Director                    January 31, 2000
______________________________________
           Charles K. Barbo

                  *                    Director                    January 31, 2000
______________________________________
          James L. Barksdale

                  *                    Director                    January 31, 2000
______________________________________
          Mark P. Gorenberg

                  *                    Director                    January 31, 2000
______________________________________
         Jonathan D. Lazarus

                  *                    Director                    January 31, 2000
______________________________________
          Douglas Mackenzie

                  *                    Director                    January 31, 2000
______________________________________
             David Risher

                  *                    Director                    January 31, 2000
______________________________________
          Philip S. Schlein

      /s/ Mary Alice Taylor                                        January 31, 2000
*By: _________________________________
          Mary Alice Taylor
           Attorney-in-Fact

                             INDEX TO EXHIBITS

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement.

  3.1**  Restated Certificate of Incorporation of HomeGrocer.com.

  3.2    Amended and Restated Articles of Incorporation of HomeGrocer.com.

  3.3    Second Amended and Restated Articles of Incorporation of
         HomeGrocer.com (proposed).

  3.4**  Bylaws of HomeGrocer.com (Delaware).

  3.5    Bylaws of HomeGrocer.com (Washington).

  4.1    Specimen Stock Certificate.

  4.2**  Third Amended and Restated Investors Rights Agreement dated September
         30, 1999, as amended.

  4.3**  Warrant Agreement to purchase Series C Preferred Stock dated November
         9, 1998 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.4**  Warrant Agreement to purchase Series D Preferred Stock dated September
         15, 1999 issued by HomeGrocer.com in favor of Comdisco, Inc.

  4.5** Form of Common Stock Purchase Warrant issued by HomeGrocer.com to certain lenders.

  4.6** Form of Common Stock Warrant Certificate issued by HomeGrocer.com in connection with its preferred stock financings.

  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1**+ Advertising Agreement dated November 18, 1999 between HomeGrocer.com and Amazon.com, LLC.

 10.2**  Lease Agreement dated August 16, 1999 between HomeGrocer.com and
         Valley Freightliner, Inc.

 10.3**  Revolving Line of Credit Commitment Letter dated June 11, 1999 by
         Mercedes-Benz Credit Corporation in favor of HomeGrocer.com, Inc.

 10.4** Master Lease Agreement dated November 9, 1998 between HomeGrocer.com and Comdisco, Inc.

 10.5** Addendum to Master Lease Agreement dated as of November 9, 1999 between HomeGrocer.com and Comdisco, Inc.

 10.6** Subordinated Loan and Security Agreement dated September 15, 1999 between HomeGrocer.com and Comdisco, Inc.
 10.7**  Form of Promissory Note dated September 9, 1999 issued by Mary Alice
         Taylor in favor of HomeGrocer.com.

 10.8**  Form of Promissory Note dated September 9, 1999 issued by J. Terrence
         Drayton in favor of HomeGrocer.com.

 10.9 Employment Agreement dated September 2, 1999 between HomeGrocer.com and Mary Alice Taylor.

 10.10   Employment Agreement dated June 1, 1999 between HomeGrocer.com and J.
         Terrence Drayton.

 10.11   Employment Agreement dated November 3, 1999 between HomeGrocer.com and
         Daniel R. Lee.

 10.12   Employment Agreement dated August 31, 1999 between HomeGrocer.com and
         David A. Pace.

 10.13** Facility Lease dated May 19, 1999 between HomeGrocer.com, as sublessee, and The Plaza at Yarrow Bay, LLC.

 10.14** Facility Sublease dated July 22, 1999 between HomeGrocer.com, as sublessor, and AT&T Wireless Services of Washington, Inc.


 Number                                Description
 ------                                -----------
 10.15** Facility Sublease dated April 8, 1999 between HomeGrocer.com, as sublessee, and Delta Engineering and Manufacturing.

 10.16** Facility Lease dated July 23, 1999 between HomeGrocer.com, as lessee, and Exposition Property Associates (interest transferred from The
         Ezralow Company, LLC).

 10.17** Facility Lease dated November 4, 1996 between HomeGrocer.com, as successor in interest to the lessee, and Benaroya Capital Company, LLC.

 10.18** Facility Sublease dated June 24, 1999 between HomeGrocer.com, as sublessor, and A&M Warehouses, Incorporated.

 10.19** Facility Lease dated July 8, 1999 between HomeGrocer.com, as lessee, and Lincoln-RECP Fullerton OPCO, LLC.

 10.20** Facility Lease dated August 10, 1999 between HomeGrocer.com, as lessee, and Realty Associates Iowa Corporation.

 10.21** Facility Lease dated May 24, 1999 between HomeGrocer.com, as sublessee, and The Concourse Joint Venture.

 10.22** Amendment No. 1 dated June 21, 1999 to the Facility Lease dated May
         24, 1999 between HomeGrocer.com, as sublessee, and The Concourse Joint
         Venture.

 10.23** Facility Sublease dated November 15, 1999 between HomeGrocer.com, as sublessee, and Thyssen Dover Elevator.

 10.24** Facility Lease dated November 15, 1999 between HomeGrocer.com, as lessee, and Watson Partners, L.P.

 10.25** Commercial Lease Agreement dated December 17, 1999 between
         HomeGrocer.com as Lessee, and CB Luna Industrial No. 3, Ltd.

 10.26** Form of Indemnification Agreement between HomeGrocer.com and each of its Officers and Directors.

 10.27   1997 Stock Incentive Compensation Plan dated April 1997.

 10.28   1999 Stock Incentive Plan dated December 1999.

 10.29   1999 Employee Stock Purchase Plan dated December 1999.

 10.30   1999 Directors' Stock Option Plan dated December 1999.

 10.31   Network Services Agreement dated December 17, 1997 between
         HomGrocer.com and InterNAP Network Services Corporation.

 10.32 Employment Agreement dated November 22, 1999 between HomeGrocer.com and Rex L. Carter.

 10.33   Facility Lease dated January 14, 2000 between HomeGrocer.com and
         Reliance Hamilton Associates, LLC.

 10.34*  Facility Lease dated October 1, 1999 between HomeGrocer.com and Waples
         Corporation.

 10.35*  Facility Lease dated                 between HomeGrocer.com and The
         Irvine Company.

 10.36*  Facility Lease dated January 25, 2000 between HomeGrocer.com and Mercy
         Capital Center Joint Venture.

 21.1**  List of Subsidiaries.

 23.1    Consent of Ernst & Young LLP.

 23.2*   Consent of Venture Law Group (included in Exhibit 5.1).

 24.1**  Power of Attorney (included in signature page to Registration
         Statement).

 27.1    Financial Data Schedule.

--------
*   To be filed by amendment.
**  Previously filed.
+ Confidential treatment has been requested for portions of the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission under our application for confidential treatment.